UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12

STERLING BANKS, INC.

(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐      No fee required.

☒      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $2.00 per share, of Sterling Banks, Inc. (“Sterling Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

5,843,362 Shares of Sterling Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on 5,843,362 shares of Sterling Common Stock multiplied by $2.52 per share.  In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined at the rate of $71.30 per $1,000,000.

(4)	Proposed maximum aggregate value of transaction:

$14,700,000

(5)	Total fee paid:

$1,050

☐      Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Sterling Banks, Inc.
3100 Route 38
Mount Laurel, New Jersey 08054

April [          ], 2010

Fellow Sterling Stockholders:

The board of directors of Sterling Banks, Inc. (“Sterling”) has approved a merger providing for the acquisition of Sterling by Roma Financial Corporation (“Roma”).  If the merger is completed, you will receive $2.52 in cash, without interest and less any required withholding taxes, for each share of Sterling common stock that you own.

You will be asked at a special meeting of our stockholders to vote to adopt the merger agreement.  The time, date and place of the special meeting to consider and vote upon the adoption of the merger agreement are as follows:

9:30 a.m., Eastern Time, May [      ], 2010

_________________
_________________
Mount Laurel, New Jersey

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of stockholders.  We encourage you to read the entire proxy statement carefully.  You may also obtain more information about Sterling from documents we have filed with the Securities and Exchange Commission.

The board of directors of Sterling has approved the merger agreement and determined that the merger is in the best interests of Sterling and our stockholders.  The board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is important.  Accordingly, whether or not you plan to attend the special meeting of stockholders, we request that you promptly complete, sign and date the enclosed proxy card or voting instruction card and return it in the envelope provided, or that you vote your shares by telephone or the Internet using the instructions on the enclosed proxy or voting instruction card (if those options are available to you).

Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,	Very truly yours,

A. Theodore Eckenhoff	Robert H. King
Chairman of the Board	President and Chief Executive Officer

This proxy statement is dated April [   ], 2010 and is first being mailed to stockholders on or about April  [     ], 2010.

Sterling Banks, Inc.
3100 Route 38
Mount Laurel, New Jersey  08054

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MAY [             ], 2010

DATE AND TIME	May [ ], 2010 at 9:30 a.m., Eastern Time

PLACE	[ ], Mount Laurel, New Jersey

ITEMS OF BUSINESS
(1)   To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 17, 2010, among Sterling Banks, Inc., Sterling Bank, Roma Financial Corporation, and Roma Bank, as it may be amended from time to time, pursuant to which, upon the merger becoming effective, each outstanding share of common stock, par value $2.00 per share, of Sterling (other than shares to be cancelled in accordance with the merger agreement) will be converted into the right to receive $2.52 in cash; and

(2)   To approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies for adoption of the merger agreement.

RECORD DATE	Stockholders of record at the close of business on April [ ], 2010 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting.

APPRAISAL RIGHTS	Stockholders of Sterling do not have the right to seek appraisal of the fair value of their shares.

PROXY VOTING
It is important that your shares be represented and voted at the special meeting.  You can vote your shares by completing and returning the enclosed proxy card or voting instruction card.  Most stockholders can also vote their shares by telephone or over the Internet.  If Internet or telephone voting is available to you, voting instructions are printed on the proxy card or voting instruction card sent to you.  You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

R. Scott Horner
Corporate Secretary
April [        ], 2010

STERLING BANKS, INC.
PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS

We are providing this proxy statement and accompanying proxy card or voting instruction card to you in connection with the solicitation by the board of directors of Sterling Banks, Inc. of proxies to be voted at a special meeting of stockholders and at any postponement or adjournment of the special meeting.  In this proxy statement, “Sterling,” “we,” “us,” and “our” refer to Sterling Banks, Inc.

TABLE OF CONTENTS

(i)

(ii)

Annex    A   Agreement and Plan of Merger

Annex    B   Opinion of Griffin Financial Group, LLC

(iii)

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:	What do I need to do now?

A:	After carefully reading this proxy statement, including its annexes, we urge you to respond by voting your shares through one of the following means:

•	by mail, by completing, signing, dating and mailing each proxy card or voting instruction card and returning it in the envelope provided;

•
via telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, meaning that you hold your stock in your name) or voting instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee, and your bank, broker or nominee makes telephone voting available); or

•
via the Internet, at the address provided on each proxy card (if you are a registered stockholder) or voting instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available).

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should instruct your broker how to vote your shares using the instructions provided by your broker.

Q:	What if I don’t vote?

A:
If you fail to vote, it will have no effect except for determining whether a quorum is present at the meeting.  If you submit your proxy but fail to indicate how you want to vote on the merger, your proxy will be counted as a vote in favor of the merger.  If you submit your proxy and indicate that you are abstaining from voting, your proxy will have no effect except for determining whether a quorum is present.

Q:	Can I change my vote?

A:
Yes.  You can change your vote at any time before your proxy is voted at the special meeting.  If you are a registered stockholder, you may revoke your proxy by notifying our Corporate Secretary in writing or by submitting a new proxy by mail, telephone or the Internet, in each case, dated after the date of the proxy being revoked.  In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person; simply attending the special meeting will not cause your proxy to be revoked).

If you hold your shares in “street name” and you have instructed a broker, bank or nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or nominee to change your vote.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:
If your shares are registered differently and are in more than one account, you will receive more than one card.  Please complete and return all of the proxy cards and voting instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What will I receive in the merger in exchange for my shares of Sterling common stock?

A:	Upon completion of the merger, you will receive $2.52 in cash for each share of Sterling common stock that you own.

Q:	Should I send in my stock certificates now?

A:
No.  Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent in order to receive the merger consideration.  You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you become entitled as a result of completion of the merger.  Please do not send any stock certificates with your proxy.

Q:	Who can help answer my other questions?

A:
If you have more questions about the merger, need assistance in voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact Investor Relations at (856) 273-5900.  You may also contact our proxy solicitation agent, _____________, toll-free at (800) ____-____.  If your broker holds your shares, you should also call your broker for additional information.

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you.  Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement.  Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger; Consideration to be Received by Sterling Stockholders (Page ___)

Subject to the terms and conditions of the merger agreement, and in accordance with New Jersey law, at the completion of the merger, Roma Financial Acquisition Subsidiary, Inc., which we refer to as “Merger Sub”, will merge with and into Sterling, which will become a wholly owned subsidiary of Roma Financial Corporation.  Roma intends to merge Sterling Bank with and into Roma Bank, with Roma Bank as the survivor, immediately following completion of the merger.

If the merger is completed, you will receive $2.52 in cash, without interest and less any required withholding taxes, for each share of Sterling common stock that you own.  See “The Merger Agreement — Conditions to the Merger”; and “— Termination” for a description of the circumstances under which the merger agreement can be terminated.

Recommendation of Our Board of Directors (Page ____)

After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Sterling and our stockholders and recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Our Financial Advisor (Page ____ and Annex B)

Griffin Financial Group LLC, which we refer to as Griffin, delivered its opinion to the Sterling board of directors that, as of the date of its opinion and based upon and subject to assumptions made, matters considered and qualifications set forth in the opinion, the merger consideration of $2.52 in cash per share to be received by our stockholders pursuant to the merger (as if it closed on that date) was fair, from a financial point of view, to those stockholders.

The opinion of Griffin is addressed to our board of directors, is directed only to the consideration to be paid in the merger (as if it closed on that date) and does not constitute a recommendation as to how any of our stockholders should vote with respect to the merger agreement.  The full text of the written opinion of Griffin, dated March 17, 2010, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with the opinion, is attached as Annex B to this proxy statement.  We recommend that you read the opinion carefully in its entirety.

Treatment of Stock Options (Page ___)

The merger agreement provides that all outstanding stock options issued under our stock option plans, whether or not vested, will be cancelled in connection with the completion of the merger.  Because the exercise price for each of the outstanding stock options is greater than $2.52 per share, no consideration will be paid in connection with the cancellation of such stock options.

Interests of Our Directors and Executive Officers in the Merger (Page ___)

Sterling’s executive officers and directors may have economic interests in the merger that are different from, or in addition to, their interests as Sterling stockholders.  These interests include rights of executive officers under employment and change in control agreements with Sterling and rights of directors and officers to continued indemnification and insurance coverage by Roma after the merger for acts or omissions occurring before the merger.

Robert H. King, President and Chief Executive Officer of Sterling, has an employment agreement dated as of January 25, 2006, and amended December 26, 2007, with Sterling Bank that entitles him to receive approximately $664,000 (paid in 36 monthly installments) in the event that he is terminated without “cause” or if he elects to terminate his employment for any reason after a change in control such as the merger.  One of the conditions to Roma’s proposal to enter into a merger agreement with Sterling was that Mr. King enter into an amendment to his employment agreement.  As an accommodation to Sterling and Roma, Mr. King entered into an addendum to his employment agreement that becomes effective upon the completion of the merger.  The total of the severance payments that Mr. King may receive under the addendum is less than the cash severance amounts he would have received under his current employment agreement if his employment had been terminated by Roma without cause or by Mr. King for good reason after the merger.

Under the addendum to his employment agreement, Mr. King will be employed by Roma and will receive a lump sum payment equal to approximately $221,580 in exchange for his agreement to not compete with Roma for a period of one year following his termination of employment.  In addition, if Mr. King’s employment is terminated by Roma without cause before the second anniversary of the completion of the merger, or if Mr. King voluntarily elects to terminate his employment after the date that is six months after the completion of the merger, but prior to the second anniversary of the completion of the merger, he is entitled to receive a lump sum payment equal to approximately $221,580.  If Mr. King is still employed by Roma as of the second anniversary of the completion of the merger, he will receive a lump sum payment equal to approximately $221,580.

Certain of Sterling’s executive officers are parties to change in control agreements with Sterling.  Under such agreements, these officers are entitled to receive lump sum payments if their employment is terminated without cause after the merger or, with regard to certain officers, if they voluntarily terminate their employment after the merger.

The Sterling board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

Material United States Federal Income Tax Consequences (Page ___)

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you.  For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Sterling common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares.  If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States.  You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Regulatory Approvals (Page ___)

Completion of the transactions contemplated by the merger agreement is subject to receipt of approval from the Office of Thrift Supervision.  Sterling has been advised that Roma has completed the filing of all of the required applications and notices with regulatory authorities.  Although Sterling does not know of any reason why the necessary regulatory approvals will not be obtained in a timely manner, there can be no assurance that these approvals will be obtained in a timely manner or at all.  Roma has the right to terminate the merger agreement and elect not to complete the merger if any regulatory approval imposes, in the good faith judgment of Roma, any material adverse requirement on Roma or any Roma subsidiary.

Procedure for Receiving Merger Consideration (Page ___)

As soon as practicable after the effective time of the merger, an exchange agent will mail a letter of transmittal and instructions to you and the other Sterling stockholders.  The letter of transmittal and instructions will tell you how to surrender your shares in exchange for the merger consideration.  You should not return your stock certificates with the enclosed proxy card or voting instruction card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

No Solicitation of Transactions (Page ____)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified business combination transactions involving Sterling and our subsidiaries.  However, our board of directors may respond to an unsolicited bona fide proposal from a third party for an alternative business combination transaction that our board concludes constitutes a superior proposal (as defined in the merger agreement).  In addition, in certain circumstances, we may terminate the merger agreement and enter into an agreement with respect to a superior proposal after satisfying the requirements of the merger agreement, including paying the termination fee referred to under “Termination Fee” below.

Conditions to Closing (Page ___)

The respective obligations of Sterling and Roma to complete the merger are conditioned upon the satisfaction or waiver of certain conditions, including the following:

•	the approval of the merger and the merger agreement by our stockholders;

•	the receipt of required regulatory approvals and the expiration of all statutory waiting periods;

•	the absence of any law or order prohibiting or making illegal the completion of the merger; and

•
the absence of any pending or threatened litigation challenging the merger, seeking damages in connection with the merger, or seeking to restrain or invalidate the merger, if, in the reasonable judgment of either Roma or Sterling, based on the advice of counsel, such litigation would have a material adverse effect with respect to Roma or Sterling.

Each of Sterling’s and Roma’s obligation to complete the merger is also subject to the satisfaction or waiver of several other conditions, including:

•	material performance by the other party of its covenants under the merger agreement; and

•	the accuracy of the other party’s representations and warranties, except to the extent the failure of those representations and warranties to be accurate would not have a material adverse effect.

Roma’s obligation to complete the merger is also subject to other conditions, including:

•
Sterling shall have obtained the consent or approval of each third party under any agreement to which Sterling is a party unless failure to obtain such consent or approval would not have a material adverse effect on the surviving corporation;

•	Sterling’s Board of Directors shall have taken all action necessary to cancel or terminate all of the outstanding options to purchase capital stock of Sterling;

•
Sterling shall have delivered to Roma the audited financial statements of Sterling for the year ended December 31, 2009, together with an unqualified opinion of Sterling’s independent certified public accountant;

•	the estimated cost to remediate any environmental problems on real estate owned by Sterling does not exceed $500,000; and

•	any approval required to be obtained from any bank regulatory authority does not impose, in the good faith judgment of Roma, any material adverse requirement on Roma or any Roma subsidiary.

Termination of the Merger Agreement (Page ____)

Sterling and Roma may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Sterling have voted to adopt the merger agreement.  The merger agreement may also be terminated at any time prior to the effective time of the merger in other specified circumstances, including:

•	by either Roma or Sterling if:

•	the merger is not completed by December 31, 2010 (other than because of a breach by the party seeking termination);

•	a governmental entity issues a final non-appealable order enjoining or prohibiting the merger;

•	a governmental entity that must grant a regulatory approval that is a condition to the merger denies the approval and the denial becomes final and non-appealable;

•	our stockholders fail to adopt the merger agreement at the special meeting or any postponement or adjournment of the special meeting; or

•
the other party breaches the merger agreement in a manner that would entitle the party seeking to terminate the merger agreement not to complete the merger and the party seeking to terminate is not then in material breach of the merger agreement, subject to the right of the breaching party to cure the breach within 30 days after written notice of the breach is given to the breaching party;

•	by Roma if:

•	our board of directors has failed to recommend the merger to our stockholders or has withdrawn, modified or changed in a manner adverse to Roma its recommendation of the merger;

•	we fail to hold the special meeting of stockholders by August 31, 2010;

•
our nonperforming assets (as defined in the merger agreement) exceed $30,000,000 for the period from January 1, 2010 through the closing date or our tangible common equity capital is less than $9,900,000 on the closing date; or

•	any approval required to be obtained from a bank regulatory authority imposes, in the good faith judgment of Roma, any material adverse requirement on Roma or any Roma subsidiary;

•	by Sterling in order to accept a superior proposal, if we comply with the provisions of the merger agreement relating to such proposal, including by paying the termination fee described below.

Termination Fees (Page ____)

In connection with the termination of the merger agreement in certain circumstances that are not likely to occur absent a competing acquisition proposal for Sterling, we would be required to pay Roma a termination fee of $745,000.

The Special Meeting

Time, Place and Date (Page ____)

The special meeting will be held on May [    ], 2010, starting at 9:30 a.m., Eastern Time, at the _______________________, Mount Laurel, New Jersey.

Matters to be Considered (Page ___)

You will be asked to consider and vote upon proposals for:

•	approval of the merger and the merger agreement; and

•	adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum (Page ___)

You are entitled to vote at the special meeting if you owned shares of Sterling common stock at the close of business on April ____, 2010, the record date for the special meeting.  You will have one vote for each share of Sterling common stock that you owned on the record date.  As of the record date, there were ________ shares of our common stock outstanding and entitled to vote.

Required Vote (Page ___)

For us to complete the merger, at least a majority of the votes cast at the meeting must be voted “FOR” the adoption of the merger agreement.  Directors and executive officers of Sterling owning a total of 363,661 shares have agreed to vote all shares owned by them in favor of the merger and the merger agreement.

The Parties to the Merger (Page ___)

Sterling Banks, Inc.
3100 Route 38
Mount Laurel, New Jersey  08054
(856) 273-5900

Sterling, a New Jersey corporation, is the parent bank holding company for Sterling Bank, which commenced operations in December 1990.  Sterling became the holding company for Sterling Bank in 2007.  As of March 31, 2010, Sterling Bank operated 10 banking offices located in the New Jersey counties of Burlington and Camden.  At December 31, 2009, Sterling had $369.8 million in assets, deposits of $330.7 million and $            million of total stockholders’ equity.

Roma Financial Corporation
2300 Route 33
Robbinsville, New Jersey  08691
(609) 223-8300

Roma, a federal mutual holding company subsidiary, is the holding company for Roma Bank, a federal savings bank.  At December 31, 2009, Roma and its subsidiaries had total consolidated assets of $1.3 billion, deposits of $1.0 billion and stockholders’ equity of $216.2 million.  The primary operating entity of Roma is Roma Bank.  Roma Bank’s primary business consists of attracting deposits from its network of 14 banking offices, and originating one-to-four family residential mortgage loans, multi-family and commercial mortgage loans, construction loans and consumer loans, including home equity loans and lines of credit in the communities served by those offices.  Those offices are located in Burlington, Mercer and Ocean Counties in New Jersey.

Roma Financial Acquisition Subsidiary, Inc.
c/o Roma Financial Corporation
2300 Route 33
Robbinsville, New Jersey  08691
(609) 223 - 8300

Merger Sub is a New Jersey corporation and a wholly-owned subsidiary of Roma.  Merger Sub was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement.  It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Market Price of Sterling Stock (Page ___)

Our common stock is quoted on the NASDAQ Capital Market under the symbol “STBK”.  On March 17, 2010, which was the last trading day prior to published news reports regarding the possible acquisition of Sterling, our common stock closed at $1.53 per share.  On April ___, 2010, which was the last trading day before the date of this proxy statement, our common stock closed at $_______ per share.

Rights of Appraisal (Page ___)

Under New Jersey, law stockholders who receive solely cash in exchange for their shares in connection with a merger have no right to elect to receive the appraised value of their shares as an alternative to the merger consideration.  Accordingly, you will have no appraisal rights in connection with the merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements intended to be covered by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include financial projections and their underlying assumptions, other information concerning possible or assumed future results of operations of Sterling, the expected completion and timing of the merger and other information relating to the merger.  There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger – Opinion of Our Financial Advisor” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions.  You should be aware that forward-looking statements involve known and unknown risks and uncertainties.  These forward-looking statements reflect management’s current expectations and forecasts, and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Sterling.  In addition to other factors and matters discussed in this document or discussed and identified in other public filings we make with the Securities and Exchange Commission, we believe the following risks could cause actual results to differ materially from those discussed in the forward-looking statements:

•	difficulties in obtaining required stockholder and regulatory approvals of the merger;

•	diversion of management time on merger-related issues;

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand, real estate values, nonperforming assets, and regulatory requirements regarding loan loss reserves and regulatory capital levels;

•	changes in accounting principles, policies or guidelines;

•	changes in regulatory positions, expectations, and requirements for banks generally or for Sterling or Roma specifically;

•	legislative or regulatory changes;

•	litigation or other adversarial proceedings relating to the merger;

•	changes in general economic conditions or conditions in securities markets or the banking industry;

•	a materially adverse change in the financial condition of Sterling or Roma;

•	difficulties related to the completion of the merger; and

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting capital, operations, pricing and services.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document to which we refer you.  All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Sterling or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  Except to the extent required by applicable law or regulation, Sterling undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS RELATING TO THE MERGER

In addition to the other information included in this proxy statement or incorporated by reference in this document, you should consider carefully the risk factors described below in deciding how to vote.  You should keep these risk factors in mind when you read forward-looking statements in this proxy statement.

If the merger is not completed, Sterling will continue to be subject to the written agreement that it entered into with the Federal Reserve Bank of Philadelphia and the New Jersey Department of Banking and Insurance.

Sterling entered into a written agreement with the Federal Reserve Bank of Philadelphia and the New Jersey Department of Banking and Insurance relating to the conduct of its business and addressing various matters, including credit underwriting standards, reserve levels for nonperforming loans, regulatory capital levels and earnings, as well as management concerns which resulted from these credit, capital and earnings concerns.  If the merger is not completed, these factors may limit the conduct of Sterling’s business and may result in a reduction of earnings of Sterling.  This in turn may prolong Sterling Bank’s inability to pay dividends to Sterling without regulatory approval, eliminating Sterling’s ability to pay distributions on its trust preferred securities and dividends on its common stock.  Further, the actions that Sterling may be required to take to comply with the written agreement may include obtaining additional capital.   No assurance can be given that Sterling would be successful in raising additional capital, or if the additional capital can be obtained that it would be on terms favorable to Sterling and not detrimental to the interests of Sterling’s stockholders.

The need for regulatory approval may delay the date of completion of the merger or may diminish the benefits of the merger.

Roma is required to obtain approval of the merger from the Office of Thrift Supervision prior to completing the merger.  Satisfying any requirements of the Office of Thrift Supervision may delay the date of completion of the merger.  If Sterling is required to increase its reserve for loan losses, its nonperforming assets increase, or it continues to incur losses as a result of such delay, Roma may have the right to terminate the merger agreement under certain provisions of the merger agreement.  See “The Merger Agreement—Termination.”

In addition, it is possible that, among other things, conditions to the approval of the merger by the Office of Thrift Supervision may diminish the benefits of the merger to Roma.  Roma has the right to terminate the merger agreement in the event that a government agency, as part of its approval, imposes any condition or requirement, excluding standard conditions that are normally imposed by regulatory authorities in bank merger transactions, that would, in the good faith judgment of Roma, impose a material adverse requirement on Roma or any Roma subsidiary.

If the performance of our loan portfolio continues to deteriorate, our nonperforming assets will increase and we will need to increase our reserve for loan losses, which may give Roma the right to terminate the merger agreement and elect not to complete the merger.

If our loan portfolio continues to deteriorate, our nonperforming assets will increase and we will need to increase our reserve for loan losses.  Roma has the right to terminate the merger agreement if our nonperforming assets for the period from January 1, 2010 through the closing date exceeds $30,000,000.  In addition, if we are required to increase our reserve for loan losses, it will increase our losses and decrease our stockholders’ equity and tangible common equity.  If our tangible common equity is less than $9,900,000 at the closing date, Roma has the right to terminate the merger agreement and elect not to complete the merger.  See “The Merger Agreement—Termination.”

The merger may distract management from their other responsibilities.

The merger could cause the management of Sterling to focus its time and energies on matters relating to the merger that would otherwise be directed to the business and operations of Sterling.  Any such distraction on the part of Sterling’s management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Sterling if the merger is not consummated.

If the merger is not completed, Sterling will have incurred substantial expenses without its stockholders realizing the expected benefits.

Sterling has incurred substantial expenses in connection with the transactions described in this proxy statement.  If the merger is not completed, Sterling expects to incur approximately $300,000 in merger-related expenses, exclusive of any termination fee.  These expenses would likely have an adverse impact on the earnings of Sterling.  No assurance can be given that the merger will be completed.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Sterling.

Until completion or termination of the merger, Sterling is prohibited from soliciting, initiating, encouraging, or with some exceptions, considering any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Roma.  In addition, Sterling has agreed to pay a termination fee of $745,000 to Roma under certain specified circumstances.  See “Merger Agreement—Termination Fee”.  These provisions could discourage other companies from trying to acquire Sterling even though those other companies might be willing to offer greater value to Sterling stockholders than Roma has agreed to pay in the merger.  Absent the successful completion of a business combination with another company, the payment of the termination fee would have a material adverse effect on the financial condition of Sterling.

THE SPECIAL MEETING

Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on May ________, 2010, starting at 9:30 a.m., Eastern Time, at the ______________, Mount Laurel, New Jersey or at any postponement or adjournment of the special meeting.  This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about April ____, 2010.

Matters to be Considered

At the special meeting, our stockholders will be asked to consider and vote upon the following proposals:

•	approval of the merger and the merger agreement; and

•	approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum

The holders of record of Sterling common stock as of the close of business on April ____, 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.  On the record date, there were _________ shares of our common stock outstanding and entitled to vote.

The holders of a majority of the outstanding shares of our common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting.  A quorum is necessary to hold the special meeting.  Any shares of common stock held in treasury by Sterling or owned by any of our subsidiaries for their own account are not considered to be outstanding for purposes of determining a quorum.  Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists.  Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting.  However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the Sterling common stock voted at the special meeting, provided that a quorum exists.  The affirmative vote of a majority of the shares of Sterling common stock represented at the special meeting and entitled to vote is required to adjourn or postpone the meeting.  Each outstanding share of Sterling common stock on the record date entitles the holder to one vote at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee.  If you have not received these voting instructions or require further information regarding these voting instructions, contact your broker, bank or other nominee and he or she can give you directions on how to vote your shares.  Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”).  Shares of Sterling common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions.  Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists.

We currently expect that all of our executive officers and all but one of our directors will vote all of their shares of common stock “FOR” the adoption of the merger agreement and “FOR” any postponement or adjournment of the special meeting to solicit additional proxies.  With the exception of Director Sandmeyer, all such individuals have signed a Support Agreement that contractually requires them to vote their shares in such manner.  As of April           , 2010, directors and executive officers of Sterling owning a total of 363,661 shares have agreed to vote all shares owned by them in favor of the merger and the merger agreement.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method.  If no instructions are indicated on your proxy card or by such other method, your shares of Sterling common stock will be voted “FOR” the adoption of the merger agreement and “FOR” any postponement or adjournment of the special meeting to solicit additional proxies.

You may revoke your proxy at any time before the vote is taken at the special meeting.  To revoke your proxy, you must do one of the following:  advise our Corporate Secretary in writing prior to the voting of the proxy; submit, by telephone, the Internet or mail, a proxy dated after the date of the proxy you wish to revoke; or attend the special meeting and vote your shares in person.  Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker, bank or other nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply, and instead you must follow the directions provided by your broker, bank or other nominee to change those instructions.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Sterling Banks, Inc.
3100 Route 38
Mount Laurel, New Jersey  08054
Attention:  R.  Scott Horner
Corporate Secretary

Sterling does not expect that any matter other than the adoption of the merger agreement and adjournment, if necessary, will be brought before the special meeting.  If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Attending the Meeting

If you hold your shares of Sterling common stock in street name and you want to vote those shares in person at the Sterling special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting via the Internet or by Telephone

Stockholders of record and many stockholders who hold their shares through a broker, bank or other nominee will have the option to submit their proxies or voting instructions via the Internet or by telephone.  There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name”.  If your shares are held in “street name,” you should check the voting instruction card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed.

In addition to submitting the enclosed proxy card by mail, Sterling stockholders of record may submit their proxies:

•	via the Internet by visiting a website established for that purpose at www.votestock.com and following the instructions; or

•	by telephone by calling 1-866-626-4508 on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

Sterling will pay the cost of this proxy solicitation.  In addition to soliciting proxies by mail, directors, officers and employees of Sterling may solicit proxies personally and by telephone, facsimile or other electronic means of communication.  These persons will not receive additional or special compensation for such solicitation services.  Sterling will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.  Sterling has retained __________ to assist it in the solicitation of proxies for the special meeting and will pay ___________ a fee of approximately $_____, plus reimbursement of out-of-pocket expenses and other customary costs.

THE PARTIES TO THE MERGER

Sterling Banks, Inc.

Sterling is a New Jersey corporation and the parent bank holding company of Sterling Bank, which is a full-service, community-oriented financial institution headquartered in Mount Laurel, New Jersey.  Sterling Bank’s principal business is gathering deposits from customers within its market area and investing those deposits along with borrowed funds primarily in commercial real estate and business loans, single-family residential loans, consumer loans, mortgage related securities, investment securities and interest-bearing bank balances.

Sterling has sought to set itself apart from its many competitors by tailoring its products and services to meet the diverse needs of its customers, by emphasizing customer service and convenience and by being actively involved in community affairs in the neighborhoods and communities it serves.  As of December 31, 2009, Sterling Bank operated 10 banking offices located in the New Jersey counties of Burlington and Camden.  At December 31, 2009, Sterling had $369.8 million in assets, deposits of $330.7 million and $         million of total stockholders’ equity.

Sterling Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law.  Sterling Bank is subject to examination and regulation by the FDIC, which is Sterling Bank’s primary federal regulator, and the New Jersey Department of Banking and Insurance, which is Sterling Bank’s chartering authority and its primary state regulator.  Sterling Bank also is subject to reserve requirements established by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and is a member of the Federal Home Loan Bank (“FHLB”) of New York, which is one of the 12 regional banks comprising the FHLB system.  Sterling is subject to examination and regulation by the Federal Reserve as a registered bank holding company.

Sterling is incorporated in the state of New Jersey with its principal executive offices at 3100 Route 38, Mount Laurel, New Jersey 08054, and its telephone number is (856) 273-5900.

For more information on Sterling, see “Where You Can Find Additional Information” on page ___.

Roma Financial Corporation

Roma is the subsidiary of Roma Financial Corporation, MHC, a federal mutual holding corporation and the parent savings and loan holding company of Roma Bank, a $1.3 billion financial institution with 14 banking offices located in Burlington, Mercer and Ocean Counties in New Jersey.  At December 31, 2009, Roma and its subsidiaries had total consolidated assets of $1.3 billion, deposits of $1.0 billion and stockholders’ equity of $216.2 million.  Roma’s primary business consists of attracting deposits from its network of community banking offices, and originating one-to-four family residential mortgage loans, multi-family and commercial mortgage loans, construction loans and consumer loans, including home equity loans and lines of credit in the communities served by those offices.

Roma Bank was formed in 1920.  Roma was incorporated in January 2005 for the purpose of acquiring all of the capital stock of Roma Bank.  Roma is a federal MHC subsidiary holding company, 73% of the stock of which is held by Roma Financial Corporation, MHC, a federal mutual holding corporation.  Its principal executive offices are located at 2300 Route 33, Robbinsville, New Jersey 08691, and its telephone number is (609) 223-8300.

Roma Financial Acquisition Subsidiary, Inc.

Merger Sub is a New Jersey corporation and a wholly owned subsidiary of Roma.  Merger Sub’s principal executive offices are located at c/o Roma Financial Corporation, 2300 Route 33, Robbinsville, New Jersey 08691, and its telephone number is (609) 223-8300.  Merger Sub was organized solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement.  It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.  Under the terms of the merger agreement, Merger Sub will merge with and into Sterling.  Sterling will survive the merger as a wholly owned subsidiary of Roma, and Merger Sub will cease to exist at the effective time of the merger.

THE MERGER

Background of the Merger

As a result of continuing deteriorating economic conditions in the geographic markets Sterling serves, increasing nonperforming assets in its spot construction loan portfolio, deteriorating earnings and capital, and regulatory pressure, early in the second quarter of 2009, the management and Board of Directors of Sterling retained Griffin Financial Group LLC to serve as its financial advisor and to assist Sterling in either attracting capital or arranging a merger with an acceptable partner.

By the end of the second quarter of 2009, due to the deteriorating asset quality of Sterling’s spot construction loan portfolio and regulatory pressure to increase reserves, Sterling’s total risk-based capital position had dropped from “well capitalized” to “adequately capitalized.”  As a result of this deterioration, Sterling became subject to even greater regulatory scrutiny, was prohibited from accepting brokered deposits, its insurance premiums with the FDIC increased and Sterling was precluded from paying interest on its trust preferred securities.  Throughout the remainder of 2009, Sterling continued to face a difficult economic environment, markedly increasing nonperforming assets, and increasingly intense regulatory pressure to increase reserves, all of which contributed significantly to its worsening capital position.  Again as a result of continued deterioration in the asset quality of Sterling’s loan portfolio and regulatory pressure, Sterling restated financial information set forth in its call reports filed with its regulators and quarterly reports on Form 10-Q filed with the SEC to reflect increases in its provision and allowance for loan losses and the impairment of certain other assets.

On July 28, 2009, Sterling entered into a written agreement with the Federal Reserve Bank of Philadelphia and the New Jersey Department of Banking and Insurance.  The written agreement covers credit, reserve levels, capital and earnings and management concerns which resulted from these credit, capital and earnings concerns.  Since then, Sterling’s management has had continuing ongoing discussions with the Federal Reserve about these concerns.

During the second and early third quarter of 2009, Griffin contacted a limited number of investor groups, specialty lenders with excess capital and certain large, in and out of market banks who had theretofore expressed an interest in Sterling.  Beginning in the early fourth quarter of 2009, senior management of Sterling instructed Griffin to broaden its process significantly and contact other banks, private-equity investors, specialty lenders and other potential investors or partners with excess capital regarding a possible transaction designed to improve Sterling’s capital position or merge with it.  Griffin identified and contacted 31 banks in Pennsylvania, New Jersey, Delaware and New York, most of whom possessed the size, asset quality, reserve coverage and capital to invest in, or absorb Sterling via merger, notwithstanding its continuing asset quality issues.  Griffin also identified and contacted (i) over 30 private equity funds and distressed debt hedge funds who own or who have expressed interest in owning or investing in a bank, (ii) two specialty lenders with excess capital, and (iii) and at least a half dozen other private potential investors.  Sixteen of these banks and other potential investors expressed initial interest in an investment in or merger with Sterling, entered into non-disclosure agreements and received confidential information from Sterling.  Sterling’s management met with and/or made presentations to five of these sixteen potential investors.  From these sources Sterling received two written indications of interest, both from other banks, both of whom have a substantial presence in New Jersey.  In management’s judgment, with which Griffin concurs, the lack of additional interest in Sterling was due not only to Sterling’s asset quality and capital issues, but also to the stand alone and pro forma asset quality and capital issues faced by potential acquirers compounded by the uncertain state of the national and regional economies and the U.S. capital markets.

During December 2009 and January 2010 these two bidders performed extensive due diligence reviews of Sterling, its management, operations, assets, liabilities and asset quality, with special emphasis on its construction loan portfolio.

After completion of its due diligence reviews, and numerous discussions with management and Griffin, one of the bidders, without explanation, declined to participate further in the process and the remaining bidder – Roma Financial Corporation, transmitted a second indication of interest dated February 16, 2010 to Sterling’s Board refining and confirming its initial interest and proposing additional and different terms.  On February 16, 2010, Griffin provided Sterling’s Board with a process update informing the Board of the withdrawal of one of the bidders.  Griffin also provided the Board with a summary of Roma’s February indication of interest and detailed financial and other information with respect to Roma with emphasis on its strong balance sheet and capital.  At the conclusion of that Board meeting, the Board, by a vote of nine to two, directed management and Griffin to proceed with the negotiation of a definitive agreement and to finalize all details regarding a potential merger with Roma on the terms set forth in Roma’s indication of interest or better and to continue the process by re-approaching certain other potential bidders.  The two directors who voted no did so based on the premise that Sterling could continue as a going concern, “weather the storm” and remain independent despite its asset quality and capital issues and regulatory pressure.

Between February 16, 2010, and March 16, 2010, representatives of Roma and Sterling negotiated final economic and other terms, and together with their respective counsel, negotiated draft merger and related agreements.  Representatives of Sterling also pursued other potential indications of interest.  The draft merger agreement was transmitted via e-mail to the CEO of Sterling on Saturday, March 13, 2010, who subsequently distributed the agreement, in draft form to Sterling’s directors for review, and on March 17, both Sterling’s and Roma’s Board met to review the transaction and the agreements.  At the Sterling Board meeting, representatives of Griffin reported on the status of the process and informed the Board of the lack of additional interest at that time.  Griffin then made a presentation to the board with respect to the Roma proposal which included, among other things, a discussion of the matters described under “Opinion of Our Financial Advisor.”  At the conclusion of Griffin’s presentation, Griffin delivered to Sterling’s Board of Directors its oral opinion, subsequently confirmed in writing, that as of that date and based upon and subject to the factors and assumptions stated in the opinion and outlined for the Board, the $2.52 cash consideration to be received in respect of each share of Sterling’s common stock in the Roma merger was, as of such date, fair to Sterling’s common stockholders from a financial point of view.  Griffin noted the existence of the provisions in the agreement which give Roma the right to reduce the aggregate price, dollar for dollar, and to terminate the transaction if Sterling’s nonperforming assets increase to a certain level or its tangible book value drops to a certain level and that Griffin’s fairness opinion assumes that the final cash price paid from Roma to Sterling stockholders would be the initial price considered without regard to subsequent events or adjustments to that price.  The Board of Directors of Sterling and counsel then reviewed the merger agreement and related documents on a paragraph by paragraph basis.  Following this review, questions and answers and extensive discussions centered on the other factors described under “— Reasons for the Merger; Recommendation of Sterling’s Board.”  All of the members of the Sterling Board present (9 of 11) voted unanimously to approve the merger and the merger agreement.  Neither of the two directors who voted against proceeding with a sale at the prior meeting were present for the vote at the March 17, 2010 meeting.  All of Sterling’s directors except one signed the standard Support Agreement, agreeing to vote all shares owned by such director in favor of the merger.  One director signed a support agreement providing that he will not initiate or participate in a proxy contest or litigation contesting or make any public comments regarding the transaction.

On March 17, 2010, the Roma Board approved the transaction and merger agreement.  The transaction was announced on March 18, 2010.

AFTER CAREFUL CONSIDERATION, STERLING’S BOARD OF DIRECTORS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT WERE ADVISABLE AND IN THE BEST INTERESTS OF STERLING AND ITS STOCKHOLDERS AND ALL DIRECTORS PRESENT AND VOTING AT THE MARCH 17, 2010 MEETING UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.  ACCORDINGLY, STERLING’S BOARD RECOMMENDS THAT STERLING’S STOCKHOLDERS VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AT THE STERLING SPECIAL MEETING SCHEDULED FOR _______ 2010.

Reasons for the Merger

In reaching its decision to approve the merger, Sterling’s board of directors, with advice from its financial and legal advisors, considered a number of factors, including the following:

•
The form of consideration payable by Roma – cash – it believed was preferable to stock in light of the difficulties facing the banking industry and the related uncertainty associated with the present valuation of equity based consideration payable by banks in connection with merger and acquisition transactions.

•
The $14.7 million valuation and $2.52 payable for each share of Sterling and the fact that this price represents a 104% premium to tangible book value per share at 12/31/09 (based on preliminary financial information) and a 40% premium to the one-day closing sale price of Sterling common stock of $1.80 on March 16, 2010, the day prior to the last trading day before the announced signing of the merger agreement, a 90.9% premium to the one-month average closing sale price of Sterling common stock of $1.32 as of February 17, 2010, and a 66% premium to the one-month average closing sale price of Sterling common stock of $1.51 as of March 16, 2010.

•	The limited number of other strategic alternatives available to Sterling, including remaining independent in the face of economic, capital market, asset quality, earnings and regulatory challenges.

•
The execution of a broad Support Agreement by the Board and management by which each such member, except one, agreed to vote in favor of the adoption and approval of the merger agreement and the merger and to recommend and support the merger.

•
The fact that TARP Funding was not available to Sterling and the assessment of Sterling’s management and advisors that Sterling would be highly unlikely to receive any meaningful kind of government assistance or funding now or in the foreseeable future.

•	The likelihood of more severe regulatory action in the absence of a transaction and the negative consequences of such action to Sterling’s stockholders, depositors, employees and other stakeholders.

•
The current and prospective challenging economic and regulatory conditions and risks associated with the banking industry generally, including the volatile valuations of certain classes of financial assets, including construction and development and commercial real estate loans.  The Board also considered the effect these factors could have on Sterling’s viability especially in light of its asset quality issues and depleting capital, if these environmental conditions did not improve.

•	The impact on Sterling’s stockholders, depositors, employees and other stakeholders if Sterling experiences a loss of liquidity or otherwise fails or is forced into an FDIC receivership.

•
Current conditions in the financial markets, Sterling’s current stock price and the improbability of a bank with Sterling’s risk profile and size and scale successfully accessing the capital markets in the immediate future.

•	Sterling’s current stock price was less than the merger consideration of $2.52 per share, and the potential that it may drop much more if Sterling remains independent.

•
Roma’s financial condition, asset quality, earnings and capital.  In reviewing these factors, Sterling’s Board concluded that Roma’s capital and prospects should result in the combined company having superior capital and prospects compared to Sterling’s capital and prospects on a stand-alone basis which would benefit Sterling’s employees, depositors, customers and other stakeholders.

•	The fact that many holders of Sterling’s common stock will realize a loss on their investment but that some would realize a premium.

•	The transaction would likely trigger recognition of taxable losses for some and gains for other holders of Sterling common stock.

•	The fact that because the merger agreement is not subject to approval by Roma’s stockholders the risk that the merger may not be completed is less than it otherwise would be.

•	The fact that because of Roma’s strong regulatory capital the risk that the merger will not be completed is less that it otherwise might be.

•
The likelihood that both Roma and Sterling would receive the necessary regulatory approvals to complete the transactions contemplated in the merger agreement, including the completion of the merger in a timely fashion.

•	The anticipated time of completion of the merger – in the third quarter of 2010.

•	The reputation and business practices of Roma and its management.

•	The proposed treatment by Roma under the merger agreement of Sterling’s employees and management.

•
The presentation, analysis and oral opinion of Griffin, (which subsequently was confirmed in writing) to the effect that the $2.52 per share price payable by Roma was fair, from a financial point of view, to Sterling’s stockholders, subject to the caveats expressed in the opinion and in the meeting.

Sterling’s Board of Directors also recognized the following in connection with its decision to adopt the merger agreement and approve the merger.

•	The fact that the price per share payable by Roma is less than the cost basis of many Sterling stockholders.

•
The fact that the consideration received by Sterling stockholders could be adjusted downward dollar for dollar if Sterling’s tangible common equity drops from $14.2 million at December 31, 2009 to below $13.4 million as of the end of the month preceding the mailing of this proxy statement, pursuant to the terms of the merger agreement, and the fact that Roma has the right to terminate the merger agreement if Sterling’s nonperforming assets exceed $30 million at the closing date or tangible common equity is less than $9.9 million on the closing date.

•	Other circumstances under which Roma might have a right to terminate the merger agreement.

•
The fact that the merger agreement obligates Sterling to pay to Roma a termination fee of $745,000 if Sterling is unable to obtain shareholder approval for the transaction by August 31, 2010 and an alternative transaction is completed within 18 months.

•	That certain provisions of the merger agreement limit Sterling’s ability to solicit or respond to proposals for alternative transactions.

•
That pursuant to the merger agreement, Sterling must generally conduct its business in the ordinary course and Sterling is subject to a variety of other restrictions on its ability to conduct its business prior to the completion of the merger or termination of the merger agreement.

•	The fact that Sterling will cease to exist as an independent, publicly traded company at the closing.

•
The potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Sterling’s business and relations with depositors, loan customers, service providers and other stakeholders, whether or not the merger is consummated.

Sterling’s board concluded that the anticipated benefits of the merger outweigh the preceding considerations.

The considerations set forth above are not intended to be exhaustive, but include material factors considered by the Sterling Board of Directors in approving the merger and the merger agreement.  Although each member of Sterling’s Board individually considered these and other factors, the Board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor.  The Board collectively made its determination with respect to the merger and the merger agreement based on the conclusion reached by its members - - in light of the factors that each of them considered appropriate - - that the merger is in the best interests of Sterling and its stockholders.

During its consideration of the merger and the merger agreement described above, Sterling’s Board of Directors was also aware that some of its directors and executive officers may have interests in the merger which could be different from, or in addition to, those of its stockholders generally, as described under “The Merger—Interests of Sterling Directors and Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, the board of directors determined that the potential benefits of the merger outweigh the potential risks and that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair and in the best interests of Sterling and its stockholders.  The board of directors has approved the merger agreement and the merger and recommends that you vote to adopt the merger agreement at the special meeting.

Recommendation of Our Board of Directors

After careful consideration, our board of directors:

•	has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Sterling and its stockholders;

•	has approved the merger agreement; and

•	recommends that Sterling’s stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Our Financial Advisor

Sterling engaged Griffin to act as its financial advisor in connection with the transaction and to provide its opinion with respect to the fairness, from a financial point of view, to Sterling’s stockholders of the consideration offered to such stockholders in the proposed transaction under the circumstances applicable to Sterling as of the date of the opinion.

On March 17, 2010, Griffin provided its oral opinion to the Sterling board of directors that, based upon and subject to the factors and assumptions stated in that opinion and in its written opinion, from a financial point of view, the consideration offered to Sterling’s stockholders, $2.52 per share in cash, was fair to such stockholders under the facts and circumstances applicable to Sterling as of the date thereof.  Griffin subsequently confirmed the oral opinion by delivery of its written opinion dated March 17, 2010.

The full text of Griffin’s March 17, 2010 opinion is attached as Annex B to this document.  The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Griffin in providing its opinion.  The description of the opinion set forth below is a summary of the material terms of the opinion.  Sterling stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed transaction.

The Griffin opinion was provided for the use and benefit of the Sterling board of directors in connection with its consideration of the proposed transaction.  The opinion is not intended to be and does not constitute a recommendation to any shareholder of Sterling as to how such shareholder should vote with respect to the transaction or any related matter.  Griffin was not requested to opine as to, and its opinion does not in any manner address, Sterling’s underlying business decision to proceed with or effect the proposed transaction.  In addition, Griffin expressed no opinion on, and its opinion did not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors, or employees of Sterling payable by reason of the transaction.

In arriving at its opinion dated March 17, 2009, Griffin (i) reviewed a draft of the merger agreement; (ii) reviewed and discussed with management certain publicly available business and financial information concerning Sterling and the banking, economic and regulatory environments in which it operates; (iii) reviewed and discussed with management preliminary financial information as of December 31, 2009 and for the period then ended; (iv) reviewed and discussed with Sterling management matters relating to Sterling’s liquidity, pre-provision net income, asset quality, reserve levels and capital adequacy; (v) compared the proposed financial terms of the transaction with the publicly available financial terms of certain transactions involving companies in time frames which Griffin deemed relevant; (vi) compared the current financial condition and operating performance of Sterling with publicly available information relating to certain companies Griffin deemed relevant, with emphasis on pre-provision net income, asset quality, reserve levels and capital adequacy; (vii) reviewed and compared the current and historical market prices of Sterling common stock with certain publicly traded securities of other companies Griffin deemed comparable; (viii) considered the status of Sterling’s agreement with the Federal Reserve Bank of Philadelphia and the New Jersey Department of Banking and Insurance and other issues pertaining to regulatory matters and Sterling’s regulatory status; (ix) took into account the breadth and results of the process it conducted to identify an investor in, or a buyer for, Sterling; and (ix) performed such other financial studies and analyses and considered such other information as Griffin considered appropriate for the purposes of its opinion.

In addition, Griffin had discussions with certain members and/or representatives of the management of Sterling and Roma with respect to certain aspects of the transaction, and the past and current business operations of Sterling, the financial condition and future prospects and operations of Sterling, the effects of the transaction on the financial condition of Roma on a pro forma consolidated basis, and certain other matters Griffin believed necessary or appropriate to its inquiry.  Griffin notes that in the course of such discussions, it was advised by management  that Sterling has been negatively affected in a significant manner by, and continues to have considerable exposure to, risks related to its recent operating performance, credit profile and reserve levels, as well as regulatory issues relating thereto, including the impact thereof on Sterling’s capital and the potential impact on Sterling’s liquidity, especially in light of general economic and real estate related trends in the markets in which it operates.  Management informed Griffin that these developments have resulted in, among others, the agreement with the Federal Reserve Bank of Philadelphia and the New Jersey Department of Banking and Insurance referenced above which required Sterling to improve operating performance and increase reserves and liquidity, and precluded Sterling from paying dividends on its common stock or distributing interest and principal on its trust preferred securities.

In arriving at its opinion, Griffin assumed and relied upon the accuracy and completeness of the financial and other information used by Griffin without any independent verification of such information, including specifically preliminary financial data provided to it by Sterling as of December 31, 2009.  Griffin understood from management of Sterling that such management was not aware of any facts or circumstances that would make such information inaccurate or misleading.  Griffin did not review individual credit files of Sterling, and did not conduct any valuation or appraisal of any of Sterling’s assets or liabilities (including any derivative or off-balance sheet liabilities), nor did Griffin evaluate the solvency of Sterling or Sterling Bank under any state or federal laws relating to bankruptcy, insolvency or receiverships or similar matters.  In relying on financial information provided to Griffin by Sterling or derived therefrom, Griffin has assumed that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management.  With Sterling’s consent, Griffin’s review of Roma and its ability to complete the transaction was limited to publicly-available information and a discussion with the representatives of Roma regarding its financial performance, financial condition, asset quality, capital levels, and reserve levels.  Griffin’s opinion necessarily was based upon market, economic, financial and other circumstances and conditions as they existed on, and could be evaluated as of March 17, 2010, and therefore, assumed that Sterling’s nonperforming assets would not increase or its tangible book value would not decrease to a point which would permit Roma to reduce the transaction consideration, terminate the transaction or decline to close the transaction.  Griffin assumed no responsibility for updating or revising its opinion based on events or circumstances occurring after the date of the opinion.

Griffin noted also that it had been advised by management that management believed that continued pre-provision losses and the potential necessity of increasing reserves to cover anticipated asset quality issues over the near term could impair the ability of Sterling to operate in the normal course, and could also lead to further and more severe regulatory actions that could materially adversely impact Sterling’s continued ability to operate.  Further, Sterling management and Griffin concurred that there were no other strategic initiatives to create capital for Sterling which were likely to be successful in the short term which would be of a magnitude sufficient to address the operating, asset quality, capital, liquidity and regulatory challenges which Sterling faces.

Griffin expressed no opinion as to the prices at which shares of Sterling common stock would trade at any time following the announcement of the proposed transaction.

In connection with its oral opinion provided at the meeting of the Sterling board of directors held on March 17, 2010, and subsequently confirmed in writing, Griffin discussed certain financial analyses of the proposed merger with the Sterling board of directors.

The following is a summary of the material valuation, situational, financial and comparative analyses delivered to the Sterling board of directors by Griffin in connection with its opinion.  Certain of the summaries of financial analyses include information presented in tabular format.  In order to fully understand the financial analyses performed by Griffin, the table must be read together with the accompanying text.  The table alone does not constitute a complete description of Griffin’s financial analyses, including the methodology and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Griffin.

Sterling Historical Stock Price Analysis.  Griffin reviewed the current and one-month average trading prices of Sterling common stock, noting that the $2.52 price per share offered by Roma represented a 40% premium over the March 16, 2010 closing price of $1.80 per share, and a 66% premium over the one-month average price per share of $1.51.

Sterling Situational Analysis.  Griffin noted that Sterling faced a difficult economic, credit, and regulatory environment that negatively impacted and severely limited its prospects.  Griffin noted specifically the absence of pre-provision earnings and the low levels of Sterling’s reserves and capital available to cover existing and likely future losses in its loan portfolios in a very difficult economy.  The valuation implicit in the pricing of $2.52 per share compared favorably to comparable company and comparable transaction metrics announced in 2009 and in 2010 through March 17, 2010, particularly in light of perceived comparative asset quality, reserve level and capital metrics.  Griffin noted that a discounted dividend analysis was not meaningful given Sterling’s recent earnings experience and overall financial condition.

Selected Comparable Companies Analysis.  Griffin analyzed the public market statistics of certain comparable companies and examined various trading statistics and information.  In choosing companies comparable to Sterling to analyze, Griffin selected banks and thrifts with operations in and around the Philadelphia area.  The banks and thrifts included: 1st Colonial Bancorp, Inc., Elmer Bancorp, Inc., Hopewell Valley Community Bank, New Millennium Bank, Polonia Bancorp (MHC), SE Financial Corp., N.J.M.  Bank, FSB, Newfield National Bank, GCF Bank, Continental Bank, Grand Bank, National Association, and Haddon Savings Bank.

Griffin selected these companies because their asset size and geographic locations are reasonably similar to those of Sterling.  None of the comparable companies identified above is identical to Sterling.  A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect attributes of such comparable companies.  Mathematical analysis (such as determining the mean and median) is not by itself a meaningful method of using the selected comparable companies’ data.

As part of its analysis, Griffin reviewed publicly available data, including the multiple of market price per share to tangible book value per share.

In addition, based on preliminary financial information, Griffin compared certain balance sheet ratios of Sterling at December 31, 2009, certain profitability ratios of Sterling for the quarter ended December 31, 2009 and certain credit quality ratios of Sterling at and for the quarter ended December 31, 2009, to the mean and median of those ratios for the selected comparable companies.

The following reflects certain of the analyses performed:

			Asset Quality			Capital Adequacy			Performance
			Loans									Cost of
	Total	Total	NPLs/	Reserves/	30-89 PD/	Tier 1	TCE/	Leverage	Net Interest		Efficiency	Int. Bear.
	Assets	Equity	Loans	NPAs + 90	Loans	Ratio	TA	Ratio	Margin	ROAA	Ratio	Liab.
Company Name	($000)	($000)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

SEC Registrants
1st Colonial Bancorp, Inc.	276,645	22,828	1.90	57.53	0.15	10.87	8.25	7.53	3.17	0.20	76.01	3.09
Elmer Bancorp, Inc.	220,973	19,433	0.74	60.23	1.39	11.14	8.79	8.83	4.45	0.73	70.56	1.80
Hopewell Valley Community Bank	314,297	24,771	0.32	254.88	0.63	10.80	7.60	8.00	3.50	0.26	79.94	2.36
New Millennium Bank	249,694	21,890	5.63	27.98	3.04	11.97	8.77	8.27	4.05	(0.49)	93.81	2.79
Polonia Bancorp (MHC)	220,599	23,505	1.44	41.84	NA	18.33	10.77	NA	2.75	0.03	97.51	2.93
Non-SEC Registrants
SE Financial Corp.	307,519	24,740	1.71	36.12	NA	14.21	8.03	NA	3.01	0.29	72.00	NA
N.J.M. Bank, FSB	570,726	45,696	0.89	NA	0.14	20.76	7.96	7.94	1.63	0.41	73.01	2.42
Newfield National Bank	517,799	41,367	0.64	76.53	0.19	12.16	7.90	7.99	3.82	0.60	70.02	1.19
GCF Bank	348,331	26,782	1.37	NA	0.61	9.27	7.69	7.76	3.27	(0.12)	109.04	1.99
Continental Bank	492,396	41,465	3.31	NA	0.78	12.36	8.38	8.38	3.30	0.19	83.59	2.01
Grand Bank, National Association	346,141	29,770	4.68	24.92	0.09	11.40	8.60	8.62	3.85	0.66	72.53	2.15
Haddon Savings Bank	306,138	28,278	0.49	56.97	0.32	24.76	9.24	9.46	1.95	0.21	82.94	2.23

STBK Peer Mean	347,605	29,210	1.93	70.78	0.73	14.00	8.50	8.28	3.23	0.25	81.75	2.27
STBK Peer Median	310,908	25,777	1.41	56.97	0.47	12.07	8.32	8.14	3.29	0.24	77.98	2.23

Sterling Banks, Inc.	368,952	16,170	6.44	43.09	2.34	7.09	3.89	5.31	3.14	(2.68)	114.02	1.90

Griffin compared certain metrics of certain transactions announced in 2009 and 2010 to the metrics implicit in the Roma offer, including acquisitions in Pennsylvania and New Jersey of First Chester County Corporation, First Keystone Financial, Inc. and Harleysville National Corporation.  Included in the analyses were ratios for the transaction price to tangible book value, the transaction price premium over the most recent one-month trading price and other metrics for these transactions.  The results of these analyses are summarized below:

				Price/	Franchise	1 Mo.	Seller's
	Buyer	Seller	Deal	Tang.	Premium/	Prem./	NPAs+90/	Reserves/	TCE/
	Assets	Assets	Value	Book	Core Dep.	Market	Assets	NPAs+90	TA
Deal	($000)	($000)	($M)	(%)	(%)	(%)	(%)	(%)	(%)

Mean	4,055,485	2,492,751	112.5	101.6	(0.1)	33.5	1.81	80.39	5.24
Median	1,378,936	1,306,681	64.8	99.9	(0.1)	27.7	1.72	85.97	5.50

Sterling/Roma	1,266,499	368,952	14.9	103.8	0.4	66.4	6.24	43.09	3.87

Additionally, Griffin compared certain metrics in publicly reported local and national transactions. The results of these analyses are summarized below:

	2009 -2010 M&A Deals
	Sterlng /Roma	PA & NJ	National
Number of deals	1	7	148
Average deal size ($ millions)	14.9	96.1	20.6
Average premium to market (%)	66.9	43.5	62.9
Average price/tangible book (%)	103.8	96.1	112.5
Median franchise premium/core deposits (%)	0.4	(1.0)	2.0

For these analyses, Griffin used information obtained from SNL Financial and publicly available financial information, with draft Sterling financial data as of December 31, 2009 and stock market data for the one-month ended March 16, 2010.

In preparing its opinion, Griffin assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Griffin, or that was discussed with or reviewed by or for Griffin, or that was publicly available.  Griffin did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of Sterling, and Griffin was not furnished with any such evaluation or appraisal.  Griffin did not evaluate the solvency or fair value of Sterling under any state or federal laws relating to bankruptcy, insolvency or similar matters.  In addition, Griffin did not assume any obligation to conduct, and Griffin did not conduct, any physical inspection of the properties or facilities of Sterling.  With respect to the financial forecast information furnished to or discussed with Griffin by Sterling, Griffin assumed that all such information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of Sterling as to the future financial and operating performance of Sterling.

Griffin’s opinion was based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Griffin as of, the date of its opinion.

The Sterling board of directors selected Griffin as its financial advisor because of its reputation as a nationally recognized investment banking and advisory firm specializing in the banking sector and because Griffin is familiar with Sterling and its business.  As part of its investment banking and financial advisory business, Griffin is continually engaged in the valuation of banks and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Griffin is acting as financial advisor to Sterling in connection with the merger and will receive a fee from Sterling, a significant portion of which is contingent upon the consummation of the merger.  Griffin received $37,500 retainer from Sterling upon the engagement of Griffin and will receive $400,000 upon consummation of the merger.  Sterling also agreed to indemnify Griffin and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement and to reimburse Griffin for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees of its legal counsel.

Stevens & Lee has acted as special counsel to Sterling in connection with the merger agreement and the merger.  Griffin and Stevens & Lee are affiliated.  From time to time during the two years preceding the date Griffin’s engagement by Sterling, Stevens & Lee has provided legal services to Sterling and Sterling Bank.  During such two year period, Stevens & Lee has received $45,122 in legal fees from Sterling and Sterling Bank for such services.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally.  These interests, to the extent material, are described below.  Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Current Sterling Change in Control Agreements.  Several of Sterling’s executive officers are parties to change in control severance agreements with Sterling.

Sterling is a party to change in control severance agreements with Messrs. Herninko, Horner, Braun, and Ricciuti and Mss. Valentino-Congdon, Johnson, and Baum.  These agreements provide for a term of employment following a “change in control” (as defined in the agreements) of 24 months, in the case of Mr. Herninko, Mr. Horner, and Ms. Valentino-Congdon, 16 months, in the case of Mr. Braun and Ms. Johnson, and 6 months, in the case of Mr. Ricciuti and Ms. Baum (each, a “term of employment”).  During such term of employment, the executives will be provided with salary and benefits at least as favorable as those received prior to the change in control.

With respect to Mr. Herninko, Mr. Horner, or Ms. Valentino-Congdon, the agreements provide that if, within 30 days following a “change in control,” Sterling terminates their employment for any reason other than for “cause” (as such terms are defined in the agreements) or they elect to terminate their employment for any reason, they will be entitled to receive a lump sum cash payment equal to two times their salary and the value of Sterling’s annual reimbursement limit for club dues and automobile expenses and continuation of their normal welfare benefits for two years.  In the event that Sterling terminates the employment of Mr. Herninko, Mr. Horner, or Ms. Valentino-Congdon other than for “cause,” “disability,” “retirement,” or death, or these executives terminate their employment for “good reason” (as such terms are defined in the agreements) during the final 23 months of their term of employment, they will be entitled to receive their current salary as of the date of termination payable in equal monthly installments for the duration of the term of employment, as well as a continuation of normal welfare benefits and certain fringe benefits, such as club dues and automobile expenses.

With respect to Mr. Braun and Ms. Johnson, the agreements provide that if, within 30 days following a “change in control,” Sterling terminates their employment for any reason other than for “cause” (as such terms are defined in the agreements) or they elect to terminate their employment for any reason, they will be entitled to receive a lump sum cash payment equal to one and one-third times their salary and continuation of their normal welfare benefits for 16 months.  In the event that Sterling terminates the employment of Mr. Braun and Ms. Johnson other than for “cause,” “disability,” “retirement,” or death or these executives terminate their employment for “good reason” (as such terms are defined in the agreements) during the final 15 months of their term of employment, they will be entitled to receive their current salary as of the date of termination payable in equal monthly installments for the duration of the term of employment, as well as a continuation of normal welfare benefits and certain fringe benefits, such as club dues and automobile expenses.

With respect to Mr. Ricciuti and Ms. Baum, the agreements provide that in the event that Sterling terminates their employment for any reason other than for “cause,” “disability,” “retirement,” or death (as such terms are defined in the agreements) during the term of employment, they will be entitled to receive their current salary as of the date of termination payable in equal monthly installments for the duration of the term of employment, as well as a continuation of normal welfare benefits.

In the event any payment under the change in control severance agreements would trigger a reduction in tax deductions under Section 280G of the Internal Revenue Code (the “Code”_, the amount of such payment shall be reduced to the maximum amount that can be paid without triggering the reduction in tax deductions.

As a condition to the receipt of any post-termination payments under the agreements, the executives are required to execute a release agreement, which, among other things, releases Sterling from any claim arising out of their employment with Sterling, and prohibits them from disparaging Sterling.

On March 17, 2010, each of Messrs.  Herninko, Horner, and Braun, and Mss.  Valentino-Congdon and Johnson entered into an addendum to the change in control severance agreement with Roma and Roma Bank.  The addendum generally provides that if any of the executives delivers a notice of resignation (for good reason or otherwise) to Roma within 60 days of the completion of the merger, such notice will specify a date of termination that is between 60 and 90 days after the completion of the merger.  In all other respects, the agreements remain unchanged.

Sterling Employment Agreement with Robert H.  King.  Robert H.  King, the current Chief Executive Officer and President of Sterling, is currently a party to an employment agreement with Sterling Bank, dated January 25, 2006, as amended December 26, 2007.  One of the conditions to Roma’s proposal to enter into a merger agreement with Sterling was that Mr. King enter into an addendum to his employment agreement.  As an accommodation to Sterling and Roma, Mr. King entered into an addendum to his employment agreement, dated as of March 17, 2010, that becomes effective upon the completion of the merger and will supersede his current employment agreement with Sterling Bank.

The total of the severance payments that Mr. King may receive under the addendum is less than the cash severance amounts he would have received under his current employment agreement if his employment had been terminated by Roma without cause or by Mr. King for good reason after the merger.

The addendum provides for a term of employment commencing upon completion of the merger and continuing for a one-year period thereafter, unless sooner terminated by either party in accordance with the terms of the addendum.  During the term of his employment, Mr. King will serve as a senior officer of Roma Bank.  Under the addendum, upon completion of the merger, Mr. King will receive a lump sum cash payment equal to approximately $221,580 in exchange for his agreement not to compete with Roma for a period of one year following his termination of employment.

The addendum also provides that if Mr. King’s employment is terminated by Roma without cause before the second anniversary of the completion of the merger, or if Mr. King voluntarily elects to terminate his employment after the date that is six months after the completion of the merger, but prior to the second anniversary of the completion of the merger, he is entitled to receive a lump sum payment equal to approximately $221,580.  In addition, if Mr. King is still employed by Roma as of the second anniversary of the completion of the merger, he will receive a lump sum payment equal to approximately $221,580.

In the event any payment to Mr. King under the addendum would trigger a reduction in tax deductions under Section 280G of the Code, the amount of such payment shall be reduced to the maximum amount that can be paid without triggering the reduction in tax deductions.

The addendum also contains provisions restricting Mr. King’s right to solicit any employees or customers of Sterling or Sterling Bank during his period of employment with Sterling and Roma and for the one-year period thereafter.

Stock Options.  The merger agreement provides that all outstanding stock options issued under our stock option plans, including all options granted to our executive officers and directors, will be cancelled in connection with the completion of the merger.  Because the exercise price of each outstanding option exceeds $2.52 per share, no consideration will be paid to the holders of stock options upon their cancellation.

Indemnification and Insurance.  Roma has agreed to indemnify and hold harmless all officers and directors of Sterling and Sterling Bank in their capacities as such against all liabilities to the fullest extent such persons would be entitled to such indemnification under applicable law.

The merger agreement provides that Roma will obtain and fully pay, up to a dollar limit specified in the merger agreement, for “tail” insurance policies with a claims period of three years after completion of the merger.

Material United States Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of our common stock.  We base this summary on the provisions of the Internal Revenue Code, applicable current and proposed U.S.  Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	an individual citizen or resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•
a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S.  Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).  This discussion does not address all aspects of U.S. federal income tax that may be relevant to you as a U.S. holder in light of your particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements).  In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders.  The determination of the actual tax consequences of the merger will depend on your specific situation.  We urge you to consult your own tax advisors to determine the particular tax consequences of the receipt of cash in exchange for our common stock pursuant to the merger on your particular circumstances, including the application and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and changes in those laws.

The U.S. federal income tax consequences of the merger to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our stock will generally depend on the status of the partners and the activities of the partnership.  If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S.  Holders

The receipt of cash in the merger by U.S. holders of our common stock generally will be a taxable transaction for U.S. federal income tax purposes.  In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for the common stock; and

•	the U.S. holder’s adjusted tax basis in the common stock.

If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss.  The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code.  If a U.S. holder acquired different blocks of our common stock at different times and different prices, that holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.  Gain or loss and holding period will be determined separately for each block of stock, i.e., shares acquired at the same cost in a single transaction, exchanged in the merger.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless that U.S. holder is a corporation or other exempt recipient.  Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S.  Holders

The following discussion addresses the rules governing United States federal income taxation of the receipt of cash in the merger by our non-U.S. holders.  These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules.  Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-U.S. holder in light of its particular circumstances and does not address any state, local or foreign tax consequences.  We urge non-U.S. holders to consult their tax advisors to determine the impact of United States federal, state, local and foreign income tax laws on the receipt of cash in the merger, including any reporting requirements.

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Sterling common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates.  An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.  If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding will apply to the cash received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.  Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Source of Funds; Capital

Roma’s obligation to complete the merger is not conditioned upon Roma obtaining financing.  We anticipate that approximately $14.7 million will be required to pay the aggregate merger consideration to our stockholders.  Roma has informed us that it expects to fund the cash requirements for the merger from available cash.  Roma had tangible common equity of approximately $________ at December 31, 2009, which was ___% of its total assets.  This ranks it very high when compared to other bank and thrift institutions of its size both nationally and in its region.  Its tangible common equity should be more than adequate to support the merger and to permit Roma to pay the merger consideration.

Regulatory Approvals

Roma and Sterling have agreed to use reasonable best efforts to obtain the regulatory approvals required to complete the merger.

Office of Thrift Supervision.  The merger is subject to the approval of the Office of the Thrift Supervision under the Home Owners’ Loan Act of 1933, as amended, and the related Office of Thrift Supervision regulations.  A savings and loan holding company is prohibited under the Home Owners’ Loan Act from acquiring, directly or indirectly, another bank holding company or a bank without the prior written approval of the Office of Thrift Supervision.  In evaluating applications by holding companies to acquire banks, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the holding company and institution involved, the convenience and needs of the community and competitive factors.  The Office of Thrift Supervision may not approve any proposed acquisition if it will result in a monopoly or otherwise be anti-competitive.  The Community Reinvestment Act of 1977, as amended, requires that the Office of Thrift Supervision, in deciding whether to approve the merger, assess the record of performance of Roma Bank in meeting the credit needs of the communities it serves, including low and moderate income neighborhoods.  As part of the review process under the Community Reinvestment Act, it is not unusual for the Office of Thrift Supervision to receive protests and other adverse comments from community groups and others.  Roma Bank, Roma’s primary depository institution subsidiary, currently maintains a Community Reinvestment Act rating of “satisfactory” from its primary regulator and Sterling Bank, Sterling’s primary depository institution subsidiary, currently maintains a Community Reinvestment Act rating of “satisfactory” from its primary regulator.

The merger agreement also contemplates that as soon as practicable following the effective time of the merger, Sterling’s wholly-owned banking subsidiary, Sterling Bank, will merge with and into Roma’s wholly-owned depository institution, Roma Bank, which is referred to as the bank merger.  The bank merger is not a condition to the merger.  The bank merger is subject to the approval of the Office of Thrift Supervision under the Bank Merger Act.

The regulations of the Office of Thrift Supervision require publication of notice of, and an opportunity for public comment with respect to, the foregoing applications and authorize the Office of Thrift Supervision to conduct a meeting if the Office of Thrift Supervision finds that written submissions are insufficient to address facts or issues raised in an application, or otherwise determines that a meeting will benefit the Office of Thrift Supervision’s decision-making process in connection with the application.  Any such meeting or comments provided by third parties could prolong the period during which the foregoing applications are subject to review by the Office of Thrift Supervision.

Roma has filed its applications and related notices seeking the requisite Office of Thrift Supervision approvals.  Roma and Sterling cannot be certain that Office of Thrift Supervision approvals will be granted and, if granted, of the date of these approvals or as to what conditions, if any, may be imposed in connection with the grant of these approvals.  Roma has the right to terminate the merger agreement if the Office of Thrift Supervision imposes conditions to its approval that are, in the good faith judgment of Roma, materially adverse to Roma or any Roma subsidiary.

Antitrust Laws.  At any time before the merger and the bank merger are completed, the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission could take action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the merger or the bank merger or seeking divestiture of assets of Roma or Sterling or their respective subsidiaries.  Private parties also may seek to take legal action under the antitrust laws under some circumstances.  Based upon a review of available information relating to the businesses in which the companies are engaged, Roma and Sterling believe that the completion of the merger and the bank merger will not violate U.S. antitrust laws and will not require divestiture of any assets.  However, Roma and Sterling can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that Roma and Sterling will prevail.

Except as noted above and the filing of a certificate of merger in New Jersey at or before the effective date of the merger, we are not aware of any other significant governmental approvals that are required for completion of the merger or the bank merger.  If any other approval or action is required, it is presently contemplated that Roma and Sterling would seek to obtain such approval.  There can be no assurance that any other approvals, if required, will be obtained.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Sterling stockholders.  Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this document.  This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you.  We encourage you to read carefully the merger agreement in its entirety.

The merger agreement contains representations and warranties made by and to the parties to the merger agreement.  The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement.  In addition, certain representations and warranties were made as of a specified date, may be qualified by certain additional disclosure in disclosure schedules, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.  For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information at the time they were made or otherwise.  Roma and Sterling have agreed to update the schedules to the merger agreement through the closing date to reflect any matter arising after the date of the merger agreement to correct any information in the schedules that would otherwise be materially inaccurate.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with New Jersey law, at the completion of the merger, Merger Sub, a New Jersey corporation that is a direct and wholly owned subsidiary of Roma, will merge with and into Sterling.  Sterling will be the surviving company in the merger and will continue to exist after the merger as a wholly owned subsidiary of Roma.  All of Sterling’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and franchises, and all of their debts, liabilities and duties, will become those of the surviving corporation.  As soon as practicable following completion of the merger, Sterling’s wholly owned depository institution, Sterling Bank, will merge with and into Roma’s wholly owned depository institution, Roma Bank, and the separate corporate existence of Sterling Bank will terminate.

The merger agreement provides that the parties may change the structure of the merger.  However, no such change may change the amount or kind of merger consideration to be delivered to Sterling stockholders, adversely affect the anticipated tax consequences to Sterling stockholders in the merger, or materially impede or delay the completion of the merger.

Effective Time and Closing

The merger will be completed and become effective when Sterling and Merger Sub file a certificate of merger with the Secretary of State of the state of New Jersey.  However, the parties to the merger agreement may agree to a later time for completion of the merger and specify that time in the certificate of merger in accordance with New Jersey law.  Each of Sterling and Roma has the right to terminate the merger agreement if the merger is not effective on or before December 31, 2010.

Treatment of Stock and Options

Common Stock

At the effective time of the merger or immediately thereafter, each share of Sterling common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled, will cease to exist, and will be converted into the right to receive $2.52 in cash, other than shares of Sterling common stock owned by Roma, any subsidiary of Roma (including Merger Sub), Sterling or any subsidiary of Sterling immediately prior to the effective time of the merger (other than shares held in a fiduciary capacity or shares held to satisfy previous debts), which shares will be cancelled without conversion or consideration.

After the effective time of the merger, each of our outstanding stock certificates representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest and less any required withholding taxes.  The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Stock Options

At the effective time of the merger, each outstanding option to acquire Sterling common stock, whether or not vested, will be cancelled without consideration because the exercise price per share of common stock subject to each outstanding option exceeds $2.52 per share.

Exchange and Payment Procedures

At or prior to the effective time of the merger, Roma will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of Sterling common stock with an exchange agent reasonably acceptable to Sterling.  As promptly as practical after the effective time, the exchange agent will mail a letter of transmittal and instructions to you and the other Sterling stockholders.  The letter of transmittal and instructions will tell you how to surrender Sterling common stock certificates in exchange for the merger consideration.

You should not return Sterling stock certificates with the enclosed proxy card, and you should not forward Sterling stock certificates to the exchange agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your Sterling stock certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal.  The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer.  In addition, the person who surrenders the certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that those taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates.  Roma or the exchange agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration.  Any sum which is withheld and paid to a taxing authority by the exchange agent will be deemed to have been paid to the person with regard to whom it is withheld.

None of the exchange agent, Sterling or Roma will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of certificates evidencing shares of our common stock for twelve months after the effective time of the merger, will be delivered, upon demand, to Roma.  Holders of certificates who have not surrendered their certificates prior to the delivery of those funds to Roma may only look to Roma for the payment of the merger consideration.  Any portion of the merger consideration that remains unclaimed may escheat to or become property of a governmental authority.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements, including, if required by Roma, the posting of a bond in a customary amount sufficient to protect Roma against any claim that may be made against it with respect to that certificate.

Representations and Warranties

You should be aware that the representations and warranties described below, which were made by Sterling to Roma in the merger agreement, may be subject to important limitations and qualifications agreed to by Roma, may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.  See “Where You Can Find Additional Information” on page ____.

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications.  Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our capitalization, including in particular the number of shares of our common stock and outstanding stock options;

•	our financial statements and bank regulatory filings;

•	our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•
the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	our SEC filings since December 31, 2007, including the financial statements contained in those filings;

•	the absence of undisclosed liabilities;

•	the absence of undisclosed broker’s fees;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since December 31, 2008;

•	legal proceedings and governmental orders;

•	taxes, environmental matters and material contracts;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	compliance with applicable legal requirements;

•	absence of agreements with regulatory agencies restricting the conduct of our business;

•	accuracy of this proxy statement;

•	our real property, both owned and leased;

•	our and our subsidiaries’ insurance policies;

•	the receipt by us of a fairness opinion from Griffin;

•	our intellectual property;

•	our deposits, our loan portfolio and related allowance for loan losses, and our investment portfolio;

•	transactions with affiliates;

•	the inapplicability of anti-takeover statutes to the merger;

•	interest rate risk management instruments;

•	compliance with generally accepted accounting principles and maintenance of internal control of accounting and disclosure matters;

•	compliance with the Community Reinvestment Act; and

•	the absence of trust and other fiduciary powers and operations.

Certain of the representations and warranties made by Sterling are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means with respect to Sterling, a material adverse effect on the financial position,  business or results of operations, financial performance or prospects of Sterling and its subsidiaries taken as a whole, or a material adverse effect on Sterling’s ability to complete the merger.  In determining whether a material adverse effect has occurred, however, there will be excluded any effect on Sterling the cause of which is:

•
changes in laws, rules or regulations of general applicability or published interpretations by courts or governmental authorities or in generally accepted accounting principles, which are applicable to financial institutions or their holding companies generally;

•	any action or omission of Sterling or any of its subsidiaries taken with the prior written consent of Roma;

•	changes in the economy or financial markets in general, including changes in market interest rates generally; and

•	reasonable expenses incurred in connection with the merger.

The merger agreement also contains various representations and warranties made by Roma and its subsidiaries that are subject, in some cases, to specified exceptions and qualifications.  The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents or applicable law as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied for inclusion in this proxy statement; and

•	the availability of funds to complete the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions or unless Roma gives its prior written consent, between March 17, 2010, and the completion of the merger:

•	we and our subsidiaries will conduct business in the ordinary course of business consistent with past practice and prudent banking principles;

•	except as may be required by law, take no action that would adversely affect or delay the ability to obtain approval of the merger from any bank regulatory authority;

•	we will use our best efforts to preserve intact our business organization, employees, good will with customers, and advantageous business relationships and retain our officers and key employees; and

•	take no action that results in or would reasonably be expected to result in a material adverse effect on Sterling.

We have also agreed that during the same time period, and again subject to certain exceptions or unless Roma gives its prior written consent, we and our subsidiaries will not:

•	adjust, split, combine or reclassify any of our capital stock or grant any right to acquire shares of our capital stock;

•	repurchase, redeem or otherwise acquire any of our capital stock;

•	make, declare or pay any dividends or other distributions on any shares of our capital stock;

•	issue shares of our capital stock except for shares of Sterling common stock issued pursuant to the exercise of Sterling stock options in existence as of the date of the merger agreement;

•	enter into any new material line of business;

•	with certain exceptions, sell, transfer, mortgage, encumber or otherwise dispose of any material assets or properties;

•	with one exception, sell or transfer any real property;

•
subject to specified exceptions, pay any bonus or increase compensation or fringe benefits; establish, amend, adopt, or enter into any employee, consulting or other agreement or any benefit or compensation plan or agreement or benefit plan; or grant any severance or termination pay;

•	make capital expenditures in excess of $5,000 in the aggregate, except as necessary to maintain existing assets in good repair;

•	subject to specified exceptions, enter into or extend any agreement requiring payments by Sterling in excess of $5,000;

•	originate, purchase, extend or grant any loan with a principal amount in excess or $400,000 or any construction loan, automobile loan or any manufactured housing loan in any amount;

•	file any application or enter into any contract with respect to any Sterling Bank branch or any interest in real property, except in connection with foreclosure proceedings;

•	form any new subsidiary;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

•
incur any indebtedness, or guarantee or endorse or otherwise become responsible for the obligations of another person, except for borrowings incurred in the ordinary course of business with maturities of six months or less;

•	amend our certificate of incorporation or bylaws;

•
change our policies with regard to the extension of credit, the establishment of reserves for loan losses or the charge off of loans, investments, asset/liability management, or other material banking policies;

•	subject to specified exceptions, purchase or sell any investment securities;

•
commence any cause or action or proceeding other than in accordance with past practice or settle any claim, demand, or governmental or other examination or investigation other proceeding against Sterling or any subsidiary for material money damages or restrictions upon our operations;

•	waive, or release any material right, or materially modify or amend any contract other than in the ordinary course of business and consistent with past practices;

•	enter into derivative contracts or similar agreement;

•
foreclose on or accept a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of hazardous material or an underground storage tank;

•
take any action which would reasonably be expected to result in the conditions to the merger not being satisfied or in a required regulatory approval not being obtained (or being materially delayed); or

•	agree to, or make any commitment to, take any of the foregoing actions.

Stockholders’ Meeting and Duty to Recommend

We have agreed to call a meeting of our stockholders as promptly as reasonably practicable for the purpose of obtaining stockholder adoption of the merger agreement and to take all lawful action to solicit the adoption of the merger agreement by our stockholders.  Our board of directors has agreed to recommend the adoption of the merger agreement by our stockholders.

No Solicitation of Transactions

We have agreed that we and our subsidiaries will not and will not authorize our respective directors, officers, employees and representatives to, directly or indirectly:

•	initiate, solicit, encourage or take any action designed to or that could be reasonably expected to facilitate any inquiries or the making of any acquisition proposal;

•
engage in any negotiations or discussions concerning, or provide confidential information or data to, any person relating to an acquisition proposal or otherwise cooperate with an acquisition proposal;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

•
approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent or other agreement related to any acquisition proposal or publicly propose or agree to do any of the foregoing.

An “acquisition proposal” is any proposal or offer to effect a merger, reorganization, share exchange, business combination or similar transaction or any purchase or sale of substantially all of the assets of Sterling and its subsidiaries, or that, if completed, would result in any person or the person’s stockholders beneficially owning 15% or more of the total voting power of Sterling, or a tender or exchange offer to acquire securities representing 15% or more of the total voting power of Sterling.

In spite of the foregoing, prior to adoption of the merger agreement by our stockholders, we or our board of directors are permitted, in response to an unsolicited acquisition proposal, to provide confidential information and data or to engage in discussions or negotiations with a third party in connection with the unsolicited bona fide acquisition proposal, and approve or recommend any acquisition proposal, if our board of directors determines in its good faith judgment, after consultation with its legal counsel and financial advisor, that the applicable acquisition proposal constitutes a “superior proposal.”

For purposes of the merger agreement, “superior proposal” means any bona fide written acquisition proposal which our board of directors concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any termination fees, expense reimbursement provisions, the conditions to completion and likelihood of completion), is more favorable to the stockholders of Sterling, from a financial point of view, than the merger and is reasonably capable of being completed.

Furthermore, if, at any time prior to the adoption of the merger agreement by our stockholders, our board of directors determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, that an acquisition proposal that did not result from a material breach of the provisions described in the previous paragraphs is a superior proposal, we may terminate the merger agreement, but only if:

•	we give Roma at least 72 hours prior written notice of our intention to accept the superior proposal and the material terms and conditions of the superior proposal;

•	during this 72-hour period, we negotiate with Roma to determine if improvements can be made to the merger agreement such that the competing acquisition proposal is no longer a superior proposal; and

•	in case we terminate the merger agreement, we concurrently pay to Roma the $745,000 termination fee referred to under “- Termination” and “- Termination Fee” below.

We have also agreed:

•	to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed;

•	to notify Roma promptly of our receipt of an acquisition proposal, including the material terms of the acquisition proposal; and

•	to keep Roma reasonably apprised of any material developments related to any acquisition proposal and of the status and material terms and conditions of the proposal.

Employee Benefits

Roma has agreed that, with respect to the employees of Sterling and its subsidiaries at the effective time of the merger, it will, among other things:

•
give those employees full credit for purposes of eligibility and benefit entitlements (but not benefits accrued under defined benefit plans) under any employee benefit plans or arrangements maintained by Roma, for such employee’s service with Sterling or any subsidiary of Sterling to the same extent recognized by Sterling and its subsidiaries, except that no service will be recognized to the extent such recognition would result in the duplication of benefits;

•
merge the Sterling 401(k) plan into the Roma 401(k) plan as soon as administratively feasible after the merger and grant Sterling employees with credit for all prior service with Sterling for purposes of eligibility to participate and receive employer contributions under the Roma 401(k) plan and to enter any Roma 401(k) plan in accordance with its terms as soon as administratively feasible after the merger;

•
continue Sterling’s health and welfare benefits plans, insurance and other policies until such time as Roma elects to take alternative action, and if Roma elects to terminate any of such plans, Sterling employees will become eligible to participate in the medical, dental, health or disability plan maintained by Roma or Roma Bank;

•
waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to those employees (to the extent the employee has satisfied any similar limitation or requirement under the Sterling plans) under any employee benefit plan maintained by Roma that is a welfare benefit plan that those employees may be eligible to participate in after the effective time;

•
provide those employees, except those officers with employment or change in control agreements, whose employment is terminated (excluding termination for cause as determined by the employer) within six months after the merger with two weeks of severance pay for each year of service (subject to a maximum of 26 weeks of severance pay) with Sterling; and

•
permit Sterling employees to participate in the Roma Employee Stock Ownership Plan, provided that Sterling employees shall not receive credit for prior service with Sterling for purposes of eligibility to participate and vesting service, and Sterling employees shall be eligible to participate in Roma’s defined benefit pension plan, provided that Sterling employees shall not receive credit for prior service with Sterling for purposes of eligibility to participate and vesting service, or for purposes of benefit accrual purposes.

Additional Agreements

Bank Merger

It is expected that promptly following the effective time Sterling Bank will be merged with and into Roma Bank.

Roma Board

Following completion of the merger, Roma and Roma Bank will each appoint one member of Sterling’s board of directors to the board of directors of Roma.  Roma may select such Sterling director in its sole discretion.

Agreement to Use Reasonable Best Efforts

Sterling and Roma have agreed to use their reasonable best efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all actions necessary, proper or advisable to comply with all legal requirements with respect to the merger, to complete the merger and the other transactions contemplated by the merger agreement and to obtain any governmental and third-party approvals required in connection with the merger.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Stockholder Approval. The adoption of the merger agreement by our stockholders.

•
No Law or Orders.  No order, injunction or decree having been issued by any governmental entity or other legal restraint preventing completion of the merger and no statute, rule, regulation, order, injunction or decree having been entered by any governmental entity which prohibits or makes illegal the completion of the merger.

•
Litigation.  No litigation is pending or threatened that challenges the merger, seeks damages in connection with the merger, or seeks to restrain or invalidate the merger that, in the reasonable judgment of either Roma or Sterling, based on the advice of counsel, would have a material adverse effect with respect to Roma or Sterling.

•
Regulatory Approvals.  All regulatory approvals required for the completion of the merger having been obtained and remaining in full force and effect and statutory waiting periods having expired.  See “The Merger — Regulatory Approvals” above.

The obligations of Roma and Merger Sub, on the one hand, and us, on the other hand, to complete the merger are subject to the satisfaction or waiver of additional conditions, including the following:

•	Representations and Warranties. The accuracy of the other party’s representations and warranties, in each case, subject to the materiality standard contained in the merger agreement.

•	Compliance with Covenants. The performance, in all material respects, by the other party of its covenants and agreements in the merger agreement.

The obligation of Roma to complete the merger is subject to the satisfaction or waiver of additional conditions, including the following:

•
Consents of Third Parties.  Sterling shall have obtained the consent or approval of each third party under any agreement to which Sterling is a party unless failure to obtain such consent or approval would not have a material adverse effect on the surviving corporation;

•	Cancellation of Stock Options. Sterling’s Board of Directors shall have taken all action necessary to cancel or terminate all of the outstanding options to purchase capital stock of Sterling;

•
Delivery of Audited Financial Statements.  Sterling shall have delivered to Roma the audited financial statements of Sterling for the year ended December 31, 2009, together with an unqualified opinion of Sterling’s independent certified public accountant;

•	Environmental Remediation Expense. The estimated cost to remediate any environmental problems on real estate owned by Sterling does not exceed $500,000;

•
No Conditions to Regulatory Approval.  Any approval obtained from any bank regulatory authority that is necessary to complete the merger does not impose, in the good faith judgment of Roma, any material adverse requirement on Roma or any Roma subsidiary;

•
Minimum Equity.  Sterling’s tangible common equity capital as of the closing date, taking into account all transaction costs and accounting adjustments (excluding adjustments pursuant to Statement of Financial Accounting Standards No. 141R) that will be recorded by Sterling as of the Closing Date, shall be not less than $9,900,000; and

•	Nonperforming Assets. Sterling’s nonperforming assets, as defined in the merger agreement, shall not exceed $30,000,000 for the period from January 1, 2010 through the closing date.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either Roma or Sterling, if:

•
the merger is not completed by December 31, 2010, however, neither Roma nor Sterling may terminate the merger agreement for this reason if its failure to perform its covenants in the merger agreement or has resulted in the failure of the merger to occur on or before that date;

•
there is a breach by the non-terminating party of any of its representations or warranties that cannot be cannot or has not been cured within 30 days following written notice of such breach and which breach, when taken together with all other breaches, would have a material adverse effect (as defined in the merger agreement) on the non-terminating party (provided that the terminating party is not in breach of any of its representations and warranties to the same extent);

•
there is a breach by the non-terminating party of any of its covenants or agreements that cannot be cannot or has not been cured within 30 days following written notice of such breach (provided that the terminating party is not in breach of any of its representations and warranties to the same extent);

•	any governmental entity which must grant a requisite regulatory approval denies approval of the merger and the denial has become final and non-appealable;

•	our stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment of the special meeting;

•	if the terminating party determines that any of the conditions to that party’s obligation to consummate the merger cannot be satisfied or fulfilled by the required date;

•
any governmental entity has issued a final non-appealable order enjoining or otherwise prohibiting the merger; however, neither Roma nor Sterling may terminate the merger agreement for this reason if its failure to perform its covenants in the merger agreement has resulted in the order enjoying or prohibiting the merger; or

•
if the terminating party is not in breach of the merger agreement and there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the merger agreement, such that the closing conditions would not be satisfied and which breaches cannot be cured or has not been cured prior to 30 days following written notice, in the case of all other breaches of representations or covenants, and, in the case of a breach of a representation or warranty, such breach or all such breaches taken together would have a material adverse effect (as defined in the merger agreement) upon the non-terminating party;

By Roma, if

•
certain conditions are not satisfied, including (i) our nonperforming assets (as defined in the merger agreement) for the period from January 1, 2010 to the closing date exceed $30,000,000, (ii) our tangible common equity (as determined pursuant to the merger agreement) is less than $9,900,000 on the closing date, or (iii)  the estimated cost to remediate any environmental problems on real estate owned by Sterling exceeds $500,000;

•	our board of directors has failed to recommend the merger to our stockholders or withdrawn, modified or changed in a manner adverse to Roma its recommendation of the merger;

•	if we have failed to and hold a meeting of Sterling stockholders to vote on the merger by August 31, 2010; or

•	any approval required to be obtained from any bank regulatory authority imposes, in the good faith judgment of Roma, any material adverse requirement on Roma or any Roma subsidiary;

By Sterling, if

•	we receive a superior proposal, but only after we have complied with the conditions described under the caption “No Solicitation of Transactions” above.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Roma nor Sterling will have any liability under the merger agreement, except that:

•	both Roma and Sterling will remain liable for any willful breach of the merger agreement; and

•
designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, and, if applicable, the termination fee described below, will survive the termination.

Termination Fees

The merger agreement provides that we will be required to pay a termination fee of $745,000 to Roma if:

•
The merger agreement is terminated by Roma due to a failure of Sterling to hold the special meeting by August 31, 2010 or if the Sterling board fails to recommend that Sterling stockholders vote in favor of the merger or modifies, withdraws or changes its recommendation in any manner adverse to Roma;

•
if Sterling terminates the merger agreement after it has received a superior proposal and Sterling has given Roma 72 hours prior notice, if Sterling or any of its subsidiaries enters into a definitive agreement with respect to, or completes, a business combination; or

•
if Sterling or Roma terminates the merger agreement because the merger is not approved by the stockholders of Sterling at the special meeting and within 18 months following any such termination, Sterling enters into a definitive agreement with respect to, or completes a business combination.

A “business combination” is any merger, reorganization, share exchange, business combination or similar transaction of any company with Sterling, or any purchase, lease or other acquisition of all or substantially all of the assets of Sterling, the acquisition by any person or group of securities representing 15% or more of the voting power of Sterling, or a tender or exchange offer to acquire 15% or more of the voting power of Sterling.

Amendment, Waiver and Extension of the Merger Agreement

Amendment

Roma and Sterling may amend the merger agreement by action taken or authorized by their respective boards of directors.  However, after the adoption of the merger agreement by the Sterling stockholders, no amendment may be made that requires the approval of the stockholders of Sterling unless the required approval is obtained.

Extension; Waiver

At any time prior to the completion of the merger, Roma and Sterling, to the extent legally allowed, may:

•	extend the time for performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

In general, except with respect to the termination fee described under “— Termination Fee,” all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the expense.

APPRAISAL RIGHTS

Under Section 14A:11-1 of the New Jersey Business Corporation Act, stockholders who receive solely cash in exchange for their shares in connection with a merger have no right to elect to receive the appraised value of their shares instead of the cash consideration provided in the merger agreement.  Accordingly, you will have no appraisal rights in connection with the merger.

MARKET PRICE AND DIVIDENDS OF THE STERLING COMMON STOCK

Our common stock is quoted on the NASDAQ Capital Market under the symbol “STBK”.  The following table sets forth the high and low reported closing sales prices per share of our common stock on the NASDAQ Capital Market and the quarterly cash dividends declared per share of Sterling common stock for the periods indicated.

Market Information

	Price Range of Common Stock
	High	Low	Dividends Declared
Fiscal Year Ended December 31, 2008
1st Quarter	$7.25	$4.75	$0
2nd Quarter	5.54	2.90	0
3rd Quarter	5.50	2.49	0
4th Quarter	3.50	.88	0

Fiscal Year Ended December 31, 2009
1st Quarter	$1.35	$.60	$0
2nd Quarter	2.72	.71	0
3rd Quarter	1.79	1.08	0
4th Quarter	1.55	.44	0

Fiscal Year Ending December 31, 2010
1st Quarter	$2.35	$.65	$0
2nd Quarter (through April , 2010)			0

The closing sale price of our common stock on the NASDAQ Capital Market on March 17, 2010, which was the last trading day prior to published news reports regarding the possible acquisition of Sterling, was $1.53 per share.  On April [          ], 2010, the last trading day before the date of this proxy statement, the closing price for Sterling common stock on the NASDAQ Capital Market was $[              ].  You are encouraged to obtain current market quotations for Sterling common stock in connection with voting your shares.

As of April [           ], 2010, the last trading day before the date of this proxy statement, there were [                 ] record holders of Sterling common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Common Stock

The following table sets forth information as to the common stock beneficially owned as of April [          ], 2010 by (i) each of our directors, (ii) our Chief Executive Officer and the other five executive officers named below, (iii) all of our directors and executive officers as a group and each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who was known to us to be the beneficial owner of 5% or more of our outstanding common stock.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of April [ ], 2010(1)	Percent of Common Stock(1)

Jeffrey P. Orleans (2)	387,017	6.62%
One Greenwood Square
3333 Street Road Bensalem, PA 19020

Wellington Management Company, LLP (3)	308,843	5.29%
75 State Street
Boston, MA 02109

Directors:

S. David Brandt, Esq. (4)	27,846	*
Jeffrey Dubrow (5)	22,132	*
A. Theodore Eckenhoff (6)	84,361	1.44%
R. Scott Horner (7)	69,916	1.20%
James L. Kaltenbach, M.D. (8)	39,033	*
Robert H. King (9)	132,049	2.26%
G. Edward Koenig (10)	21,102	*
John J. Maley, Jr. CPA (11)	17,877	*
Ronald P. Sandmeyer (12)	133,692	2.29%
Jeffrey P. Taylor (13)	126,361	2.16%
James W. Yoh, Ph.D (14)	11,645	*

Other Senior Executive Officers:

Dale F. Braun (15)	27,915	*
John Herninko (16)	32,748	*
Kimberly A. Johnson (17)	29,088	*
Theresa S. Valentino-Congdon (18)	30,071	*
All directors and executive officers as a group (15 persons)	805,836	12.6%
________________________________________

*      Represents less than 1% of the outstanding shares of Common Stock.

(1)
The number and percentage of shares beneficially owned by the persons set forth above is determined under rules under Section 13 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, an individual is considered to beneficially own any shares of common stock if he or she directly or indirectly has or shares:  (i) voting power, which includes the power to vote or to direct the voting of the shares or (ii) investment power, which includes the power to dispose or direct the disposition of the shares.  Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(2)
Based solely on information provided to us by the named beneficial owner, Jeffrey P.  Orleans.  Mr. Orleans owns 342,424 shares directly and has voting and investment power over, and 44,593 shares owned by Orleans Investment Land Associates, L.P. a limited partnership of which Mr. Orleans owns 100% of the corporate general partner.  Mr. Orleans is the Chairman and Chief Executive Officer of Orleans Homebuilders, Inc.

(3)
Based solely on a Schedule 13G, dated December 31, 2007, filed by Wellington Management Company, LLP, a registered investment adviser.  Wellington Management has sole voting power with respect to 224,685 shares and sole dispositive power with respect to 308,843 shares.

(4)	Includes 4,253 shares held by Mr. Brandt’s wife, 2,779 shares held by Mr. Brandt in an Individual Retirement Account and an option to purchase 3,509 shares.

(5)	Includes 810 shares held by Mr. Dubrow as custodian for his child, 1,528 shares held in an Individual Retirement Account and an option to purchase 3,509 shares.

(6)	Includes 7,450 shares held by Mr. Eckenhoff’s wife, 8,138 shares held in an Individual Retirement Account, and an option to purchase 3,509 shares.

(7)	Includes 29,359 shares held jointly with Mr. Horner’s wife, 13,219 shares held in an Individual Retirement Account and an option to purchase 27,338 shares.

(8)	Includes 34,810 shares held in an Individual Retirement Account, 714 shares held by Dr. Kaltenbach’s wife, and an option to purchase 3,509 shares.

(9)	Includes 44,426 shares held jointly with Mr. King’s wife and an option to purchase 87,373 shares.

(10)	Includes 13,216 shares held by Mr. Koenig’s wife and 2,857 shares held in an Individual Retirement Account and an option to purchase 710 shares.

(11)	Includes 1,786 shares held jointly with Mr. Maley’s wife and an option to purchase 710 shares.

(12)	Includes 32,632 shares held by Mr. Sandmeyer’s wife as custodian for their grandchildren, 43,417 shares held jointly with his wife and an option to purchase 3,509 shares.

(13)
Includes 51,634 shares held by Mr. Taylor’s wife, 363 shares held by Mr. Taylor’s wife as custodian for their son, 11,637 shares held in an Individual Retirement Account, and an option to purchase 3,509 shares.

(14)	Includes an option to purchase 3,005 shares.

(15)	Includes 7,167 shares held jointly with Mr. Braun’s wife and an option to purchase 20,748 shares.

(16)	Includes 4,047 shares held jointly with Mr. Herninko’s wife, 1,326 shares held in an Individual Retirement Account and an option to purchase 27,375 shares.

(17)	Includes 8,415 shares held jointly with Ms. Johnson’s husband and an option to purchase 20,673 shares.

(18)	Includes 740 shares held as custodian for Ms. Valentino-Congdon’s son and an option to purchase 25,316 shares.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Sterling has received contrary instructions from one or more of the stockholders.  Sterling will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered.  Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Sterling Banks, Inc., 3100 Route 38, Mount Laurel, New Jersey 08054, Attention:  Investor Relations, telephone:  (856) 273-5900.  In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Sterling at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2010 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2010 annual meeting of stockholders.  In the event that we must hold an annual meeting of stockholders, we will publicly announce and disclose the date of such meeting and deadline for submission of stockholder proposals for such meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Sterling files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C.  20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C.  20549, at prescribed rates.  Our SEC filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Sterling Banks, Inc., 3100 Route 38, Mount Laurel, New Jersey 08054, Attention:  Investor Relations.  If you would like to request documents, please do so by May [           ], 2010, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by us or any other person.  This proxy statement is dated April [          ], 2010.  You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

ROMA FINANCIAL CORPORATION,
ROMA BANK,
STERLING BANKS, INC.
and
STERLING BANK

Dated as of March 17, 2010

A-i

A-ii

Exhibits

Exhibit A  Plan of Merger
Exhibit B  Forms of Support Agreement
Exhibit C  Form of Addendum to Change in Control Severance Agreements
Exhibit D  Form of Addendum to Employment Agreement
Exhibit E   Form of Option Cancellation and Release Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

By and Among

ROMA FINANCIAL CORPORATION

ROMA BANK

STERLING BANKS, INC.

and

STERLING BANK

This AGREEMENT AND PLAN OF MERGER, dated as of the 17th day of March, 2010 (this “Agreement”), by and among Roma Financial Corporation, a federal MHC subsidiary holding company (“Roma”), Roma Bank, a federal savings bank (“Roma Bank”), Sterling Banks, Inc., a New Jersey corporation (“Sterling”), and Sterling Bank, a New Jersey-chartered commercial bank (“Sterling Bank”) (collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of each of Roma and Sterling deem it in the best interests of Roma and Sterling, respectively, and of their respective shareholders, that Roma and Sterling enter into an agreement pursuant to which Roma will acquire all of the issued and outstanding shares of capital stock of Sterling through the merger of a wholly owned acquisition subsidiary of Roma with and into Sterling (the “Merger”);

WHEREAS, Roma intends that, immediately following the Merger, Sterling will be merged with and into Roma, with Roma as the surviving corporation, and Sterling Bank will be merged with and into Roma Bank, with Roma Bank as the surviving institution;

WHEREAS, as an inducement and condition to Roma’s entering into this Agreement, each of the directors and executive officers of Sterling and Sterling Bank in their individual capacity have entered into Support Agreements in the form attached as Exhibit B hereto with Roma pursuant to which they have agreed to take certain actions in support and cooperation of the Merger and the surviving corporation; and

WHEREAS, concurrently with the execution of this Agreement, Roma and Roma Bank have entered into an Addendum to the Change in Control Severance Agreement in the form attached as Exhibit C hereto with certain of the officers of Sterling and Sterling Bank who are parties to Change in Control Severance Agreements with Sterling and Sterling Bank;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree that all of the outstanding shares of common stock of Sterling will be acquired by Roma through the merger of an acquisition subsidiary of Roma with and into Sterling and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Sterling into cash, shall be as hereinafter set forth.

ARTCLE 1
THE MERGER

Section 1.1     Consummation of Merger; Closing Date.

On the terms and subject to the conditions set forth in this Agreement, at the Effective Time of the Merger, Roma Financial Acquisition Subsidiary, Inc., a corporation to be organized under the laws of State of New Jersey as a wholly owned subsidiary of Roma for the sole purpose of facilitating the Merger (“Merger Sub”), shall be merged with and into Sterling pursuant to the provisions of the New Jersey Business Corporation Act (“NJBCA”) and the separate corporate existence of Merger Sub shall cease.  Sterling shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of New Jersey as a subsidiary of Roma.  The Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by each of the Boards of Directors of Roma, Roma Bank, Sterling and Sterling Bank, and of the Plan of Merger to be entered into by and between Merger Sub and Sterling substantially in the form appended as Exhibit A, which will be approved and adopted by the Boards of Directors of Sterling and of Merger Sub and by Roma as the sole shareholder of Merger Sub.

Section 1.2     Effective Time of the Merger.  (a) Subject to the prior satisfaction or waiver of the conditions set forth in Articles 7, 8 and 9 hereof, the Merger shall become effective as of the date and time specified in the Certificate of Merger to be filed with the New Jersey Office of the State Treasurer pursuant to the NJBCA (such time is hereinafter referred to as the “Effective Time of the Merger”).  Subject to the terms and conditions hereof, unless otherwise agreed upon in writing by Roma and Sterling, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement and the satisfaction of all of the other terms and conditions of this Agreement and (ii) the date on which the shareholders of Sterling approve the transactions contemplated by this Agreement, or at such other time as the Parties may agree.

(b) The closing of the Merger (the “Closing”) shall take place at the principal offices of Roma at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the Parties may agree (the “Closing Date”).  Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.3   Effect of Merger.  (a) At the Effective Time of the Merger, Merger Sub shall be merged with and into Sterling and the separate corporate existence of Merger Sub shall cease.  Sterling shall be the Surviving Corporation in the Merger, and the name of the Surviving Corporation shall be as set forth in Sterling’s Certificate of Incorporation as in effect immediately before the Effective Time.

(b)           At the Effective Time of the Merger, each issued and outstanding Sterling Share immediately prior thereto shall, by virtue of the Merger, be canceled and converted into the right to receive the Merger Consideration, as defined in Section 2.1 of this Agreement.

(c)           The Certificate of Incorporation and Bylaws of Sterling, each as in effect immediately prior to the Effective Time of the Merger, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation.

(d)           The directors and officers of Merger Sub immediately prior to the Effective Time of the Merger shall be the directors and officers of Sterling as the Surviving Corporation.

(e)           The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a New Jersey corporation and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations.  The Merger shall have the effects set forth in federal law and the NJBCA.  All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all chooses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed.  The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place.  Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

Section 1.4  Further Assurances.  If, at any time after the Effective Time of the Merger, Roma shall reasonably consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Roma its right, title or interest in, to or under any of the rights, properties or assets of Sterling or Sterling Bank or (ii) otherwise carry out the purposes of this Agreement, Sterling and its officers and directors shall be deemed to have granted to Roma an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Roma its right, title or interest in, to or under any of the rights, properties or assets of Sterling or Sterling Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and  directors of Roma are authorized in the name of Sterling or otherwise to take any and all such action.

ARTICLE 2
CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 2.1  Manner of Conversion of Sterling Shares.  Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of Roma, Roma Bank, Sterling, Sterling Bank, Merger Sub or the holder of any shares of any of them, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, be exchanged for one Sterling Share (as defined below).

(b) Each share of common stock of Sterling, par value $2.00 per share (the “Sterling Shares”), held by Sterling or by Roma (or any of their subsidiaries), except such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

(c) Except with regard to Sterling Shares excluded under Section 2.1(b) above and subject to adjustment as set forth in Section 2.6 hereof, each Sterling Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive a cash amount equal to $2.52 (the “Merger Consideration”).

Thereafter, subject to Section 2.5, each outstanding certificate representing a Sterling Share shall represent solely the right to receive the Merger Consideration.

Section 2.2 Effectuating Conversion of Sterling Shares.  (a)  At the Effective Time of the Merger, Roma will deliver or cause to be delivered to a third-party agent to be appointed by Roma and reasonably acceptable to Sterling (the “Exchange Agent”) an amount of cash equal to the aggregate Merger Consideration to be paid pursuant to Section 2.1.  As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of Sterling Shares transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates that formerly represented Sterling Shares for the consideration provided for in this Agreement.  The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing Sterling Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of Sterling Shares to transfer good and marketable title to such Sterling Shares to Roma, free and clear of all liens, claims and encumbrances.

(b) At the Effective Time of the Merger, the stock transfer books of Sterling shall be closed as to holders of Sterling Shares immediately prior to the Effective Time of the Merger and no transfer of Sterling Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Sterling Shares shall, without any action on the part of any holder thereof, no longer represent Sterling Shares.  If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the Merger Consideration.

(c) In the event that any holder of record as of the Effective Time of the Merger of Sterling Shares is unable to deliver the certificate that represents such holder’s Sterling Shares, the Exchange Agent, in the absence of actual notice that any Sterling Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser shall deliver to such holder the Merger Consideration upon the presentation of all of the following:

(i)	An affidavit or other evidence to the satisfaction of the Exchange Agent or Roma that any such certificate has been lost, wrongfully taken or destroyed;

(ii)	Such security or indemnity as may be reasonably requested by the Exchange Agent or Roma to indemnify and hold it harmless in respect of such stock certificate(s); and

(iii)
Evidence to the reasonable satisfaction of the Exchange Agent or Roma that such holder is the owner of Sterling Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

(d) If the delivery of the consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing Sterling Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes or expenses required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the reasonable satisfaction of the Exchange Agent or Roma that such tax or expenses have been paid or are not applicable.

(e) Except as provided in Sections 2.2(c) and (d), the consideration contemplated by this Agreement shall not be paid to the holder of any unsurrendered certificate or certificates representing Sterling Shares, and neither the Exchange Agent nor Roma shall be obligated to deliver any of the consideration contemplated by this Agreement until such holder shall surrender the certificate or certificates representing Sterling Shares as provided for by the Agreement.  Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates formerly representing Sterling Shares, without interest at the time of such surrender, the Merger Consideration.

(f)  Roma or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Sterling Shares, such amounts as Roma (or any Affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law.  To the extent that such amounts are properly withheld by Roma or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Sterling Shares in respect of whom such deduction and withholding were made by Roma or the Exchange Agent.

Section 2.3  Sterling Stock Options.  As of and immediately prior to the Effective Time of the Merger, all rights with respect to Sterling Shares issuable pursuant to the exercise of stock options (“Sterling Options”) granted by Sterling under the Sterling Stock Option Plans set forth in Sterling Schedule 2.3 (the “Sterling Stock Option Plans”), each of which is listed and described on Sterling Schedule 2.3, that are outstanding at the Effective Time of the Merger and that have not yet been exercised, shall be canceled with no consideration because the Merger Consideration is less than the option exercise price.  Sterling shall take such action as is necessary under the Sterling Stock Option Plans to cancel all outstanding Sterling Options as of the Effective Time of the Merger, or solely with respect to the 2008 Director Stock Option Plan and the 2008 Employee Stock Option Plan, (the “2008 Plans”), terminate such Sterling Options issued thereunder, making them redeemable by Sterling at or immediately after the Effective Time of the Merger, in each case with no consideration paid to the holders of such Sterling Options.  If Sterling fails to take such action, or such action requires the consent of any option holder, the holders of Sterling Options shall have executed and delivered an Option Cancellation and Release Agreement in the form set forth as Exhibit E hereto.

Section 2.4  Determination of Alternative Structures.  Sterling hereby agrees that Roma and Roma Bank may at any time change the method of effecting the combination; provided, however, that no such changes shall (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely affect the tax treatment of Sterling’s shareholders as a result of receiving the Merger Consideration or the tax treatment of either party pursuant to this Agreement.

Section 2.5  Laws of Escheat.  If any of the consideration due or other payments to be paid or delivered to the holders of Sterling Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Roma or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws.  Any other provision of this Agreement notwithstanding, none of Sterling, Sterling Bank, Roma, Roma Bank, the Exchange Agent, nor any other Person acting on behalf of any of them shall be liable to a holder of Sterling Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

Section 2.6  Adjustment to Merger Consideration.  In the event Sterling’s consolidated tangible common equity capital as of the last day of the month immediately preceding the month in which Sterling mails the proxy statement relating to the meeting of the shareholders of Sterling at which the Merger is to be considered (the “Proxy Statement”), calculated in accordance with GAAP but without giving effect to severance costs and costs to terminate existing contracts resulting from the transactions contemplated by this Agreement as set forth on Sterling Schedule 2.6 to the extent such expenses have been expensed during the period between December 31, 2009 and the month-end prior to mailing of the Proxy Statement (“Actual Tangible Equity”), is less than $13,400,000 (“Required Tangible Equity”), the Merger Consideration shall be reduced by a dollar amount equal to the amount by which the Required Tangible Equity amount exceeds the Actual

Tangible Equity divided by the number of Sterling Shares outstanding immediately prior to the Effective Time of the Merger.  In the event of any such reduction in the Merger Consideration, the term “Merger Consideration” herein shall be deemed to refer to such reduced dollar amount.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF STERLING AND STERLING BANK

Sterling and Sterling Bank hereby represent and warrant to Roma and Roma Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1 Corporate Organization.

(a) Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.  Sterling has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Sterling on a consolidated basis.  Sterling is duly registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended.  True and correct copies of the Certificate of Incorporation and the Bylaws of Sterling, each as amended to the date hereof, have been delivered to Roma.

(b) Sterling Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey.  Sterling Bank has the corporate power and authority to own or lease all of its respective properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Certificate of Incorporation and the Bylaws of Sterling Bank, each as amended to the date hereof, have been delivered to Roma.

(c)  Each direct and indirect Subsidiary of Sterling (other than Sterling Bank, a “Sterling Subsidiary”) is a corporation, limited liability company, partnership, trust or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each Sterling Subsidiary has the corporate or requisite power or authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each Sterling Subsidiary or the character or location of the properties or assets owned or leased by each Sterling Subsidiary makes such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Sterling on a consolidated basis.  A true and correct list of all direct and indirect Sterling Subsidiaries is attached hereto as Sterling Schedule 3.1(c).  Such schedule details the jurisdiction of organization, type of entity, percentage ownership and a brief description of all material activities conducted by such Sterling Subsidiary.

(d)  Each of Sterling, Sterling Bank and each Sterling Subsidiary has in effect all material federal, state, local and foreign governmental, regulatory, securities brokerage and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(e)  The respective minute books of Sterling, Sterling Bank and each Sterling Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

(f)   Sterling Bank is a member in good standing of the Federal Home Loan Bank of New York.

Section 3.2   Capitalization.  (a)  The authorized capital stock of Sterling consists of 25,000,000 Sterling Shares, of which 5,843,362 are issued and outstanding as of the date hereof (and of which none are held in the treasury of Sterling), and 10,000,000 shares of preferred stock with no par value, none of which are issued and outstanding as of the date hereof.  All of the issued and outstanding Sterling Shares have been duly authorized, validly issued and all such shares are fully paid and nonassessable.  To the Knowledge of Sterling, except for the Support Agreements, there are no agreements or understandings with respect to the voting or disposition of any such shares.  As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Sterling, or any securities or rights convertible into or exchangeable for shares of capital stock of Sterling, except for Sterling Options for the purchase of an aggregate of 566,638 Sterling Shares, which are described in Sterling Schedule 2.3, including the name of the optionee, date of grant, expiration date and exercise price.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Sterling may vote are issued or outstanding.

(b)  Except for trust preferred securities issued by Sterling Banks Capital Trust I, Sterling owns, directly, or indirectly, all of the capital stock of Sterling Bank and the Sterling Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  All of the outstanding shares of capital stock of Sterling Bank and of each Sterling Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable.  There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of Sterling Bank or any Sterling Subsidiary.  Except for Sterling Bank and the Sterling Subsidiaries, Sterling does not possess, directly or indirectly, any material equity interest in any entity.

(c) To Sterling’s Knowledge, except as set forth in Sterling Schedule 3.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding Sterling Shares.

Section 3.3 Financial Statements; Filings.

(a) Sterling has previously delivered to Roma copies of the audited financial statements of Sterling as of and for the years ended December 31, 2008 and December 31, 2007 and unaudited financial statements for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and Sterling shall deliver to Roma, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter or year of Sterling, the additional financial statements of Sterling as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Sterling”).

(b) Sterling Bank has previously delivered to Roma copies of its Consolidated Reports of Condition and Income (“Call Reports”) as of and for each of the years ended December 31, 2009, December 31, 2008 and December 31, 2007, and Sterling Bank shall deliver to Roma, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter or year, its Call Reports as of and for such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of Sterling Bank”).

(c) Except as set forth on Sterling Schedule 3.3, each of the Financial Statements of Sterling and each of the Financial Regulatory Reports of Sterling Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Sterling and Sterling Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Except as set forth on Sterling Schedule 3.3, each of the Financial Statements of Sterling and each of the Financial Regulatory Reports of Sterling Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of Sterling or Sterling Bank, as applicable, as of the respective dates thereof and fairly present or will fairly present the results of operations of Sterling or Sterling Bank, as applicable, for the respective periods therein set forth.

(d) Sterling has heretofore delivered or made available, or caused to be delivered or made available, to Roma all reports and filings made or required to be made by Sterling or Sterling Bank with the Regulatory Authorities since January 1, 2007, and will from time to time hereafter furnish to Roma, simultaneously with the filing of the same with the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities, including all reports and filings made under the Written Agreement dated as of July 28, 2009 by and among Sterling, Sterling Bank, the Board of Governors of the Federal Reserve System (the “FRB”) and the New Jersey Department of Banking and Insurance (the “NJDOBI”).  Except as set forth on Sterling Schedule 3.3, as of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Since December 31, 2008, none of Sterling, Sterling Bank or any Sterling Subsidiary has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sterling on a consolidated basis except obligations and liabilities that are accrued or reserved against in (i) the Financial Statements of Sterling, or reflected in the notes thereto, as such Financial Statements of Sterling have been amended, restated or superseded by an amendment to a  Form 10-Q or 10-K of Sterling prior to the date of this Agreement or (ii) the Financial Regulatory Reports of Sterling Bank, or reflected in the notes thereto, as such Financial Regulatory Reports of Sterling Bank have been amended, restated or superseded by an amended Call Report of Sterling Bank prior to the date of this Agreement.  Since December 31, 2008, none of Sterling, Sterling Bank or any Sterling Subsidiary has incurred or paid any obligation or liability that would be material to Sterling and its subsidiaries on a consolidated basis, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

Section 3.4 Loan Portfolio; Reserves.  All evidences of indebtedness reflected as assets in the Financial Statements of Sterling were (or will be, as the case may be) as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.  Except as set forth on Sterling Schedule 3.4, the allowances for possible loan losses shown on the Financial Statements of Sterling and the Financial Regulatory Reports of Sterling Bank as of December 31, 2009 were, and the allowance for possible loan losses to be shown on the Financial Statements of Sterling and the Financial Regulatory Reports of Sterling Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Sterling Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

Section 3.5 Certain Loans and Related Matters.  Except as set forth in Sterling Schedule 3.5, as of February 28, 2010, none of Sterling, Sterling Bank or any Sterling Subsidiary is a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or, to the Knowledge of Sterling and Sterling Bank, in default of any other material provision; (ii) loan agreement, note or borrowing arrangement that has been classified or, in the exercise of reasonable diligence by Sterling, Sterling Bank, a Sterling Subsidiary or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement that is on nonaccrual status; (iv) loan agreement, note or borrowing arrangement, including any loan guaranty, with (y) any director or executive officer of Sterling, Sterling Bank or any Sterling Subsidiary or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing or (z) or any five percent (5%) shareholder of Sterling or, to the Knowledge of Sterling and Sterling Bank, any person, corporation or enterprise controlling, controlled by or under common control with such shareholder; or (v) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Sterling, Sterling Bank or any Sterling Subsidiary including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority, which such violation would be reasonably expected to have a Material Adverse Effect on Sterling.  To the Knowledge of Sterling, as of the date of this Agreement, there are no additional items that would be included on Sterling Schedule 3.5 if such Schedule 3.5 was prepared as of the date of this Agreement rather than as of February 28, 2010.

Section 3.6 Authority; No Violation.

(a) Sterling and Sterling Bank have full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Sterling and the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.  The Boards of Directors of Sterling and Sterling Bank have duly and validly approved this Agreement and the transactions contemplated hereby, have authorized the execution and delivery of this Agreement, have directed that this Agreement and the transactions contemplated hereby be submitted to Sterling’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by Sterling’s shareholders, no other corporate proceeding on the part of Sterling or Sterling Bank is necessary to consummate the transactions so contemplated.  This Agreement (assuming due authorization, execution and delivery by Roma and Roma Bank), constitutes a valid and binding obligation of Sterling and Sterling Bank, and, subject to approval by the shareholders of Sterling and receipt of the Consents of the Regulatory Authorities, will be enforceable against Sterling and Sterling Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) None of (x) the execution and delivery of this Agreement by Sterling or Sterling Bank, (y) the consummation by Sterling or Sterling Bank of the transactions contemplated hereby, or (z) compliance by Sterling, Sterling Bank or any Sterling Subsidiary with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Sterling or Sterling Bank or the organizational documents of any Sterling Subsidiary, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sterling, Sterling Bank, a Sterling Subsidiary or any of their properties or assets, or (iii) except as disclosed in Sterling Schedule 3.6(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling, Sterling Bank or any Sterling Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Sterling, Sterling Bank or any Sterling Subsidiary is a party, or by which it or any of their properties or assets may be bound or affected.

Section 3.7 Consents and Approvals.  Except for (i) the approval of the shareholders of Sterling at a meeting of shareholders called for such purpose pursuant to the Proxy Statement, (ii) the Consents of the Regulatory Authorities, and (iii) as set forth in Sterling Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Sterling and Sterling Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.8 Broker’s Fees.  Except for Griffin Financial Group LLC (“Griffin”), whose engagement letter is set forth in Sterling Schedule 3.8, none of Sterling, Sterling Bank or any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events.  Except as set forth in Sterling Schedule 3.9, since December 31, 2008, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of Sterling Shares or (b) any change or any event involving a prospective change in the financial condition of Sterling and its subsidiaries, or a combination of any such change(s) and any such event(s) that has had, or is reasonably likely to have, a Material Adverse Effect on the financial condition of Sterling and its subsidiaries, including, without limitation any change in the administration or supervisory standing or rating of Sterling or Sterling Bank with any Regulatory Authority, and, except as set forth on Sterling Schedule 3.9, no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 3.10 Legal Proceedings; Etc.  None of Sterling, Sterling Bank or any Sterling Subsidiary is a party to any, and there are no pending or, to the Knowledge of Sterling or Sterling Bank, any threatened, judicial, administrative, arbitral or other proceedings, claims (whether asserted or unasserted), actions, causes of action or governmental investigations against Sterling, Sterling Bank or any Sterling Subsidiary challenging the validity of the transactions contemplated by this Agreement.  Except as set forth in Sterling Schedule 3.10, as of the date hereof, there is no proceeding, claim, action or governmental investigation pending, or to the Knowledge of Sterling and Sterling Bank threatened, against Sterling, Sterling Bank or any Sterling Subsidiary and no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Sterling, Sterling Bank or any Sterling Subsidiary.  As of the date hereof, there is no default by Sterling, Sterling Bank or any Sterling Subsidiary under any material contract or agreement to which such entity is a party; and, except as set forth in Sterling Schedule 3.10, none of Sterling, Sterling Bank or any Sterling Subsidiary is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting their respective operations, and none of Sterling, Sterling Bank or any Sterling Subsidiary has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 3.11 Taxes and Tax Returns.

(a) Sterling has previously delivered or made available to Roma copies of the federal, state and local income tax returns of Sterling, Sterling Bank and the Sterling Subsidiaries

(hereinafter Sterling, Sterling Bank and the Sterling Subsidiaries are sometimes referred to collectively as the “Sterling Group”) for the years 2008, 2007 and 2006 and all schedules and exhibits thereto, and none of  Sterling, Sterling Bank or any Sterling Subsidiary has received any written notice that such returns have been examined by the Internal Revenue Service or any other taxing authority.  Sterling, Sterling Bank and the Sterling Subsidiaries have duly filed (taking into account any valid extensions of time for filing) and, with respect to tax returns due (taking into account any valid extensions of time for filing) between the date hereof and the Effective Time of the Merger, will timely file (taking into account any valid extensions of time for filing) in correct form all federal, state and local information returns and tax returns required to be filed by Sterling, Sterling Bank or any Sterling Subsidiary, and Sterling, Sterling Bank and each Sterling Subsidiary have duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes that are due and owing by Sterling, Sterling Bank or any Sterling Subsidiary to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those due and owing in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Sterling, Sterling Bank or any Sterling Subsidiary), other than taxes and other charges that (i) are being contested in good faith or (ii) have not been finally determined.  All taxes not yet due and payable by, or with respect to the income, assets, properties, activities or operations of, the Sterling Group, (i) did not, as of December 31, 2009, exceed the reserve for such tax liabilities (excluding deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Financial Statements of Sterling, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice in filing tax returns relating to such taxes.  None of Sterling, Sterling Bank or any Sterling Subsidiary has ever been a member of any consolidated, combined or unitary group of corporations (other than a group of which Sterling was the parent) for which it could be liable for taxes of any other person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign tax law).

(b) None of Sterling, Sterling Bank or any Sterling Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any taxes, or is subject to a power of attorney with respect to any tax matters that would have continuing effect after the Closing Date.

(c) Except as set forth on Sterling Schedule 3.11(c), none of Sterling, Sterling Bank or any Sterling Subsidiary has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be exceed the amounts that are eligible to be a deduction under Section 280G or 162(m) of the Code.  The Employment Agreement entered into by Sterling Bank with Robert H. King has been amended as necessary prior to the execution of this Agreement, effective as of the Effective Time of the Merger, as set forth in the Addendum to Employment Agreement attached as Exhibit D.

(d) The amount of Sterling’s taxable income for the period ended December 31, 2009, that was eligible to be offset by “pre-change losses” was not subject to the “Section 382 limitation” within the meaning of and as provided in Section 382(a) of the Code.

(e)  (i) Proper and accurate amounts have been withheld by Sterling, Sterling Bank and the Sterling Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by Sterling, Sterling Bank and the Sterling Subsidiaries for all prior periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Sterling in the Financial Statements of Sterling.

(f) None of Sterling, Sterling Bank or any Sterling Subsidiary has received any written notice that an audit or examination of any of its taxes or tax returns is pending.

(g) None of Sterling, Sterling Bank or any Sterling Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the Internal Revenue Service and no pending request for permission to change any accounting method has been submitted by Sterling, Sterling Bank or any Sterling Subsidiary.

Section 3.12 Employee Benefit Plans.

(a) None of Sterling, Sterling Bank or any Sterling Subsidiary maintains any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other benefit plan or program maintained for employees or directors of Sterling, Sterling Bank or any Sterling Subsidiary, except as described in Sterling Schedule 3.12(a) (the “Employee Benefit Plans”).  Sterling has, with respect to each such plan, delivered to Roma true and complete copies of: (i) all plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material employee communications; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service or opinion letter issued by the Internal Revenue Service with respect to a prototype plan; and (vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation (“PBGC”)).

(b) No Employee Benefit Plan is a “defined benefit plan” as such term is defined at Section 3(35) of ERISA.  None of Sterling, Sterling Bank or any Sterling Subsidiary (or any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all of which have been fully paid.  No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

(c) None of Sterling, Sterling Bank or any Sterling Subsidiary has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

(d) All Employee Benefit Plans have been operated and administered in all material respects in accordance with their terms and all applicable law, including but not limited to, ERISA, the Code, COBRA, HIPAA and any applicable, similar state law and all requisite filings, disclosures and notices required by law have been made or given.  None of Sterling, Sterling Bank or any Sterling Subsidiary has any material liability under any such plan that is not reflected in the Financial Statements of Sterling or the Financial Regulatory Reports of Sterling Bank.  None of Sterling, Sterling Bank, any Sterling Subsidiary, any Employee Benefit Plan or any employee, administrator or agent thereof, is or has been in material violation of any applicable transaction code set rules under HIPAA §§ 1172-1174 or the HIPAA privacy rules under 45 CFR Part 160 and subparts A and E of Part 164.  No penalties have been imposed on Sterling, Sterling Bank, any Sterling Subsidiary, any Employee Benefit Plan, or any employee, administrator or agent thereof, under HIPAA § 1176 or § 1177.

For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any Employee Benefit Plan that would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA; and no actions have occurred that could result in the imposition of a penalty under any section or provision of ERISA.

(f) Except as set forth in Sterling Schedule 3.12(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will directly or indirectly (i) result in any payment or obligation (including, without limitation, severance, bonus, deferred compensation, retirement, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Sterling, Sterling Bank or any Sterling Subsidiary under any Employee Benefit Plan or otherwise, (ii) increase any benefits or obligations otherwise payable under any benefit plan,  (iii) result in any acceleration of the time of payment or vesting of any such benefits or obligations; or (iv) result in or have the potential to result in a payment that will be deemed an “excess parachute payment” within the meaning of such term under Section 280G of the Code becoming due.

(g) No Employee Benefit Plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(3) of ERISA.  None of Sterling, Sterling Bank or any Sterling Subsidiary has ever been a party to or participant in a multiemployer plan.

(h) There are no actions, liens, suits or claims pending or, to the Knowledge of Sterling or Sterling Bank, threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan.  No assets of

Sterling, Sterling Bank or the Sterling Subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(i) Each Employee Benefit Plan that is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code.  To the Knowledge of Sterling and Sterling Bank, no event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

(j) No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA.  No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(k) Each employee pension benefit plan, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Except as set forth on Sterling Schedule 3.12(f), no assets of Sterling, Sterling Bank or any Sterling Subsidiary are allocated to or held in a grantor trust or “rabbi trust” or similar funding vehicle.

(l) Except as set forth on Sterling Schedule 3.12(l), (i) none of Sterling, Sterling Bank or any Sterling Subsidiary is presently providing for or is obligated under any contract or arrangement or otherwise to provide for retiree or other post-service pension, medical, disability, life insurance or other compensation or benefits to any current or former employee, officer, director of Sterling or any other person, and (ii) no Employee Benefit Plan provides benefits to any current or former employee of Sterling, Sterling Bank or any Sterling Subsidiary following the retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).  Any such plan may be amended or terminated at any time by unilateral action of Sterling, Sterling Bank or a Sterling Subsidiary as applicable.

(m) With respect to each Employee Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves or otherwise properly footnoted in accordance with GAAP on the Financial Statements of Sterling.

(n)   Except as set forth in Sterling Schedule 3.12(n), none of Sterling, Sterling Bank or any Sterling Subsidiary (i) has, to the Knowledge of Sterling, taken any action, or has failed to take any action, that has resulted or could result in the interest and tax penalties specified in Section 409A of the Code being owed by any employee, former employee, director, former director or beneficiary or (ii) has agreed to reimburse or indemnify any employee, former employee, director, former director or beneficiary for any of the interest and tax penalties specified in Section 409A of the Code that may be currently due or triggered in the future.

Section 3.13 Title and Related Matters.

(a) Sterling, Sterling Bank and the Sterling Subsidiaries have good title, and as to owned real property have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of Sterling or the Financial Regulatory Reports of Sterling Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, collected or written off in the ordinary course of business since September 30, 2009), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Sterling and the Financial Regulatory Reports of Sterling Bank or incurred in the ordinary course of business after September 30, 2009, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to Sterling and its subsidiaries on a consolidated basis.

(b) All agreements pursuant to which Sterling, Sterling Bank or any Sterling Subsidiary leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event that with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults that individually or in the aggregate would not have a Material Adverse Effect on  Sterling and its subsidiaries on a consolidated basis.  Sterling, Sterling Bank and the Sterling Subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and as of the Effective Time of the Merger, and, except as set forth in Sterling Schedule 3.13(b), Roma or one of its subsidiaries shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law.

(c) All of the buildings, structures and fixtures owned, leased or subleased by Sterling, Sterling Bank or any Sterling Subsidiary are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects that do not interfere with the continued use thereof in the conduct of normal operations.  All of the material personal properties owned, leased or subleased by Sterling, Sterling Bank or any Sterling Subsidiary are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects that do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14 Real Estate.

(a) Sterling Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by Sterling, Sterling Bank or any Sterling Subsidiary or in which Sterling, Sterling Bank or any Sterling Subsidiary has any ownership or leasehold interest.  True and correct copies of all such leases have been previously provided to Roma and all such agreements are in full force and effect on the date hereof.  Except as set forth on Sterling Schedule 3.14(a), there are no pending agreements to sell any of the parcels of real estate, or interests therein, owned by Sterling, Sterling Bank or any Sterling Subsidiary,

(b) Sterling Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which Sterling, Sterling Bank or any Sterling Subsidiary is the lessee of any real property and that relates in any manner to the operation of the businesses of Sterling, Sterling Bank or any Sterling Subsidiary.  Sterling Schedule 3.14(b) also lists any such lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of such lease, identifying the section of such lease that contains such restriction or prohibition.

(c) Sterling, Sterling Bank and each Sterling Subsidiary are in compliance in all material respects with each law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Sterling Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to each parcel of real property owned or used by Sterling, Sterling Bank or any Sterling Subsidiary, none of Sterling, Sterling Bank or any Sterling Subsidiary has received notice of any pending, and to the Knowledge of Sterling and Sterling Bank there are no threatened, condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15 Environmental Matters.

(a) Except as set forth in Sterling Schedule 3.15(a), each of Sterling, Sterling Bank or any Sterling Subsidiary and, to the Knowledge of Sterling, the Participation Facilities (as defined below) and the Loan Properties (as defined below), are in material compliance, and there are no present circumstances that would reasonably be expected to prevent or interfere with the continuation of such material compliance with all applicable Environmental Laws (as defined in Section 11.1).

(b) There is no litigation pending or, to the Knowledge of Sterling or Sterling Bank, threatened before any court, governmental agency or board or other forum in which Sterling, Sterling Bank, any Sterling Subsidiary, or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined in Section 11.1), whether or not occurring at, on or involving a site owned, leased or operated by Sterling, Sterling Bank, any Sterling Subsidiary or any Participation Facility for which Sterling, Sterling Bank or any Sterling Subsidiary would have any liability.

(c) There is no pending, or to the Knowledge of Sterling and Sterling Bank or any Sterling Subsidiary, any threatened litigation naming Sterling, Sterling Bank or any Sterling Subsidiary as a defendant or potentially responsible party, and, to the Knowledge of Sterling, Sterling Bank or any Sterling Subsidiary, there is no litigation pending or threatened before any court, governmental agency or board or other forum in which any Loan Property has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property for which Sterling, Sterling Bank or any Sterling Subsidiary would have any liability.

(d) To the Knowledge of Sterling or Sterling Bank, there is no reasonable basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement for which Sterling, Sterling Bank or any Sterling Subsidiary would have any liability.

(e) During the period of (i) ownership or operation by Sterling, Sterling Bank or any Sterling Subsidiary of any of its current properties, (ii) participation by Sterling, Sterling Bank or any Sterling Subsidiary in the management of any Participation Facility, or (iii) holding by Sterling, Sterling Bank or any Sterling Subsidiary of a security interest in any Loan Property, there has been no contamination by or releases of Hazardous Material in, on, under or affecting such properties for which Sterling, Sterling Bank or any Sterling Subsidiary would have any liability.

(f) Prior to the period of (i) ownership or operation by Sterling, Sterling Bank or any Sterling Subsidiary of any of its current properties, (ii) participation by Sterling, Sterling Bank or any Sterling Subsidiary in the management of any Participation Facility, or (iii) holding by Sterling, Sterling Bank or any Sterling Subsidiary of a security interest in any Loan Property, to the Knowledge of Sterling or Sterling Bank, there were no contamination by or releases of Hazardous Material or oil in, on, under or materially affecting any such property, Participation Facility or Loan Property that have not been remediated in accordance with all applicable Environmental Laws for which Sterling, Sterling Bank or any Sterling Subsidiary would have any liability.

(g) There are no underground storage tanks on, in or under any properties owned or operated by Sterling, Sterling Bank, any Sterling Subsidiary or, to the Knowledge of Sterling and Sterling Bank, any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Sterling, Sterling Bank, any Sterling Subsidiary or, to the Knowledge of Sterling and Sterling Bank, any Participation Facility except in material compliance with Environmental Law.

Section 3.16 Commitments and Contracts.

(a) Except for this Agreement and as set forth in Sterling Schedule 3.16(a), none of Sterling, Sterling Bank or any Sterling Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i)
Any employment, severance or consulting contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Sterling, Sterling Bank or a Sterling Subsidiary);

(ii)	Any labor contract or agreement with any labor union;

(iii)
Any contract covenants that limit the ability of Sterling, Sterling Bank or any Sterling Subsidiary to compete in any line of business or that involve any restriction of the geographical area in which Sterling, Sterling Bank or any Sterling Subsidiary may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

(iv)	Any lease (other than real estate leases described on Sterling Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $50,000 or more;

(v)
Any instrument evidencing or related to borrowed money in respect of which Sterling, Sterling Bank or any Sterling Subsidiary is obligated to any party, other than deposits, Federal Home Loan Bank (“FHLB”) advances or securities sold under agreement to repurchase;

(vi)
Any contract not terminable without cause within 60 day’s notice or less without penalty or that obligates Sterling, Sterling Bank or any Sterling Subsidiary for the payment of more than $10,000 annually (collectively, “Contracts”) over its remaining term; or

(vii)
Any other contract or agreement that would be required to be disclosed in reports filed by Sterling with the Securities and Exchange Commission (“SEC”) or Sterling Bank with the NJDOBI, the FRB or the Federal Deposit Insurance Corporation (“FDIC”) and that has not been so disclosed.

(b) Except as set forth in Sterling Schedule 3.16(b), there is not, under any agreement, lease, license or contract not terminable without cause within 60 days’ notice or less without penalty or that obligates Sterling, Sterling Bank or any Sterling Subsidiary for the payment of $10,000 annually or over its remaining term to which Sterling, Sterling Bank a Sterling Subsidiary is a party, any existing default or event of default, or any event that, with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

(c) Except as set forth on Sterling Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any Contracts or modification or acceleration of any of the terms of such Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

(d) Sterling Schedule 3.16(d) lists the deadlines for extensions or terminations of any licenses or Contracts (including specifically real property leases and data processing agreements) to which Sterling, Sterling Bank or any Sterling Subsidiary is a party.

Section 3.17 Regulatory Matters.  None of Sterling, Sterling Bank or any Sterling Subsidiary has taken or agreed to take any action, and neither Sterling nor Sterling Bank has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement, including matters relating to the Community Reinvestment Act or the Bank Secrecy Act.

Section 3.18 Antitakeover Provisions.  Sterling and Sterling Bank have taken all actions required to exempt Sterling, Sterling Bank, this Agreement and the Merger from any provisions of an antitakeover nature contained in the organizational documents of Sterling or Sterling Bank and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.19 Insurance.  Sterling, Sterling Bank and the Sterling Subsidiaries are presently insured as set forth on Sterling Schedule 3.19, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured.  The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Sterling, Sterling Bank and the Sterling Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which Sterling is named an insured are sufficient for their purpose.  Such policies of insurance are listed and described in Sterling Schedule 3.19.  None of Sterling, Sterling Bank or any Sterling Subsidiary has received any notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as disclosed in Sterling Schedule 3.19, there are no material claims pending under such policies of insurance and no notices have been given by Sterling, Sterling Bank or any Sterling Subsidiary under such policies.  Within the last three years each of Sterling, Sterling Bank and the Sterling Subsidiaries have received each type of insurance coverage for which it has applied and during such period has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 3.20 Labor.

(a) No work stoppage involving Sterling, Sterling Bank or any Sterling Subsidiary is pending as of the date hereof or, to the Knowledge of Sterling or Sterling Bank, threatened.  None of Sterling, Sterling Bank or any Sterling Subsidiary is involved in, or, to the Knowledge of Sterling or Sterling Bank, threatened with or affected by, any proceeding asserting that Sterling, Sterling Bank or any Sterling Subsidiary has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding that might reasonably be expected to have a Material Adverse Effect on Sterling and its subsidiaries on a consolidated basis.  No union represents or, to the Knowledge of Sterling or Sterling Bank, claims to represent any employees of Sterling, Sterling Bank or any Sterling Subsidiary, and, to the Knowledge of Sterling or Sterling Bank, no labor union is attempting to organize employees of Sterling, Sterling Bank or any Sterling Subsidiary.

(b) Sterling has made available to Roma a true and complete list of all employees of Sterling, Sterling Bank and each Sterling Subsidiary as of the date hereof, together with the employee position, title, salary and date of hire.  Except as set forth on Sterling

Schedule 3.16(a) hereto, no employee of Sterling, Sterling Bank any Sterling Subsidiary has any contractual right to continued employment by such entity.

(c) Sterling, Sterling Bank and each Sterling Subsidiary are in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on Sterling Schedule 3.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of Sterling or any of its subsidiaries, there is not threatened any proceeding against or affecting Sterling, Sterling Bank or any Sterling Subsidiary relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Sterling, Sterling Bank or any Sterling Subsidiary.

Section 3.21 Compliance with Laws.  Except for any noncompliance that has been cured prior to the date hereof or as disclosed in Sterling Schedule 3.21, Sterling, Sterling Bank and each Sterling Subsidiary have materially complied with all applicable federal, foreign, state and local laws, rules, ordinances, judgments, regulations and orders applicable to them, their properties, assets, deposits, business, conduct of business and relationship with their employees, including, without limitation, the Sarbanes-Oxley Act of 2002, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and none of Sterling, Sterling Bank or any Sterling Subsidiary has received any written notice to the contrary that is currently outstanding.  Except as disclosed in Sterling Schedule 3.21, none of Sterling, Sterling Bank or any Sterling Subsidiary:

(a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Sterling and its subsidiaries on a consolidated basis);

(b) has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders that such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Sterling and its subsidiaries on a consolidated basis), (ii) threatening to revoke any permit or license other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on Sterling and its subsidiaries on a consolidated basis, (iii) requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to all similarly situated bank holding companies and their subsidiary banks); or

(c)   is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist that would cause it:  (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Sterling Bank pursuant to Appendix B to 12 C.F.R. Part 364.  Furthermore, the Board of Directors of Sterling Bank has adopted and Sterling and Sterling Bank have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

Section 3.22 Transactions with Management.  Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Sterling Bank at the time such deposits were entered into, (b) the loans listed on Sterling Schedule 3.5 or arm’s length loans to employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under employee benefit plans of Sterling, Sterling Bank or a Sterling Subsidiary set forth in Sterling Schedule 3.12(a), (d) any loans or deposit agreements entered into in the ordinary course with customers of Sterling Bank, and (e) items set forth on Sterling Schedule 3.22, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $10,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $10,000 for all such contracts for commitments in the aggregate for any such individuals  No loan or credit accommodation to any Affiliate of Sterling, Sterling Bank or any Sterling Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended (with respect to extensions, not in the ordinary course of business) except for rate modifications pursuant to its loan modification policy that is applicable to all Persons.  Sterling Bank has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Sterling Bank is inappropriate.

Section 3.23 Derivative Contracts.  Except as set forth on Sterling Schedule 3.23, none of Sterling, Sterling Bank or any Sterling Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Sterling that is a financial derivative contract (including various combinations thereof).

Section 3.24 Deposits.  Except as set forth on Sterling Schedule 3.24, none of the deposits of Sterling Bank are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and, except as set forth on Sterling Schedule 3.24, no portion of such deposits represents a deposit of any Affiliate of Sterling, Sterling Bank or any Sterling Subsidiary.

Section 3.25 Accounting Controls; Disclosure Controls.

(a) Sterling, Sterling Bank and the Sterling Subsidiaries have devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Boards of Directors and the duly authorized executive officers of Sterling, Sterling Bank and the Sterling Subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Sterling, Sterling Bank and the Sterling Subsidiaries or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Sterling, Sterling Bank and the Sterling Subsidiaries is permitted only in accordance with general or specific authorization of the Boards of Directors and the duly authorized executive officers of Sterling, Sterling Bank and the Sterling Subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(b) Sterling has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act to allow Sterling’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Sterling required under the Exchange Act.

(c) None of the records, systems, controls, data or information of Sterling, Sterling Bank or any Sterling Subsidiary are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its subsidiaries or accountants except as would not reasonably by expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence.  Sterling has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(d) No personal loan or other extension of credit by Sterling Bank or any Sterling Subsidiary to any of the executive officers or directors of Sterling, Sterling Bank or any Sterling Subsidiary has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act.

(e) Since January 1, 2009, (i) none of Sterling, Sterling Bank or any Sterling Subsidiary nor any director, officer or employee, or, to the Knowledge of Sterling, Sterling Bank or any Sterling Subsidiary, any auditor, accountant or representative of Sterling, Sterling Bank or any Sterling Subsidiary has received any written complaint, allegation, assertion, or claim that such entity has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) to the Knowledge of Sterling, Sterling Bank or any Sterling Subsidiary, no attorney representing Sterling, Sterling Bank or any Sterling Subsidiary, whether or not employed by Sterling or Sterling Bank, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Sterling, Sterling Bank, any Sterling Subsidiary or any of their respective officers, directors, employees or agents to any officer of Sterling, Sterling Bank, any Sterling Subsidiary, their Boards of Directors or any member or committee thereof.

Section 3.26  SEC Filings.  Except as set forth in Sterling Schedule 3.26, Sterling has timely filed all forms, reports and documents required to be filed by Sterling with the SEC since December 31, 2007 (collectively, the “Sterling SEC Reports”).  The Sterling SEC Reports (i) at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then the date of such filing), complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Sterling SEC Reports or necessary in order to make statements in the Sterling SEC Reports, in light of the circumstances under which they were made, not misleading.

Section 3.27 Proxy Materials.  None of the information relating to Sterling, Sterling Bank or the Sterling Subsidiaries to be included in the Proxy Statement that is to be mailed to the shareholders of Sterling in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not materially false or misleading.

Section 3.28 Deposit Insurance.  The deposit accounts of Sterling Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “FDI Act”); Sterling Bank has paid all regular premiums, required prepayments of premiums and special assessments and filed all reports required under the FDI Act.

Section 3.29 Intellectual Property.  Except as set forth in Sterling Schedule 3.29, Sterling, Sterling Bank and each Sterling Subsidiary own or possess valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks, trademarks, computer software and other intellectual property used in its businesses; none of Sterling, Sterling Bank or any Sterling Subsidiary has received any notice of conflict with respect thereto that asserts the right of others.

Section 3.30 Untrue Statements and Omissions.  No representation or warranty contained in Article 3 of this Agreement or in the Sterling Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.31 Fairness Opinion.  Prior to the execution of this Agreement, Sterling has received a written opinion from Griffin, a true and complete copy of which will be delivered to Roma promptly after the date of this Agreement, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Sterling from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.32 No Trust Powers.  None of Sterling, Sterling Bank or any Sterling Subsidiary exercises trust powers or acts as a fiduciary, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to assets held other than acting as a trustee or custodian with respect to IRA accounts related to insured deposits or as trustee or custodian for other insured deposits held.

Section 3.33 Registration Obligations.  Sterling is not under any obligation, contingent or otherwise, that will survive the Merger to register any of its securities under the Securities Act or any state securities laws.

Section 3.34 Investment Securities.  Except as set forth on Sterling Schedule 3.34, no investment security or mortgage-backed security held by Sterling, Sterling Bank or any Sterling Subsidiary, were it to be held as a loan, would be classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classification.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ROMA

Roma and Roma Bank hereby represent and warrant to Sterling and Sterling Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 4.1  Organization and Related Matters of Roma.

(a) Roma is a corporation duly organized, validly existing and in good standing under the laws of the United States of America.  Roma has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and Roma is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Roma, or the character or location of the properties and assets owned or leased by Roma makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Roma on a consolidated basis.  Roma is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended.  True and correct copies of the Charter and the Bylaws of Roma, each as amended to the date hereof, have been made available to Sterling.

(b) Roma Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America.  Roma Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Charter and the Bylaws of Roma Bank, each as amended to the date hereof, have been made available to Sterling.

Section 4.2   Authorization.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of Roma and Roma Bank, and no other corporate or other proceedings on the part of Roma and Roma Bank are or will be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement is the valid and binding obligation of Roma and Roma Bank enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the respective charter documents of Roma or Roma Bank or, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Roma or any of its material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Roma Schedule 4.2; and (Y) with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Roma on a consolidated basis.

Section 4.3   Consents and Approvals.  Except for (i) the Consents of the Regulatory Authorities; (ii) the approval of this Agreement by the shareholders of Sterling; and (iii) as disclosed in Roma Schedule 4.3, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Roma and Roma Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.  Neither Roma or Roma Bank is a party to any, and there are no pending or, to the Knowledge of Roma or Roma Bank, any threatened, judicial, administrative, arbitral or other proceedings, claims (whether asserted or unasserted), actions, causes of action or governmental investigations against Roma or Roma Bank challenging the validity of the transactions contemplated by this Agreement.

Section 4.4    Proxy Materials.  None of the information relating solely to Roma or any Subsidiary to be included or incorporated by reference in the Proxy Statement that is to be mailed to the shareholders of Sterling in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of Sterling to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or materially misleading.

Section 4.5    Regulatory Matters.  Roma has not agreed to take any action, has no Knowledge of any fact and has not agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including matters relating to the Community Reinvestment Act or the Bank Secrecy Act.

Section 4.6    Access to Funds.  Roma has, and on the Closing Date will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration.

Section 4.7   Untrue Statements and Omissions.  No representation or warranty contained in Article 4 of this Agreement or in the Roma Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
COVENANTS AND AGREEMENTS

Section 5.1 Conduct of the Business of Sterling and Sterling Bank.

(a) During the period from the date of this Agreement to the Effective Time of the Merger, each of Sterling and Sterling Bank shall, and shall cause each Sterling Subsidiary to: (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for Sterling and Roma its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) except as required by law or regulation, take no action that would adversely affect or delay the ability of any of the Parties to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement, and (iv) take no action that results in or that would reasonably be expected to result in a Material Adverse Effect on Sterling.

(b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, none of Sterling, Sterling Bank or any Sterling Subsidiary shall, without the prior written consent of Roma or as set forth in this Agreement:

(i)	change, delete or add any provision of or to its Certificate of Incorporation or Bylaws or other governing documents of any such entity;

(ii)
except for the issuance of Sterling Shares upon the exercise of any outstanding Sterling Options, change the number of shares of its authorized, issued or outstanding capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock, declare, set aside or pay any dividend or other distributions;

(iii)
with respect to borrowings, incur any liabilities or material obligations (other than deposit liabilities and short-term borrowings (including FHLB borrowings and correspondent bank borrowings) with maturities of six months or less in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv)	make any capital expenditures individually in excess of $5,000 other than expenditures necessary to maintain existing assets in good repair;

(v)	except as set forth on Sterling Schedule 3.14(a), sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi)
pay any bonuses to any employee, officer, director or other person; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person except for the Option Cancellation and Release Agreements; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan except as may be required by law or as may be necessary to cancel the Sterling Options; grant any general increase in compensation or pay any bonuses to its employees as a class or to its officers or employees except for salary increases made in the ordinary course and of not more than two and one-half percent (2.5%) of the individual’s base salary and not prior to the one year anniversary of such prior year salary increase and following not less than three business days prior notice to Roma; grant any increase in salary, fees or other compensation or in other benefits to any of its directors or officers; or effect any change in any material respect in retirement benefits to any class of directors, officers or employees, except as required by law;

(vii)
except as set forth on Sterling Schedule 5.1(b), enter into or extend any agreement requiring payments by Sterling in excess of $5,000, including but not limited to any lease or license relating to real property, personal property, data processing or bankcard functions, other than in connection with capital expenditures permitted under

Section 5.1(b)(iv) and sales and dispositions permitted under Section 5.1(b)(v);

(viii)
acquire or agree to acquire five percent (5%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, Sterling shall consult with Roma with respect to any such foreclosures;

(ix)
originate, purchase, extend or grant (a) any loan, including modifications to any loans existing on the date hereof, in principal amount in excess of $400,000 or (b) any construction loan, automobile loan or manufactured housing loan in any amount;

(x)
file any applications or make any contract with respect to branching by Sterling Bank (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property other than in connection with foreclosing proceedings;

(xi)	form any new Subsidiary;

(xii)	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Sterling Bank’s past practices;

(xiii)	take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 and 8 not being satisfied;

(xiv)
purchase or sell or otherwise acquire any investment securities other than U.S. Treasury securities, U.S. Government agency securities or mortgage-backed securities guaranteed by an agency of the U.S. Government, in each case purchased in the ordinary course of business consistent with past practices and in accordance with Sterling’s investment policy;

(xv)
commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or restrictions upon any of their operations;

(xvi)
waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

(xvii)	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to existing policies;

(xviii)
enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xix)
except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xx)
make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by Sterling’s independent public accountants;

(xxi)
except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Employee Benefit Plan;

(xxii)
purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies or otherwise permitted under this Agreement;

(xxiii)
foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of Hazardous Material or an underground storage tank;

(xxiv)
make any written communications to the directors, officers or employees of Sterling, Sterling Bank or any Sterling Subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Roma with a copy or description of the intended communication, which Roma shall promptly review and comment on, and Roma and Sterling shall cooperate in providing any such mutually agreeable communication;

(xxv)
issue any broadly distributed communication of a general nature to customers without the prior approval of Roma (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(xxvi)	agree to do any of the foregoing.

Section 5.2 Current Information.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Sterling will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Roma and to report the general status of the ongoing operations of Sterling, Sterling Bank and the Sterling Subsidiaries.  Sterling will promptly notify Roma of any material change in the normal course of business or the operations or the properties of Sterling, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Sterling, Sterling Bank, the Sterling Subsidiaries or the threat of litigation, claims, threats or causes of action involving Sterling, and will keep Roma fully informed of such events.  Sterling will furnish to Roma, promptly after the preparation and/or receipt by Sterling thereof, copies of its unaudited monthly and quarterly periodic financial statements and Call Reports for the applicable periods then ended, and such financial statements and Call Reports shall, upon delivery to Roma, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Sterling or the Financial Regulatory Reports of Sterling Bank, as applicable.

Section 5.3 Access to Properties; Personnel and Records; Systems Integration.

(a) For so long as this Agreement shall remain in effect, Sterling, Sterling Bank and the Sterling Subsidiaries shall permit Roma or its agents upon reasonable notice reasonable access, during normal business hours, to their properties, and shall disclose and make available (together with the right to copy) to Roma and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Sterling, Sterling Bank and the Sterling Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss this Agreement or any of the transactions contemplated by this Agreement), organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which Roma may have a reasonable interest, and Sterling and Sterling Bank shall use their reasonable best efforts to provide to Roma and its representatives access to the work papers of Sterling’s accountants.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination of this Agreement, Sterling shall provide to Roma with as much notice as reasonably possible of all special and regular meetings of the Sterling and Sterling Bank Boards of Directors and committees thereof and of all meetings of officers of Sterling, and Sterling will invite a Roma representative to attend all meetings of Sterling Bank’s Asset/Liability Committee, Audit Committee and Loan Committee except those related to this Agreement or any of the transactions contemplated by this Agreement and provide Roma with a copy of the board and committee packages in advance of such meetings and a copy of the minutes of such meetings promptly thereafter except those board and committee packages and minutes relating to this Agreement or the transactions contemplated by this Agreement.  Sterling shall provide information not less than weekly regarding the business activities and operations of Sterling Bank and all parties will establish procedures for coordination and monitoring of transition activities.  Notwithstanding the foregoing, Sterling shall not be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement entered into by Sterling prior to the date hereof; provided that each party shall cooperate with the other party in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted.  The foregoing rights granted shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

(b) All information furnished by the Parties hereto pursuant to this Agreement, whether furnished before or after the date of this Agreement, shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party that furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information that (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party that is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof.  Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.  Without the consent of the other party, neither party shall use information furnished to such party other than for the purposes of the transactions contemplated hereby.

(c) From and after the date hereof, Sterling and Sterling Bank shall, and shall cause their directors, officers and employees to, and shall make all reasonable efforts to cause Sterling’s data processing service providers to, cooperate and assist Roma in connection with an electronic and systematic conversion of all applicable data regarding Sterling to Roma Bank’s system of electronic data processing provided that in no event shall such electronic and systematic conversion take place prior to the Effective Time of the Merger.  In furtherance of, and not in limitation of, the foregoing, Sterling shall make reasonable arrangements during normal business hours to permit personnel and representatives of Roma Bank to train Sterling Bank’s employees in Roma Bank’s system of electronic data processing.  Sterling shall permit Roma to train Sterling Bank’s employees during the 60-day period before the anticipated Effective Time of the Merger (with certain key employees designated by Roma to be made available for training during the 90-day period before the anticipated Effective Time of the Merger) with regard to Roma’s operations, policies and procedures at Roma’s sole cost and expense.  This training may take place at the branch offices of Sterling Bank or Roma Bank at such times to be determined in cooperation with Sterling and shall be conducted in a manner so as to not interfere with the business operations of the Sterling Bank branch offices.

Section 5.4 Approval of Shareholders.  Sterling shall prepare the Proxy Statement and shall permit Roma to review and comment on such Proxy Statement prior to its filing with the SEC, such filing to occur within 30 days after the date of this Agreement.  Sterling shall also inform Roma of any and all comments it receives from the SEC on the preliminary Proxy Statement and shall permit Roma to review and comment on any revised versions prior to filing with the SEC and the final Proxy Statement prior to mailing to its shareholders.  Sterling will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (“Sterling Shareholders Meeting”), at such time as may be mutually agreed to by the Parties (but in no event later than 45 days after the date of clearance of such Proxy Statement).  The Board of Directors of Sterling will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, and Sterling will use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

Section 5.5 No Other Bids.  Except with respect to this Agreement and the transactions contemplated hereby or as otherwise permitted by this Section 5.5, neither Sterling nor any Affiliate (as defined herein) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representatives”) retained by Sterling shall directly or indirectly (i) initiate, solicit, encourage or otherwise take any action designed to or could reasonably be expected to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Acquisition Proposal” (as defined below) by any other party or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.  Neither Sterling nor any Affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Acquisition Proposal, and shall direct and use its reasonable efforts to cause its Affiliates or representatives not to engage in any of the foregoing.  Sterling shall promptly notify Roma orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction.  Sterling shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing.  Notwithstanding the foregoing provisions of this Section 5.5, in the event that, prior to obtaining shareholder approval of the Merger, Sterling receives an unsolicited bona fide written Acquisition Proposal not solicited in violation of this Agreement, and the Sterling Board of Directors concludes in good faith (after consultation with its outside legal counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties for the Board to respond to such Acquisition Proposal and (ii) such Acquisition Proposal constitutes a “Superior Proposal” (as defined below), Sterling may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Sterling shall have entered into a confidentiality agreement with such third party on terms no less restrictive to Sterling than the confidentiality agreement with Roma, and provided further that Sterling also shall provide to Roma a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.5 to the extent not previously provided or made available to Roma.  Sterling shall promptly advise Roma orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal.  Sterling shall (i) keep Roma fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal, (ii) provide to Roma as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Sterling or Sterling Bank from any person that describes any of the terms or conditions of any Acquisition Proposal (including any draft acquisition agreement) and (iii) keep Roma fully informed in all material respects of the status and details of any determination by Sterling’s Board of Directors with respect to any such Acquisition Proposal.

The term “Acquisition Proposal” shall, with respect to Sterling, mean any proposal or offer for any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with Sterling, (b) a purchase, lease or other acquisition of all or substantially all the assets of Sterling, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of securities representing 15% or more of the voting power of Sterling, or (d) a tender or exchange offer to acquire securities representing 15% or more of the voting power of Sterling. “Superior Proposal” means an Acquisition Proposal that the Board of Directors of Sterling reasonably determines (after consultation with Griffin Financial Group, LLC or another financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of Sterling from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Roma in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.6 Maintenance of Properties; Certain Remediation and Capital Improvements.  Sterling, Sterling Bank and the Sterling Subsidiaries will maintain their properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.7 Environmental Audits.  Upon the written request of Roma, which request shall occur within thirty (30) days of the date hereof, Sterling will permit Roma, at Roma’s expense, with respect to each parcel of real property owned by Sterling or Sterling Bank, to procure an environmental audit. ..

Section 5.8 Title Insurance.  Upon the written request of Roma, which request shall occur within thirty (30) days of the date hereof, Sterling will permit Roma, at Roma’s expense, with respect to each parcel of real property owned by Sterling or Sterling Bank, to obtain a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to Roma.

Section 5.9 Surveys.  Upon the written request of Roma, which request shall occur within thirty (30) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.8, Sterling will permit Roma, at Roma’s expense, to obtain a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Roma, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”).

Section 5.10 Consents to Assign and Use Leased Premises.  With respect to the leases disclosed in Sterling Schedule 3.14(b), Sterling will use its reasonable best efforts to obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of Sterling and Sterling Bank to Roma Bank and to permit the use and operation of the leased premises by Roma Bank as of the Closing.

Section 5.11 Compliance Matters.  Prior to the Effective Time of the Merger, Sterling shall take, or cause to be taken, all steps reasonably requested by Roma to cure any deficiencies in regulatory compliance by Sterling or Sterling Bank; provided, however, neither Roma nor Roma Bank shall be responsible for discovering, nor shall Roma have any liability resulting from, such deficiencies or attempts to cure them.

Section 5.12 Support Agreements.  Sterling shall deliver to Roma, as of the date of the Agreement, a Support Agreement in form and substance as set forth at Exhibit B, executed by each director and each executive officer (including the President and Chief Executive Officer, the Chief Financial Officer and each Executive Vice President) of Sterling and Sterling Bank.

Section 5.13 Disclosure Controls.

(a) Between the date of this Agreement and the Effective Time of the Merger, Sterling shall maintain disclosure controls and procedures that are effective to ensure that material information relating to Sterling, Sterling Bank and the Sterling Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of Sterling to permit Sterling to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to Sterling’s auditors and audit committee any significant deficiencies in the design or operation of internal controls that could adversely affect Sterling’s ability to record process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in Sterling’s internal controls; and

(iii) Sterling shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b)           Between the date of this Agreement and the Effective Time of the Merger, Sterling shall, upon reasonable notice during normal business hours, permit Roma (a) to meet with the officers of Sterling and Sterling Bank responsible for the Financial Statements of Sterling and Sterling Bank and the internal control over financial reporting of Sterling and Sterling Bank to discuss such matters as Roma may deem reasonably necessary or appropriate concerning Roma’s obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of Sterling and Sterling Bank to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to Sterling’s and Sterling Bank’s operations with the controls and procedures and internal control over financial reporting of Roma for purposes of assisting Roma in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time of the Merger.  Sterling shall, and shall cause its and Sterling Bank’s respective employees and accountants to, fully cooperate with Roma in the preparation, documentation, review, testing and all other actions Roma deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Best Efforts; Cooperation.  Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its reasonable best efforts in good faith promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, so as permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article 7 hereof, and furthermore agrees to cooperate fully with the other Party to that end.

Section 6.2 Regulatory Matters.

(a) As promptly as practicable following the execution and delivery of this Agreement, but in no event more than 45 days from the date hereof, Roma and Sterling shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities that are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger.  Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require.  The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties that are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Sterling.  Each of the Parties shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b) Each Party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement.  The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3 Employment and Employee Benefits Matters.

(a) The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Roma or any of its Affiliates and any officer or employee of Sterling or an obligation on the part of Roma or any of its Affiliates to employ any such officers or employees.

(b) Roma will honor the Change in Control Agreements of Sterling as set forth at Sterling Schedule 6.3(b), subject to the terms of the Addenda to the Change in Control Severance Agreement entered into between Roma, Roma Bank and certain officers of Sterling Bank, the form of which is attached as Exhibit C.  Roma will also honor the Employment Agreement between Sterling Bank and Robert King, as amended by the Addendum to Employment Agreement attached as Exhibit D.  Sterling Schedule 6.3(b) includes a calculation of all potential payments and supporting data as detailed in the Employment Agreement and the Change in Control Agreements calculated as of the date of this Agreement and to be updated in advance of the Closing Date.

(c) Roma shall merge the Sterling 401(k) plan into its 401(k) plan as soon as administratively feasible after the Effective Time of the Merger.  Sterling employees who continue as employees of Roma Bank after the Effective Time of the Merger (“Continuing Employees”) shall receive, for purposes of eligibility to participate and receive employer contributions under any Roma Bank 401(k) plan, credit for all service with Sterling, Sterling Bank, or any Sterling Subsidiary and shall enter any Roma Bank 401(k) plan in accordance with its terms as soon as administratively feasible following the Effective Time of the Merger.

(d) After the Merger, Roma shall continue, except to the extent not consistent with law, Sterling’s health and welfare benefit plans, programs, insurance and other policies until such time as Roma elects to take alternative action.  Sterling will assist Roma before the Effective Time of the Merger in reviewing such benefit plans and programs and will take such actions that may be requested by Roma with respect to such plans to take effect not sooner than the Effective Time, unless consented by Sterling.  In the event Roma elects to terminate any of Sterling’s health and welfare benefit plans, programs, insurance and other policies, Continuing Employees will become eligible to participate in the medical, dental, health or disability plan maintained by Roma or Roma Bank.  Roma or Roma Bank, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such Sterling plan that is terminating to (i) waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable Sterling medical, health, dental or disability plans and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous Sterling Employee Benefit Plan prior to the enrollment date.

(e) Until the Effective Time of the Merger, Sterling shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) with respect to each Sterling qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time of the Merger.  Roma shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each Sterling qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time of the Merger, and (ii) for continued health coverage under COBRA from and after the Effective Time of the Merger for each Sterling qualified beneficiary who incurs a qualifying event before the Effective Time of the Merger.

(f)  Employees of Sterling (other than the Named Officers, as such term defined in Section 11.1) as of the date of the Agreement who remain employed by Sterling as of the Effective Time of the Merger and whose employment is terminated by Sterling or Roma Bank (absent termination for cause as determined by the employer) within six (6) months after the Effective Time shall receive severance pay equal to two (2) weeks of base weekly pay for each year of employment service completed with Sterling prior to the Effective Time, with a minimum severance payment to an individual equal to four (4) weeks of base pay and a maximum payment equal to 26 weeks of base pay.  Such severance pay will be made at regular payroll intervals.  Such severance payments will be in lieu of any severance pay plans that may be in effect at Sterling prior to the Effective Time of the Merger.

(g) Continuing Employees shall be eligible to participate in the Roma Employee Stock Ownership Plan, provided that such employees shall not receive credit for prior employment service with Sterling for purposes of eligibility to participate and vesting service with respect to such plan. Continuing Employees shall be eligible to participate in Roma’s Defined Benefit Pension Plan (or any substitute plan), provided that such employees shall not receive credit for prior employment service with Sterling for purposes of eligibility to participate and vesting service, nor for purposes of benefit accrual purposes, with respect to such plan.

Section 6.4 Indemnification.

(a) For a period of six (6) years after the Effective Time of the Merger, Roma shall indemnify, defend and hold harmless the directors and officers of Sterling and Sterling Bank (each an “Indemnified Party”) against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the fullest extent that Sterling or Sterling Bank would have been permitted under any applicable law.  Roma shall pay expenses, including reasonable attorney’s fees, as they are incurred and in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification.

(b) After the Effective Time of the Merger, directors, officers and employees of Sterling, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only.  These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Roma and its subsidiaries would be entitled under the Charter and Bylaws of Roma or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Roma may then make available to officers, directors and employees of Roma and its subsidiaries.

(c) Roma shall (and Sterling shall cooperate prior to the Effective Time of the Merger) maintain in effect for a period of three (3) years after the Effective Time of the Merger Sterling’s existing directors’ and officers’ liability insurance policy; provided that Roma may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions that are substantially no less advantageous or (ii) with the consent of Sterling (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events that occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; and provided further that Roma shall not be obligated to make premium payments applicable to such three (3) year period in respect of such policy (or coverage replacing such policy) that exceed, for the portion related to Sterling’s directors and officers, 135% of the annual premium payments on Sterling’s current policy, as in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Roma shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the Maximum Amount.

(d)           If Roma, Roma Bank or any of their successors and assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger (including without limitation the merger of Sterling into Roma contemplated hereby), or shall transfer all or substantially all of its assets to any person, then, in each case, proper provisions shall be made so that the successors and assigns of Roma and Roma Bank shall assume the obligations set forth in this Section 6.4.

(e)           The provisions of this Section 6.4 are intended for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and representatives.

Section 6.5 Transaction Expenses of Sterling.

(a) Sterling Schedule 6.5(a) contains Sterling’s estimated budget of transaction-related expenses reasonably anticipated to be payable by Sterling in connection with this Agreement and the transactions contemplated thereunder through the Closing Date, including any payments to be made in accordance with any employment agreements, change in control agreements, non-compete agreements or bonus arrangements between any officer and Sterling to be made before or after the Effective Time of the Merger, based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals.  Sterling shall use its best efforts to maintain expenses within the budget.

(b) Promptly after the execution of this Agreement, Sterling shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within 30 days, except for any success fees due upon completion or termination of the Merger, all of which are detailed, including the amount and circumstances under which they will be due, on Sterling Schedule 6.5(b).  Sterling shall review these invoices and track such expenses against the budget referenced above, and Sterling shall advise Roma of such matters prior to payment of such invoices.

(c) Sterling shall ask its professionals to render monthly invoices within thirty (30) days after the end of each month.  Sterling shall advise Roma monthly of such invoices for professional services, disbursements and reimbursable expenses that Sterling has incurred in connection with this Agreement prior to payment of such invoices, and Sterling shall track such expenses against the budget referenced above.

(d) Sterling, in reasonable consultation with Roma, shall make all arrangements with respect to the printing and mailing of the Proxy Statement, the expenses of which shall be the responsibility of Sterling.

(e) Not later than two (2) business days prior to the Closing Date, Sterling shall provide Roma with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made.  Sterling shall detail any variance of such transaction expenses to the budget set forth at Sterling Schedule 6.5(a) as of the date of the Agreement.

Section 6.6 Press Releases.  Roma and Sterling agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby without first consulting with the other party as to the form and substance of such disclosures that may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that is required by law or regulation.

Section 6.7 Prior Notice and Approval Before Payments To Be Made.  No payments shall be made by Sterling to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, non-compete agreements, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), which  payments arise upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with Sterling, except to the extent that such intended payments (i) have been set forth in the Sterling Schedules furnished to Roma at the date of this Agreement, (ii) with prior written notice to Roma of such intended payment, and (iii) delivery of a written acknowledgement and release executed by the recipient and Sterling reasonably satisfactory to Roma in form and substance.  Prior to Sterling making any such payments to any officer or director, Sterling, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code, and Sterling shall furnish Roma with a detailed schedule related to such determination prior to making any such payments.

Section 6.8 Boards of Directors of Roma and Roma Bank.  Roma will appoint to the Board of Directors of Roma and Roma Bank one individual who currently serves on the Board of Directors of Sterling and who is acceptable to Roma in its sole and absolute discretion.

Section 6.9 Supplemental Indenture.  Prior to the Effective Time of the Merger, Sterling shall take all actions necessary to enter into a supplemental indenture with the Trustee of the Indenture dated May 1, 2007 for Sterling’s variable rate junior subordinated deferrable interest debentures to evidence the succession of Roma as of the Effective Time of the Merger.  The form of the supplemental indenture shall be reasonably acceptable to Roma, and Roma agrees to accept the covenants, agreements and obligations of Sterling under such Indenture.

Section 6.10 Notification of Certain Matters.  Each party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such party.  Each of Sterling and Roma shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

ARTICLE 7
MUTUAL CONDITIONS TO CLOSING

The obligations of Roma, on the one hand, and Sterling, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived in writing as hereinafter provided for:

Section 7.1 Shareholder Approval.  The Merger shall have been approved by the requisite vote of the shareholders of Sterling.

Section 7.2 Regulatory Approvals.  All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3 Litigation.  There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, that, in the case of (i) through (iii), and in the reasonable judgment of either Roma or Sterling, based upon advice of counsel, would have a Material Adverse Effect with respect to Roma or Sterling, as the case may be.  No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Merger.

Section 7.4. Disclosure Supplements.  From time to time prior to the Effective Time of the Merger, each Party will promptly supplement or amend their respective Schedules delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered materially inaccurate thereby.  No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles 8 and 9 and shall be for informational purposes only.

ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF ROMA

The obligation of Roma to consummate the Merger is subject to the satisfaction of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1 Representations and Warranties.  The representations and warranties of Sterling and Sterling Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.  For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be true and correct, either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will have or is reasonably likely to have a Material Adverse Effect on Sterling and its subsidiaries taken as a whole. Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 3.2 shall be deemed untrue and incorrect if not true and correct except to an immaterial (relative to Section 3.2 taken as a whole) extent.

Section 8.2 Performance of Obligations.  Sterling and Sterling Bank shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

Section 8.3 Certificate Representing Satisfaction of Conditions.  Sterling shall have delivered to Roma a certificate of the Chief Executive Officer of Sterling dated as of the Closing

Date and without personal liability as to the satisfaction of the matters described in Sections 8.1 8.2, 8.8 and 8.9 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Sterling under Article 3 of this Agreement.

Section 8.4 Consents Under Agreements.  Sterling shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Sterling under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

Section 8.5 Material Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority, other than standard conditions that are normally imposed by Regulatory Authorities in bank merger transactions, that, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the good faith judgment of Roma, any material adverse requirement upon Roma or any Roma subsidiary, including, without limitation, any requirement that Roma sell or dispose of any significant amount of the assets of Sterling or any other Roma subsidiary.

Section 8.6 Certification of Claims.  Sterling shall have delivered a certificate to Roma that, other than as set forth in such certificate, Sterling is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Sterling.

Section 8.7 Audited Financial Statements.  Roma shall have received audited financial statements of Sterling as of and for the year ended December 31, 2009 prepared by McGladrey & Pullen, LLP, together with McGladrey's unqualified opinion on such financial statements.

Section 8.8 Minimum Tangible Equity.  Sterling’s tangible common equity capital as of the Closing Date, taking into account all transaction costs and accounting adjustments (excluding adjustments pursuant to Statement of Financial Accounting Standards No. 141R) that will be recorded by Sterling as of the Closing Date, shall be not less than $9,900,000.

Section 8.9 Nonperforming Assets.  Sterling’s Nonperforming Assets, as defined in Section 11.1, shall not exceed $30,000,000 for the period from January 1, 2010 through the Closing Date.

Section 8.10 Environmental Audit Results.  The results of any environmental audit conducted by Roma pursuant to Section 5.7 hereof shall not indicate  circumstances or conditions that require remediation with an estimated cost in excess of $500,000 for all such properties.

Section 8.11 Option Cancellation Agreements.  If the Board of Directors of Sterling has not taken all action necessary to cause the Sterling Options to be terminated and canceled at or prior to the Effective Time of the Merger or, in the case of the 2008 Plans, terminated and redeemable at or immediately after the Effective Time of the Merger for no consideration or, if such Board of Directors action requires the consent of any option holder, each holder of a Sterling Option shall have executed and delivered an Option Cancellation and Release Agreement in the form attached as Exhibit E.

Section 8.12 Support Agreements.  Each director and executive officer of Sterling shall have executed a Support Agreement in the form attached as Exhibit B as of the date of this Agreement.

Section 8.13 Addenda to Change in Control Severance  Agreements.  Designated officers of Sterling and Sterling Bank (R. Scott Horner, John Herninko, Sherri Valentino-Congdon, Dale F. Braun, Jr. and Kimberly Johnson) shall have executed an Addendum to the Change in Control Severance Agreement with Roma and Roma Bank in the form attached as Exhibit C as of the date of this Agreement.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF STERLING

The obligation of Sterling to consummate the Merger as contemplated herein is subject to the satisfaction of each of the following conditions, unless waived as hereinafter provided for:

Section 9.1 Representations and Warranties.  The representations and warranties of Roma contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.  For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be true and correct, either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will have or is reasonably likely to have a Material Adverse Effect on Roma and its subsidiaries taken as a whole.

Section 9.2 Performance of Obligations.  Roma and Roma Bank shall have performed in all material respects all covenants, obligations and agreements required to be performed by them under this Agreement prior to the Effective Time of the Merger.

Section 9.3 Certificate Representing Satisfaction of Conditions.  Roma shall have delivered to Sterling a certificate of the Chief Executive Officer of Roma dated as of the Effective Time of the Merger and without personal liability as to the satisfaction of the matters described in Section 9.1 and Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Roma under Article 4 of this Agreement.

ARTICLE 10
TERMINATION, WAIVER AND AMENDMENT

Section 10.1 Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a) by the mutual consent in writing of the Boards of Directors of Roma and Sterling;

(b) by the Board of Directors of Roma or Sterling if the Merger shall not have occurred on or prior to December 31, 2010, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

(c) by the Board of Directors of Roma or Sterling (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Sterling and Section 9.1 in the case of Roma or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of Sterling and Section 9.1 of this Agreement in the case of Roma;

(d) by the Board of Directors of Roma or Sterling (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Sterling and Section 9.1 in the case of Roma or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(e) by the Board of Directors of Roma or Sterling in the event (1) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (2) the shareholders of Sterling fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at Sterling’s shareholders’ meeting where the transactions were presented to such shareholders for approval and voted upon;

(f) by the Board of Directors of Roma or Sterling (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of Sterling and Section 9.1 in the case of Roma or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement;

(g) by the Board of Directors of Roma, (i) if Sterling fails to hold its shareholder meeting to vote on the Agreement by August 31, 2010 or (ii) if Sterling’s Board of Directors either (A) fails to recommend, or fails to continue its recommendation, that the shareholders of Sterling vote in favor of the adoption of this Agreement or (B) modifies, withdraws or changes in any manner adverse to Roma its recommendation that the shareholders of Sterling vote in favor of the adoption of this Agreement;

(h) by the Board of Directors of Roma, (i) if Sterling’s Nonperforming Assets exceed $30,000,000 for the period from January 1, 2010 through the Closing Date, or (ii) if Sterling’s tangible common equity capital is less than $9,900,000 on the Closing Date; or

(i) By the Board of Directors of Sterling, if, after it has received a Superior Proposal in compliance with Section 5.5 and otherwise complied with all of its obligations under Section 5.5, Sterling or any of its subsidiaries enters into a definitive  agreement with respect to, or consummates a transaction which is the subject of, an Acquisition Proposal; provided, however, that this Agreement may only be terminated in accordance with this Section 10.1(i) and a new definitive agreement entered into by Sterling with a third party (A) not earlier than 72 hours following written notice to Roma advising Roma that the Board of Directors of Sterling is prepared to accept such Superior Proposal and (B) after payment, in immediately available funds of the Termination Fee (as defined below).

Section 10.2 Effect of Termination; Termination Fee.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b) In the event of termination of this Agreement pursuant to Section 10.1, except as provided in Section 10.2(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.  In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(c) If, after the date of this Agreement, (i) Roma terminates this Agreement in accordance with Section 10.1(g) or (ii) Sterling terminates this Agreement in accordance with Section 10.1(i), then immediately upon the occurrence of the events specified in Section 10.2(c)(i) or Section 10.2(c)(ii) and in addition to any other rights and remedies of Roma, Sterling shall pay Roma a cash amount of $745,000 as an agreed-upon termination fee (the “Termination Fee”).  If, after, the date of this Agreement, Sterling or Roma terminates this

Agreement in accordance with Section 10.1(e)(2) (a “Trigger Event”) and an Acquisition Transaction, as defined below, involving Sterling is consummated or a definitive agreement is entered into by Sterling relating to an Acquisition Transaction, in either case within 18 months following a Trigger Event (a “Subsequent Trigger Event”), then, upon such Subsequent Trigger Event, in addition to any other rights and remedies of Roma, Sterling shall pay Roma the Termination Fee.  If payment of the Termination Fee is made, then Roma will not have any other rights or claims against Sterling or its subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Termination Fee under Section 10.2(c) will constitute the sole and exclusive remedy of Roma against Sterling, Sterling Bank, or their respective officers and directors.  For purposes of this Section 10.2(c), “Acquisition Transaction” means any of the following: (w) a merger or consolidation, or any similar transaction (other than the Merger) of any company with Sterling; (x) a purchase, lease or other acquisition of all or substantially all the assets of Sterling; (y) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of securities representing 15% or more of the voting power of Sterling; or (z) a tender or exchange offer to acquire securities representing 15% or more of the voting power of Sterling.

(d) Sterling and Roma agree that the Termination Fee is fair and reasonable in the circumstances.  If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

Section 10.3 Amendments.  To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Roma, Roma Bank, Sterling and Sterling Bank.

Section 10.4 Waivers.  Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, Roma, on the one hand, and Sterling, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, that, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5 Non-Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Roma or Sterling shall not survive the Effective Time of Merger, except that Section 5.3(b), Section 6.3 and Section 6.4 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than Roma, Sterling (or directors and officers thereof in their capacities as such) shall not survive the Effective Time of Merger; provided that no representation or warranty of Roma, Roma Bank, Sterling or Sterling Bank contained herein shall be deemed to be terminated or extinguished so as to deprive Roma, on the one hand, or Sterling, on the other hand, of any defense at law or in equity which either of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party.  No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Roma or Sterling and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Definitions.  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of  10% or greater equity or voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Environmental Law” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Hazardous Material” means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local law.  Hazardous Material shall include, but not be limited to, (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known, or reasonably should have been known, by the officers and directors of such Person and its subsidiaries and includes any facts, matters or circumstances set forth in any written notice from any bank regulatory agencies or any other material written notice received by that Person.

“Loan Property” means any property owned by Sterling or Sterling Bank, or in which Sterling or Sterling Bank holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect,” with respect to any party, shall mean any event, change or occurrence that, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such party and their respective subsidiaries, if any, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include changes, effects, events, occurrences or state of facts relating to (i) the economy or financial markets in general including changes in market interest rates generally, (ii) actions and omissions of a party hereto (or any of its subsidiaries) taken with the prior written consent of the other party as permitted by this Agreement, (iii) the effect of incurring and paying reasonable expenses in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement, (iv) changes in applicable laws or the interpretation thereof generally affecting financial institutions and their holding companies after the date hereof, and (v) changes in GAAP or the interpretation thereof generally affecting financial institutions and their holding companies after the date hereof.

“Named Officers” means Robert H. King, R. Scott Horner, John Herninko, Sherri Valentino-Congdon, Dale F. Braun, Jr., Kimberly Johnson, Nicholas Ricciuti and Letitia Baum.

“Nonperforming Assets” means the sum of (i) loans in nonaccrual status, as defined in the Federal Financial Institutions Examination Council Instructions for Preparation of Consolidated Reports of Condition and Income (“Call Report Instructions”), (ii) other real estate owned, as defined in the Call Report Instructions and (iii) troubled debt restructurings, as defined in the Call Report Instructions.

“Participation Facility” means any facility in which Sterling or Sterling Bank has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 42 USC §9601(20) (E) and (F).

“Regulatory Authorities” shall mean, collectively, the United States Department of Justice, the FRB, the FDIC, the Office of Thrift Supervision, and all state regulatory agencies having jurisdiction over the Parties (including the New Jersey Department of Banking and Insurance), the Financial Institution Regulatory Authority and the SEC.

“Roma Schedules” shall mean the disclosure schedules, dated as of the date of this Agreement and delivered to Sterling by Roma prior to execution of this Agreement.

“Sterling Schedules” shall mean the disclosure schedules, dated as of the date of this Agreement and delivered to Roma by Sterling prior to execution of this Agreement.

“Subsidiary” means any corporation, financial institution, joint venture, partnership, limited liability company, trust or other business entity: (i) 25% or more of any outstanding class of whose voting interests is directly or indirectly owned by the relevant Person, or is held by it with power to vote; (ii) the election of a majority of whose directors, trustees, general partners or comparable governing body is controlled in any manner by the relevant Person; or (iii) with respect to the management or policies of which the relevant Person has the power, directly or indirectly, to exercise a controlling influence.  Subsidiary shall include an indirect Subsidiary of the relevant Person that is controlled in any manner specified above through one or more corporations or financial institutions that are themselves Subsidiaries.

Section 11.2  Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement between Roma and Sterling with respect to the transactions contemplated hereunder, and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors.  Except as expressly set forth in Section 6.4 of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3  Notices.  All notices, requests or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified United States mail, postage prepaid, sent by a nationally recognized overnight delivery service, or facsimile transmission addressed as follows:

If to Sterling or Sterling Bank:

Sterling Banks, Inc.
3100 Route 38
Mount Laurel, NJ 08054
Attention:  Robert H. King, President and Chief Executive Officer
Facsimile No.:

With a copy to:

Stevens & Lee
1415 Marlton Pike East, Suite 506
Cherry Hill, NJ 08034-2210
Attention:  Edward C. Hogan, Esq.
Facsimile No.: (610) 371-7387

With a copy to:

Griffin Financial Group, LLC
607 Washington Street
Reading, PA  19603
Attention:  Joseph M. Harenza
Facsimile No. (610) 371-8500

If to Roma or Roma Bank, then to:

Roma Financial Corporation
2300 Route 33
Robbinsville, NJ 08691
Attention:  Peter A. Inverso, President and Chief Executive Officer
Facsimile No.:  (609) 223-8303

With a copy to:

Malizia Spidi & Fisch, PC
901 New York Avenue, NW, Suite 210 East
Washington, DC 20001
Attention:      Samuel J. Malizia, Esq.
Daniel H. Burd, Esq.
Facsimile No.: (202) 434-4661

With a copy to:

FinPro, Inc.
20 Church Street
Liberty Corner, NJ 07938
Attention:  Dennis Gibney
Facsimile No.: (908) 604-5951

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the business day after being deposited with a nationally recognized overnight delivery service, (iii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iv) on the business day after transmission when made by facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.4   Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.5   Costs and Expenses.  Except as set forth in Section 10.2, expenses incurred by Sterling on the one hand and Roma on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party that has incurred same.

Section 11.6   Captions.  The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Section 11.8  Persons Bound; No Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other Parties is first obtained (other than by Roma to a subsidiary of Roma or Roma Bank).

Section 11.9  Governing Law.  This Agreement is made and shall be governed by and construed in accordance with the laws of the State of New Jersey (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10Exhibits and Schedules.  Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11Waiver.  The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement.  A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time.  The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded.  The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought.  This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

Section 11.12 Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13 Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular.  Pronouns of one gender shall include all genders.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with GAAP, consistently applied.  References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement.  The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement.  Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.  The recitals hereto constitute an integral part of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

[CORPORATE SEAL]	ROMA FINANCIAL CORPORATION

By: /s/Peter A. Inverso
      Peter A. Inverso
      President and Chief Executive Officer
ATTEST:

/s/Margaret T. Norton
Its Secretary

[CORPORATE SEAL]	ROMA BANK

By: /s/Peter A. Inverso
Peter A. Inverso
President and Chief Executive Officer
ATTEST:

/s/Margaret T. Norton
Its Secretary

[CORPORATE SEAL]	STERLING BANKS, INC.

By: /s/Robert H. King
      Robert H. King
      President and Chief Executive Officer
ATTEST:

/s/R. Scott Horner
Its Secretary

[CORPORATE SEAL]	STERLING BANK

By: /s/Robert H. King
      Robert H. King
      President and Chief Executive Officer
ATTEST:

/s/R. Scott Horner
Its Secretary

EXHIBIT B-1

FORM OF SUPPORT AGREEMENT – NON-EMPLOYEE DIRECTORS

March 17, 2010

Roma Financial Corporation
2300 Route 33
Robbinsville, NJ 08691

Ladies and Gentlemen:

Roma Financial Corporation (“Roma”), Roma Bank (“Roma Bank”), Sterling Banks, Inc. (“SBI”) and Sterling Bank (“Sterling Bank”) are considering entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, and subject to the terms and conditions set forth therein: (a) Roma will acquire SBI by a merger of an acquisition subsidiary of Roma with and into SBI; and (b) shareholders of SBI will receive cash in exchange for their shares of SBI common stock owned on the closing date; (the foregoing, collectively, the “Transaction”).  Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement.

I understand that Roma is requiring, as a condition to its execution and delivery to SBI of the Merger Agreement, that I first execute and deliver to Roma this Letter Agreement.  Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1.           I agree to vote or cause to be voted for approval of the Merger Agreement all shares of SBI common stock (other than shares held in a fiduciary capacity on behalf of a person who is not an immediate family member) over which I exercise sole or shared voting power as of the record date of the SBI shareholder meeting at which the Merger Agreement will be presented for approval, and I agree that I shall vote such shares and any other shares over which I exercise sole or shared voting power as of the record date for voting for any such meeting of shareholders against approval or adoption of any other merger, business combination, recapitalization, liquidation or other similar transaction involving SBI which Roma is not a party thereto at any meeting of shareholders of SBI.  Further, I agree that I will not execute any document to rescind or amend in any manner any prior vote that I cast or cause to be voted in favor of the Merger Agreement.

2.           Through the earliest to occur of (i) the vote of approval of the Merger Agreement by SBI shareholders, or (ii) termination of the Merger Agreement, I agree not to offer, sell, exercise, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of SBI common stock over which I exercise sole or shared investment power, whether such shares are held as of the date of this Letter Agreement or are acquired thereafter, including shares acquired upon the exercise of any stock options, except for (x) transfers by will or operation of law; (y) transfers to charities, charitable trusts or other charitable organizations qualifying under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; or (z) transfers to a lineal descendant or spouse of the undersigned or to a

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trust for the benefit of one or more of the foregoing persons; provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement.

3.           As of the date of this Letter Agreement, I have sole or shared voting power over the number of shares of SBI common stock, if any, set forth below opposite my signature line.  Roma recognizes that with respect to any such shares which have been pledged to a third party (which are specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

4.           I irrevocably agree not to engage in any Competition with Roma, Roma Bank, SBI, Sterling Bank or any affiliate or subsidiary of Roma, Roma Bank, SBI, Sterling Bank for a period of two (2) years after the Closing Date of the Transaction contemplated by the Merger Agreement.  For purposes of this Letter Agreement, “Competition” means becoming an employee, an officer, a director, a consultant, an agent, partner, an advisory director, a founder or a shareholder or other equity holder (other than acquisitions of not more than one percent (1%) of the outstanding capital stock of, or a similar equity interest in, a corporation or other entity) or in any other capacity with any business organization that is doing business or intends to do business in the State of New Jersey in the counties of Burlington, Camden, Mercer or Ocean and that is engaged or intends to engage in the provision of financial services to the public, including, but not limited to, accepting retail or commercial deposit accounts, making loans or offering trust services, commercial banking, mortgage banking, lease financing, including but not necessarily limited to commercial banks, savings associations, trust companies, credit unions and parent companies and subsidiary companies of such business entities (collectively, “Financial Services Companies”).  To the extent that I am currently engaged in such activities, such restrictions herein shall not limit my ability to provide legal services to such Financial Services Companies or to lease or sell real property to such entities.  I have attached a detailed list of my existing equity ownership in other Financial Services Companies in excess of the 1% limitation (noted above) as of the date of this Letter Agreement.

5.           I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

6.           I will not make any public statements with respect to the Transaction contrary to or inconsistent with the statements made by SBI in support of the Transaction or the SBI Board of Directors’ recommendation to its shareholders to vote in favor of the Transaction.  In no event will I recommend or advise any shareholder of SBI to not vote in favor of the Transaction or not to vote their shares at the SBI meeting of shareholders to approve the Merger Agreement, nor will I recommend or advise any SBI shareholder to sell their SBI stock prior to the Effective Time of the Merger.  Further, I agree that I will not recommend or advise any party to vote shares of SBI common stock at any meeting of shareholders of SBI for an acquisition transaction involving SBI that Roma is not a party thereto.

7.           This Letter Agreement shall be governed by the laws of the State of New Jersey, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

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I am signing this Letter Agreement in my capacity as an individual and a shareholder of SBI and not in any other capacity (including as a director or an executive officer of SBI).  This Letter Agreement shall be effective upon acceptance by Roma.

This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Merger Agreement prior to consummation of the proposed transaction in accordance with its terms, except that any such termination shall be without prejudice to Roma’s rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Name:
Title:

Witness

Number of shares held:

Sole voting power:	_______
Shared voting power:	_______
Number of pledged shares:	_______

Accepted:

Roma Financial Corporation

By:
Name: Peter A. Inverso, President and CEO

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EXHIBIT B-2

FORM OF SUPPORT AGREEMENT – OFFICERS

March 17, 2010

Roma Financial Corporation
2300 Route 33
Robbinsville, NJ 08691

Ladies and Gentlemen:

Roma Financial Corporation (“Roma”), Roma Bank (“Roma Bank”), Sterling Banks, Inc. (“SBI”) and Sterling Bank (“Sterling Bank”) are considering entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, and subject to the terms and conditions set forth therein: (a) Roma will acquire SBI by a merger of an acquisition subsidiary of Roma with and into SBI; and (b) shareholders of SBI will receive cash in exchange for their shares of SBI common stock owned on the closing date; (the foregoing, collectively, the “Transaction”).  Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement.

I understand that Roma is requiring, as a condition to its execution and delivery to SBI of the Merger Agreement, that I first execute and deliver to Roma this Letter Agreement.  Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1.           I agree to vote or cause to be voted for approval of the Merger Agreement all shares of SBI common stock (other than shares held in a fiduciary capacity on behalf of a person who is not an immediate family member) over which I exercise sole or shared voting power as of the record date of the SBI shareholder meeting at which the Merger Agreement will be presented for approval, and I agree that I shall vote such shares and any other shares over which I exercise sole or shared voting power as of the record date for voting for any such meeting of shareholders against approval or adoption of any other merger, business combination, recapitalization, liquidation or other similar transaction involving SBI which Roma is not a party thereto at any meeting of shareholders of SBI.  Further, I agree that I will not execute any document to rescind or amend in any manner any prior vote that I cast or cause to be voted in favor of the Merger Agreement.

2.           Through the earliest to occur of (i) the vote of approval of the Merger Agreement by SBI shareholders, or (ii) termination of the Merger Agreement, I agree not to offer, sell, exercise, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of SBI common stock over which I exercise sole or shared investment power, whether such shares are held as of the date of this Letter Agreement or are acquired thereafter, including shares acquired upon the exercise of any stock options, except for (x) transfers by will or operation of law; (y) transfers to charities, charitable trusts or other charitable organizations qualifying under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; or (z) transfers to a lineal descendant or spouse of the undersigned or to a

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trust for the benefit of one or more of the foregoing persons; provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement.

3.           As of the date of this Letter Agreement, I have sole or shared voting power over the number of shares of SBI common stock, if any, set forth below opposite my signature line.  Roma recognizes that with respect to any such shares which have been pledged to a third party (which are specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

4.           I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

5.           I will not make any public statements with respect to the Transaction contrary to or inconsistent with the statements made by SBI in support of the Transaction or the SBI Board of Directors’ recommendation to its shareholders to vote in favor of the Transaction.  In no event will I recommend or advise any shareholder of SBI to not vote in favor of the Transaction or not to vote their shares at the SBI meeting of shareholders to approve the Merger Agreement, nor will I recommend or advise any SBI shareholder to sell their SBI stock prior to the Effective Time of the Merger.  Further, I agree that I will not recommend or advise any party to vote shares of SBI common stock at any meeting of shareholders of SBI for an acquisition transaction involving SBI that Roma is not a party thereto.

6.           This Letter Agreement shall be governed by the laws of the State of New Jersey, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

I am signing this Letter Agreement in my capacity as an individual and a shareholder of SBI and not in any other capacity (including as an executive officer of SBI).  This Letter Agreement shall be effective upon acceptance by Roma.

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This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Merger Agreement prior to consummation of the proposed transaction in accordance with its terms, except that any such termination shall be without prejudice to Roma’s rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Name:
Title:

Witness

Number of shares held:

Sole voting power:	_______
Shared voting power:	_______
Number of pledged shares:	_______

Accepted:

Roma Financial Corporation

By:
Name: Peter A. Inverso, President and CEO

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EXHIBIT C

ADDENDUM TO THE
CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS ADDENDUM (“Addendum”) TO THE CHANGE IN CONTROL SEVERANCE AGREEMENT (“CIC Agreement”), dated the ____ day of __________, 200_, by and among Sterling Banks, Inc. (“Sterling”), Sterling Bank and  ________(“Executive”) is made by and among the Executive and Roma Financial Corporation (“Roma”) and Roma Bank as of March 17, 2010 (“Effective Date”).

WHEREAS, the Executive is currently employed by Sterling and Sterling Bank as _______________________________, and is experienced in certain phases of the business of Sterling and Sterling Bank; and

WHEREAS, Roma contemplates acquiring Sterling pursuant to the Agreement and Plan of Merger (“Merger Agreement”) by and between Roma, Roma Bank, Sterling and Sterling Bank, dated March 17, 2010; and

WHEREAS, the parties desire by this writing to set forth certain modifications to the CIC Agreement as set forth in this Addendum prior to execution of the Merger Agreement, with such Addendum to be effective as of the effective date of the consummation of the merger of Sterling with and into Roma.

NOW, THEREFORE, the parties hereto, intending to be legally bound do hereby agree, that in exchange for the good and valuable consideration paid by Roma, Roma Bank, Sterling and Sterling Bank, this Addendum by and among Roma, Sterling, Sterling Bank and the Executive, is hereby made, as follows:

1.           Notwithstanding anything in Section 1(i) of the CIC Agreement to the contrary, the Executive hereby agrees that any Notice of Termination provided by the Executive to Sterling, Sterling Bank, Roma or Roma Bank as the Employer (or the successor to the Employer) within 60 days following a Change in Control of the Corporation in accordance with Sections 2(a), 2(c) and 2(d) of the CIC Agreement shall specify a Date of Termination that shall not be less than 60 days nor more than 90 days following the effective date of the Change in Control of the Corporation, without the prior written approval of Roma.  The Executive will continue to be employed by Roma and Roma Bank from the date such Notice of Termination is provided by the Executive to the Employer through the Date of Termination (such period, the “Notice Period”).

2.           For the avoidance of doubt, the parties agree that nothing contained herein shall eliminate the Executive’s right to deliver a Notice of Termination to the Employer pursuant to Section 2(c) or 2(d) of the CIC Agreement and thereby voluntarily terminate the Executive’s employment for any reason or for Good Reason following the Notice Period.

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3.           Capitalized terms set forth in this Addendum shall have such meaning as defined herein, and if not otherwise defined, then as defined in the CIC Agreement.  Except as otherwise set forth herein and the Amendment to the CIC Agreement dated ________________, 200_ between the parties, the CIC Agreement shall remain in full force and effect as otherwise written.

** THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK **

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IN WITNESS WHEREOF, the parties have executed this Addendum to the CIC Agreement as of and effective on March 17, 2010.

STERLING BANKS, INC.

ATTEST:	By:

Secretary
STERLING BANK

ATTEST:	By:

Secretary

WITNESS:

_, Executive

ROMA FINANCIAL CORPORATION

ATTEST:	By:

Secretary

ROMA BANK

ATTEST:	By:

Secretary

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EXHIBIT D

ADDENDUM TO THE

EMPLOYMENT AGREEMENT

THIS ADDENDUM (“Addendum”) TO THE EMPLOYMENT AGREEMENT (“Employment Agreement”), dated the 25th day of January, 2006, as amended, by and among Sterling Banks, Inc. (“Sterling”), Sterling Bank and Robert H. King (“Executive”) is made by and among the Executive and Sterling, Sterling Bank, Roma Financial Corporation (“Roma”) and Roma Bank as of March 17, 2010 (“Effective Date”).

WHEREAS, the Executive is currently employed by Sterling and Sterling Bank as its President and Chief Executive Officer, and Executive is experienced in certain phases of the business of Sterling and Sterling Bank; and

WHEREAS, Roma contemplates acquiring Sterling pursuant to the Agreement and Plan of Merger (“Merger Agreement”) by and between Roma, Roma Bank, Sterling and Sterling Bank, dated March 17, 2010; and

WHEREAS, the parties desire by this writing to set forth certain aspects of the continuing relationship between the Executive and Roma and Roma Bank after the effective date of the consummation of the merger of Sterling with and into Roma (the “Merger”), and Roma requires modifications to the Employment Agreement as set forth in this Addendum prior to execution of the Merger Agreement, with such Addendum to be effective as of and immediately prior the effective date of the Merger.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree, that in exchange for the good and valuable consideration paid by Roma, Roma Bank, Sterling and Sterling Bank to the Executive and the covenants made by the Executive, this Addendum by and among Roma, Roma Bank, Sterling, Sterling Bank and the Executive, is hereby made, as follows:

A.           Restatement of Prior Employment Agreement.  Effective as of and immediately prior to the effective date of the Merger, all terms and conditions of the Employment Agreement shall be amended and restated in its entirety by the terms of this Addendum, as set forth hereinafter.

1.	No Payments in Excess of Code Section 280G.

Notwithstanding any agreement to which the Executive is a party, all sums payable hereunder by Roma, Roma Bank, Sterling and Sterling Bank (collectively, the “Companies”) shall be reduced in such manner and to such extent so that no payments made hereunder when aggregated with all other payments made or to be made to the Executive by the Companies shall be deemed an “excess parachute payment” in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) and would be subject to the excise tax provided at Section 4999(a) of the Code. The Executive will be afforded the opportunity to review any such reduction in payments as required by Section 280G of the Code.

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2.	Non-Competition Period and Related Compensation.

The Executive hereby agrees that he shall be subject to the provisions of this Section 2 during the period commencing on the effective date of and immediately prior to the Merger and ending one year following the later of the effective date of the Merger or the date of the Executive’s termination of service as an employee of Roma or Roma Bank.

(a)           Non-Compete Covenant.  The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Companies and its affiliated companies and accordingly agrees that during his period of employment with the Companies (“Employment Period”) and for a period of one year thereafter, the Executive shall not:

(i)           be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 1% of the stock of a publicly-owned company) or otherwise of any person, firm, corporation, or enterprise engaged in any business in which the Companies or any of its affiliates was engaged in during the Employment Period or as of the date of his termination, unless, in the case of termination of employment, such business has previously been permanently abandoned (the “Restricted Businesses”), in any county in which the Companies or any such affiliate has a branch banking presence during the Employment Period (which as of the date of the Merger is in the State of New Jersey in the counties of Burlington, Camden, Mercer, Middlesex and Ocean  (the “Non-Competition Area”);

(ii)           provide financial or other assistance to any person, firm, corporation, or enterprise engaged in a Restricted Business in the Non-Competition Area;

(iii)           solicit on his own behalf or for the benefit of others any current or former customers of the Companies or any of its affiliated companies; or

(iv)           solicit on his own behalf or for the benefit of others to hire or otherwise hire current or former employees of the Companies or its affiliated companies.

(b)           Judicial Cut-Back.  It is expressly understood and agreed that, although the Executive and the Companies consider the restrictions contained in Section 2(a) to be reasonable for the purpose of preserving for the Companies and its affiliated companies their good will and other proprietary rights, if a final determination is made by a court or arbitrator having jurisdiction that the time or territory or any other restriction contained in Section 2(a) is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 2(a) shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court or arbitrator may determine or indicate to be reasonable.

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(c)           Compensation for Non-Competition Limitations.  As of the effective date of the Merger, Sterling shall pay to the Executive the sum of $221,580.47 [1x the “base amount” as defined at Code Section 280G(b)(3) to be calculated as of March 2010 and verified prior to payment]; or in the event that Sterling is unable to make such payment, then Roma shall make such payment as soon as administratively feasible within 5 business days of the effective date of the Merger.

3.	Initial Period of Employment Following the Merger.

(a)
Roma, Roma Bank and the Executive hereby agree that as of the date of the Merger and for a period of not less than one year thereafter, the Executive shall be employed by Roma Bank as a continuing Sterling employee and eligible for benefits applicable to such continuing Sterling employees.  Such Executive will have a senior officer title and shall report to the President and CEO of Roma Bank.  His base salary for this period shall be $212,200.04 per annum.

(b)
In the event that the Executive’s employment with Roma Bank is terminated by Roma (absent termination for “cause”) within 12 months after the date of the Merger, then the Executive shall be paid severance pay upon such involuntary termination by ROMA Bank in an amount equal to $221,580.47 [1x the “base amount” as defined at Code Section 280G(b)(3) to be calculated as of March 2010 and verified prior to payment] within 45 days of such termination of employment.  .  In the event that the Executive’s employment with Roma Bank is terminated by Roma (absent termination for “cause”) following more than 12 months, but less than 24 months, after the date of the Merger, then the Executive shall be paid severance pay upon such involuntary termination by ROMA Bank in an amount equal to $221,580.47 [1x the “base amount” as defined at Code Section 280G(b)(3) to be calculated as of March 2010 and verified prior to payment] within 45 days of such termination of employment. The Executive shall execute and deliver to Roma and Roma Bank a Termination Release acceptable to Roma within 30 days of such termination of employment.

(c)
In the event that the Executive shall voluntarily elect to terminate his employment with Roma Bank more than six months, but less than 12 months after the date of the Merger, then the Executive shall be paid severance pay upon such voluntary termination in an amount equal to $221,580.47 [1x the “base amount” as defined at Code Section 280G(b)(3) to be calculated as of March 2010 and verified prior to payment] within 45 days of such termination of employment.  In the event that the Executive shall voluntarily elect to terminate his employment with Roma Bank following more than 12 months, but less than 24 months, after the date of the Merger, then the Executive shall be paid severance pay upon such voluntary termination in an amount equal to $221,580.47 [1x the “base amount” as defined at Code Section 280G(b)(3) to be calculated as of March 2010 and verified prior to payment] within 45 days of such termination of employment.  The Executive shall execute and deliver to Roma and Roma Bank a Termination Release acceptable to Roma within 30 days of such termination of employment.

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(d)
In the event that the Executive is still employed by Roma Bank more than 24 months after the effective date of the Merger, then the Executive shall be paid a completion and retention bonus in an amount equal to $221,580.47 [1x the “base amount” as defined at Code Section 280G(b)(3) to be calculated as of March 2010 and verified prior to payment] within 45 days of such 24 month anniversary of the effective date of the Merger.

4.	Compliance with Code Section 409A.

(a)           Notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Code Section 409A, and the parties shall take such actions as are required to comply in good faith with the provisions of Code Section 409A such that payments shall not be made to the Executive at such time if such payments shall subject the Executive to the penalty tax under Code Section 409A, but rather such payments shall be made by Roma to the Executive at the earliest time permissible thereafter without the Executive having liability to the Internal Revenue Service for such penalty tax under Section Code 409A. In no event shall Roma be obligated to make any indemnity payments to Executive for any penalty or excise taxes that are imposed on Executive by the Internal Revenue Service with respect to Code Section 409A or any other provisions of the Code.

(b)           Notwithstanding anything in this Agreement to the contrary, if Roma, in good faith.  determines, as of the effective date of the Executive’s Termination of Employment that the Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the payment to be made in accordance with Section 3 at such time would subject the Executive to the penalty tax under Code Section 409A, and if the suspension or delay of such payment for six months would satisfy the requirements of Code Section 409A and not subject the Executive to such penalty tax, then Roma will so advise Executive, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months (“Six-Month Delay”), whereupon such amount or portion thereof shall be paid to Executive in a lump sum on the first day of the seventh month following the effective date of Executive’s Termination of Employment.  “Specified Employee” means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

“Termination of Employment” shall have the same meaning as “separation from service”, as that phrase is defined in Code Section 409A (taking into account all rules and presumptions provided for in the Code Section 409A regulations).

5.	Other Matters.

(a)
This Addendum amends and restates in its entirety all provisions of the Employment Agreement, dated January 25, 2006, as amended, by and among the Executive and Sterling Banks, Inc. and Sterling Bank.  The validity or enforceability of any provision hereof shall in no way affect the validity or

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enforceability of any other provision.  This Agreement embodies the entire Agreement between the parties hereto and supersedes any and all prior or contemporaneous, oral or written understandings, negotiations, or communications on behalf of such parties.  This Agreement may be executed in several counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument.  The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof.  This Agreement shall be deemed executed in and shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to any conflict of laws provision, except to the extent that the Federal laws of the United States of America shall be deemed to apply and take precedence.  This Agreement may be amended only by written agreement of both parties hereto.  The headings of the several sections, subsections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be construed in determining the meaning of the provisions hereof.

(b)
The term termination for “cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.

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IN WITNESS WHEREOF, the parties have executed this Addendum to the Employment Agreement as of and effective on March 17, 2010.

STERLING BANKS, INC.

ATTEST:	By:

Secretary
STERLING BANK

ATTEST:	By:

Secretary

WITNESS:

Robert H. King, Executive

ROMA FINANCIAL CORPORATION

ATTEST:	By:

Secretary
ROMA BANK

ATTEST:	By:

Secretary

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EXHIBIT E

STERLING BANKS, INC.
STOCK OPTION CANCELLATION AND RELEASE AGREEMENT

STOCK OPTION PLANS

This Stock Option Cancellation and Release Agreement (the “Cancellation Agreement”) is made and entered into on _______________ (“Merger Effective Date”) by and between _______________ (the “Option Holder”) and Sterling Banks, Inc. (“Company”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger by and between the Company, Sterling Bank, Roma Financial Corporation and Roma Bank, dated as of ____________, 2010 (the “Merger Agreement”); and

WHEREAS, as of the Merger Effective Time, the Option Holder is the holder of the below listed options (“Options”) to purchase shares of common stock of Company (“Common Stock”) under the following stock option plans of the Company and any other contract of arrangement with Sterling as evidenced by a Stock Option Agreement between Company and the Option Holder; and

Stock Option Plan	Date of Award	Number of Options	Exercise Price

WHEREAS, pursuant to Section 2.3 of the Merger Agreement, all such Options will be surrendered by the Option Holder without exercising such Options and each unexpired option shall be cancelled and forfeited as of the Merger Effective Time in exchange for an agreed-upon payment of consideration of $1.00 in the aggregate for all such Options in that the Merger Consideration, as defined in the Merger Agreement ($2.52), is less than such option exercise price; and

NOW, THEREFORE, the parties hereto agree as follows:

Option Holder hereby surrenders and forfeits the above number of Options that Option Holder holds as of the date of this Cancellation Agreement in exchange for an agreed upon aggregate consideration of $1.00 to be reported on IRS Form W-2 or 1099-MISC less any required tax withholding payments because the Merger Consideration ($2.52) is less than the option exercise price, and further agrees that all obligations of Company hereunder and the Company’s successors, Roma Financial Corporation and Roma Bank, and under the Options and related Stock Option Agreement shall be extinguished thereafter.  Further, the Option Holder

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certifies that such cancellation payment is received in exchange for all Options held by the Option Holder as of the Effective Time, and that the Option Holder hereby waives any claim for compensation for any other Options or rights to purchase shares of Common Stock of Company awarded by Company to the Option Holder at any time prior to the Merger Effective Date.

This Cancellation Agreement constitutes the entire understanding between Company and the Option Holder relating to the Options and supersedes any matters to the contrary that may be contained in any other agreement, plan or document relating to the Options.  No amendments or additions to this Cancellation Agreement shall be binding unless made in writing and signed by both parties hereto.  If for any reason the merger is not consummated, this Cancellation Agreement shall be null and void and of no force or effect.  This Cancellation Agreement shall be governed by the laws of the State of New Jersey, without reference to its principles of conflicts of law, except to the extent that Federal law shall be deemed to preempt such state laws.

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STERLING BANKS, INC.

By:
Its:

Witness	Option Holder

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ANNEX B

March 17, 2010

The Board of Directors
Sterling Banks, Inc.
3100 Route 38
Mount Laurel, NJ 08054

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $2.00 per share (the “Company Common Stock”), of Sterling Banks, Inc. and Sterling Bank (the “Company”) of the consideration (as defined below) in the proposed merger (the “Transaction”) of the Company with Roma Financial Corporation and Roma Bank (the “Acquirer”).  Pursuant to the Agreement and Plan of Merger, dated as of March 17, 2010 (the “Agreement”), by and between the Company and the Acquirer, the Company will be merged with and into the Acquirer, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquirer and its affiliates, will be converted into the right to receive a cash amount equal to $2.52 (the “Merger Consideration”).  None of the 605,175 shares of Company Common Stock issuable upon exercise of outstanding employee options are in the money and are contractually required to be cancelled at closing.

In arriving at our opinion, we have (i) reviewed a draft of the Agreement; (ii) reviewed and discussed with the Company certain publicly available business and financial information concerning the Company and the banking economic and regulatory environments in which it operates; (iii) reviewed and discussed with management of the Company preliminary financial information as of December 31, 2009 and for the periods then ended; (iv) reviewed and discussed with the Company matters relating to the Company’s liquidity, pre-provision net income, asset quality, reserve levels and capital adequacy; (v) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies and time frames we deemed relevant; (vi) compared the financial condition and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant, with emphasis on pre-provision net income, asset quality, reserve levels and capital adequacy, (vii) reviewed and compared the current and historical market prices of the Company Common Stock with certain publicly traded securities of such other companies we deemed comparable; (viii) considered the status of the Company’s agreement with the Federal Reserve Bank of Philadelphia and the New Jersey Department of Banking and Insurance and other issues pertaining to regulatory status matters and Sterling’s regulatory status; (ix) took into account the breadth and results of the process it conducted to identify an investor in, or a buyer for, Sterling; and (ix) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquirer with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Transaction on the financial condition and future prospects of the Acquirer on a pro forma consolidated basis, and certain other matters we believed necessary or appropriate to our inquiry.  In the course of such discussions, we have been advised by members of the management of the Company that the Company has been negatively affected in a significant manner by, and continues to have considerable exposure to, risks related to its recent operating performance, credit profile and reserve levels, as well as the regulatory issues relating thereto, including the impact thereof on the Company’s capital and the potential impact on liquidity, especially in light of general economic and real estate related trends in the markets in which it operates.  Management has informed us that these developments have resulted in, among others, continued credit losses and the previously announced agreement with the Federal Reserve Bank of Philadelphia and the New Jersey Department of Banking and insurance requiring the Company to improve operating performance and increase reserves and liquidity) and precluding the Company from paying dividends on Common Stock or distributing interest and principal on trust preferred securities.

Members of the Company’s management have also advised us of their belief that continued pre-provision losses and the potential necessity of increasing reserves to cover anticipated asset quality issues over the near term could substantially impair the ability of the Company to operate in the normal course, and could also lead to further and more severe regulatory actions that could materially adversely impact the Company’s continued ability to operate.  Management has further advised us that the Company, with our assistance, has not been able to, and does not have significant prospects to successfully complete, in the near term, other strategic initiatives to raise capital to protect against future losses.

In providing our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquirer or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness.  We have not reviewed individual credit files of the Company, nor have we conducted or been provided with any valuation or appraisal of any assets or liabilities (including any derivative or off-balance sheet liabilities) of the Company, nor have we evaluated the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.  In relying on financial analyses provided to us by the Company or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management.  With your consent, our review of the Acquirer and its ability to complete the Transaction was limited to publicly-available information and a discussion with the management of the Acquirer regarding the past and current business operations, financial condition and future prospects of the Acquirer.

We express no view as to any analyses, forecasts, estimates, or the assumptions on which they were based.  We have also assumed that the representations and warranties made by the Company and the Acquirer in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis, that the covenants and agreements contained therein will be performed in all respects material to our analysis and that Non-Performing Assets will not increase or that Tangible Book Value will not decrease to levels which will give the Acquirer the ability to reduce the merger consideration, terminate the merger agreement or decline not to close under the Merger Agreement.  We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues.  We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained without any adverse effect on the Company or the Acquirer or on the contemplated benefits of the Transaction.  Our opinion assumes, with your consent, that the Merger Consideration will be $2.52 for each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquirer and its affiliates.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.  Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Merger Consideration and we express no opinion as to the fairness of the Transaction to creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction.  Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of  the Company payable by reason of the Transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is completed.  In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.  During the two years preceding the date of this letter, we and certain of our affiliates have had investment banking or other professional relationships with the Company and the Acquirer, respectively, for which we and such affiliates have received customary compensation.  Such services during such period have included acting as financial advisor to the Company continuing through the date hereof.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of Griffin Financial Group, LLC.  This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction and may not be relied upon by any other person for any other reason.  This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter.  This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.  This opinion may, however, be reproduced in any proxy statement mailed to stockholders of the Company provided that the opinion is reproduced in such document in its entirety, and such document includes a summary of the opinion and related analysis in a form prepared or approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ GRIFFIN FINANCIAL GROUP, LLC GRIFFIN FINANCIAL GROUP LLC

☑  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

PROXY

STERLING BANKS, INC.

3100 Route 38
Mount Laurel, NJ 08054

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, being a stockholder of Sterling Banks, Inc. (the “Company”) as of April [  * ], 2010, hereby authorizes and appoints [*] and [*], or any of their successors, as proxies, with full powers of substitution, to represent the undersigned at the Special Meeting of Stockholders to be held at [*], and with all the powers the undersigned would possess if personally present, on May [ * ], 2010 at 9:30 a.m., Eastern Time, and at any adjournment of such meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if personally present, as set forth on the reverse hereof.  The undersigned hereby revokes any proxies heretofore given and ratifies and confirms all that each of such proxies, or any substitute or substitutes, shall lawfully do or cause to be done by reason thereof, upon the matters referred to in the Notice of Special Meeting and Proxy Statement for such meeting.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

STERLING BANKS, INC.

May [*], 2010

PROXY/VOTING INSTRUCTIONS

MAIL – Complete, date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE – Call  toll-free [*] from any touch-tone telephone at anytime prior to __:00  _.m., May [ * ], 2010, and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET – Access “[*]” at any time prior to ___:00 _.m., May [  * ], 2010, and follow the on-screen instructions.  Have your proxy card available when you access the web page.

COMPANY NUMBER_________________________

ACCOUNT NUMBER_________________________

–	Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. –

Please note that the last vote received, whether by telephone, Internet, or by mail, will be the vote counted.

Detach above card, sign, date and mail in postage paid envelope provided.

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IF YOU VOTE BY TELEPHONE OR INTERNET,
PLEASE DO NOT MAIL YOUR PROXY FORM.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” EACH OF THE PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.  Proposal to adopt the Agreement and Plan of Merger, dated as of March 17, 2010, among Roma Financial Corporation, Roma Bank, Sterling Banks, Inc. and Sterling Bank, as it may be amended from time to time

For 	Against 	Abstain 
2.  Proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger described in Proposal 1.

For 	Against 	Abstain 

This proxy is solicited on behalf of the Board of Directors of the Company for use at the Special Meeting of Stockholders to be held on May [•], 2010 and at any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

Shares of the Company’s common stock will be voted as specified.  If returned, but not otherwise specified, this voting instruction card shall be voted FOR the adoption of the merger agreement and FOR Proposal 2 to adjourn or postpone the Special Meeting, if necessary, and otherwise at the discretion of the Proxies.  You may revoke this proxy card at any time prior to the time it is voted at the Special Meeting. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Special Meeting.

The undersigned hereby acknowledges receipt of Notice of the Special Meeting and the accompanying Proxy Statement and other materials prior to signing this proxy.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF EXECUTED BUT NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ABOVE.

Please check this box if you plan to attend the Special Meeting.  

This proxy may be revoked at any time prior to the special meeting by written notice to the Company or may be withdrawn and you may vote in person should you attend the special meeting.

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To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method 

Signature of Stockholder	Signature of Stockholder

Date:__________	Date:__________

Note:  Please sign exactly as your name or names appear on this proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Please Date, Sign and Return TODAY in the Enclosed Envelope.
No Postage Required if Mailed in the United States.

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